Exhibit 10.2
LOAN AGREEMENT
between
BANK OF CHINA, LOS ANGELES BRANCH
(“Lender”)
and
HINES REIT ONE WILSHIRE LP
(“Borrower”)

14961843v.6

Page

Article I DEFINITIONS; PRINCIPLES OF CONSTRUCTION	1

1.1	Definitions. 1

1.2	Recitals and Exhibits. 25

1.3	Rules of Construction. 25

1.4	Interpretation. 25

Article II GENERAL TERMS	26

2.1	Agreement to Lend and Borrow. 26

2.2	Advance of Loan Proceeds. 26

2.3	Single Disbursement to Borrower. 27

2.4	Note, Security Instrument and Loan Documents. 27

2.5	Term and Maturity Date. 27

2.6	Option to Extend. 28

2.7	Interest Rate and Computation. 29

2.7.1 Interest Rate and Payments.	29

2.7.2 Interest Computation.	29

2.7.3 Determination of Applicable Interest Rate.	29

2.7.4 Default Rate.	30

2.7.5 Usury Savings Clause.	31

2.7.6 Breakage Costs.	31

2.8	Applicable Taxes. 32

2.8.1 Payment of Applicable Taxes by Borrower.	32

2.8.2 Lender Withholding Requirements.	32

2.9	Changes in Law. 33

2.10	Purchase, Sale and Matching Funds. 34

2.11	Loan Payments. 34

i
14961843v.6

(continued)
Page

2.11.1 Payments Generally.	34

2.11.2 Monthly Debt Service Payments.	34

2.11.3 Deduction from Lockbox Account.	35

2.11.4 Payment in Full on Maturity Date.	35

2.11.5 Application of Payments.	35

2.12	Prepayment. 35

2.12.1 Prepayment Prohibition.	35

2.12.2 Voluntary Permitted Prepayment.	35

2.12.3 Prepayment Fee.	36

2.12.4 Default Prepayment.	36

2.12.5 Mandatory Prepayments.	37

2.12.6 Partial Prepayments.	37

2.12.7 Release of Property.	37

2.12.8 Release on Payment in Full.	37

2.13	Late Charge. 38

2.14	Method of Payment; Date of Credit; Billings. 38

Article III CASH MANAGEMENT AND RESERVE FUNDS	39

3.1	Cash Management. 39

3.1.1 Collection Account.	39

3.1.2 Lockbox Account.	40

3.1.3 Suspension of Threshold DSCR Lockbox Trigger Event.	41

3.1.4 Cash Management Waterfall.	41

3.1.5 Payments Received Under the Cash Management Agreement.	42

3.2	Tax and Insurance Escrow Fund. 42

3.2.1 Tax and Insurance Account.	42

3.2.2 Deposits to Tax and Insurance Escrow Fund.	43

3.2.3 Payment of Real Estate Taxes and Insurance Premiums.	43

3.3	Leasing Reserve Fund. 44

3.3.1 Leasing Reserve Account.	44

3.3.2 Deposits to Leasing Reserve Account.	44

3.3.3 Disbursements from Leasing Reserve Account.	45

3.3.4 Release of Excess Amounts from Leasing Reserve Account.	45

3.4	Debt Service Reserve Fund. 45

3.4.1 Debt Service Reserve Account.	45

3.4.2 Disbursement of Debt Service Reserve Account Funds.	46

3.4.3 Release of Debt Service Reserve Account Funds.	46

14961843v.6

(continued)
Page

3.5	Capital Expenditure Reserve Fund. 46

3.5.1 Capital Expenditure Reserve Account.	46

3.5.2 Deposits to Capital Expenditure Reserve Account.	46

3.5.3 Payment of Capital Expenditure Costs.	47

3.5.4 Disbursements from Capital Expenditure Reserve Account.	47

3.5.5 Use of Capital Expenditure Reserve Account Funds.	47

3.6	General Provisions Regarding Reserve Funds. 48

3.6.1 Security Interest and Reserve Funds.	48

3.6.2 No Assignment of Pledge.	48

3.6.3 Earnings on Reserve Funds.	48

3.6.4 Indemnity for Reserve Funds.	48

Article IV COVENANTS	49

4.1	Payment and Performance by Borrower. 49

4.2	Compliance with Legal Requirements. 49

4.3	Borrower’s Payment of Impositions. 49

4.4	Protecting and Upholding Lien and Security Interest. 49

4.5	Borrower’s Maintenance of Security Property in Good Repair; No Waste; Alterations and Additions. 50

4.6	Maintenance of Insurance; Waiver of Subrogation. 50

4.6.1 Maintenance of Insurance.	50

4.6.2 Blanket Policy.	51

4.6.3 Policy Terms and Provisions.	52

4.6.4 Evidence of Insurance.	52

4.6.5 Insurance Carriers.	53

4.6.6 Failure to Maintain Insurance.	53

4.6.7 Waiver of Subrogation.	53

4.7	Site Visits, Inspections, Observation and Testing. 53

4.7.1 Lender’s Right to Inspect Security Property.	53

4.7.2 No Duty to Inspect.	53

4.8	Books and Records; Financial Statements. 54

4.8.1 Books and Records.	54

4.8.2 Financial Statements, Reports and Budgets.	54

4.8.3 Right to Audit.	56

14961843v.6

(continued)
Page

4.9	Borrower’s Payment for Labor and Materials. 56

4.10	Further Assurances; Corrections; Recording of Loan Documents; Payment of Mortgage Taxes. 57

4.11	Borrower’s Payment of Impositions on Loan Documents. 57

4.12	Loan Estoppel Certificate. 57

4.13	Lender Expenses; Default Rate Applicable to Unpaid Amounts. 58

4.14	Name and Address. 58

4.15	Management of Security Property. 58

4.16	Improper Use of Security Property. 59

4.17	Replacement of Equipment. 59

4.18	Operation of Security Property; Tax Parcel. 59

4.19	Defense of Lender. 59

4.20	Transfers of Interests in Borrower or Constituent Borrower Owners. 60

4.20.1 Prohibition.	60

4.20.2 Permitted Interest Transfers.	61

4.20.3 Lender’s Reliance.	62

4.20.4 No Impairment Required.	62

4.20.5 Permitted Property Transfer.	62

4.21	Restriction on Further Encumbrances and Debt. 65

4.22	Notice of Claims and Litigation. 66

4.23	Project Operating Agreements. 66

4.24	Environmental Matters. 67

4.24.1 Environmental Laws.	67

4.24.2 Hazardous Materials.	67

4.24.3 Notification of Lender.	67

4.24.4 Environmental Site Assessment.	67

4.24.5 Remedial Work.	68

4.24.6 Lender Review.	69

4.24.7 Lender’s Environmental Costs and Expenses.	69

14961843v.6

(continued)
Page

4.24.8 Environmental Representations and Warranties.	69

4.24.9 Additional Rights.	70

4.24.10 Environmental Indemnity Agreement.	70

4.25	Leasing Matters. 71

4.25.1 Performance of Leases.	71

4.25.2 Lease Terms and Standard Form Space Lease.	71

4.25.3 Tenant Security Deposits.	71

4.25.4 Enforcement.	71

4.25.5 Anticipation of Rents.	72

4.25.6 Lease Approval Requirement.	72

4.25.7 Space Leases Not Requiring Approval.	72

4.25.8 Submission of New Leases for Lender’s Approval.	73

4.25.9 Submission of Lease Modifications or Terminations for Lender’s Approval.	74

4.25.10 Lease Estoppel Certificates and SNDAs for New Leases.	74

4.26	ERISA. 74

4.26.1 Prohibited Transactions.	74

4.26.2 ERISA Certifications.	75

4.27	Covenants with Respect to Special Purpose Bankruptcy Remote Entity and Fundamental Changes of Borrower. 75

4.28	Covenants of Title. 75

4.29	Parking Covenants. 75

4.30	Patriot Act. 76

4.31	Indemnification. 76

4.32	Net Worth / Liquidity Maintenance. 77

4.33	Interest Rate Cap Agreement. 77

4.34	Tax Servicer. 78

Article V INSURANCE AND CONDEMNATION PROCEEDS	78

5.1	Notice of Damage or Destruction or Taking or Condemnation. 78

5.2	Assignment to Lender. 78

5.3	Payment to Borrower of Certain Insurance Proceeds. 79

v
14961843v.6

(continued)
Page

5.4	Adjustment of Insurance Claims. 79

5.5	Application of Insurance Proceeds. 80

5.5.1 Application to Indebtedness.	80

5.5.2 Restoration Following Partial Casualty.	80

5.6	Condemnation Proceedings. 81

5.7	Application of Net Condemnation Award. 82

5.7.1 Application to Indebtedness.	82

5.7.2 Restoration Following Partial Condemnation.	82

5.8	Conditions Applicable if Restoration Permitted. 83

5.8.1 Restoration Obligation.	83

5.8.2 Requirements for Commencement of Restoration.	83

5.8.3 Custody of Net Insurance Proceeds or Net Condemnation Award.	84

5.8.4 Disbursements for Restoration.	85

5.8.5 Excess Amounts.	87

5.8.6 Deliveries Upon Completion of Restoration.	87

Article VI EVENTS OF DEFAULT AND REMEDIES	88

6.1	Event of Default. 88

6.1.1 Payment Defaults.	88

6.1.2 Covenant Defaults.	88

6.1.3 False Representations, Warranties and Statements.	89

6.1.4 Other Defaults.	89

6.1.5 Insurance.	89

6.1.6 Dissolution.	89

6.1.7 Further Encumbrance.	89

6.1.8 Transfer of Security Property or Beneficial Interest.	89

6.1.9 First Priority Lien.	90

6.1.10 Payment of Impositions.	90

6.1.11 Adjustment or Settlement of Insurance or Condemnation Claim.	90

6.1.12 Failure to Deliver Financial Materials.	90

6.1.13 Maintenance of Existence, Authorizations and Permits.	90

6.1.14 Insolvency; Bankruptcy.	90

6.1.15 Special Purpose Bankruptcy Remote Entity Covenant.	90

6.1.16 Net Worth/Liquidity Maintenance.	90

6.1.17 Other Event of Default.	90

6.2	Remedies. 90

6.2.1 Acceleration.	90

6.2.2 Remedies Cumulative.	91

14961843v.6

(continued)
Page

6.2.3 Forbearance by Lender Not a Waiver.	91

6.2.4 Lender’s Right to Perform.	92

Article VII LIMITATION ON LIABILITY	92

7.1	No Personal Liability. 92

7.2	Limitations on Exculpation. 92

7.3	Recourse Obligations. 93

Article VIII REPRESENTATIONS AND WARRANTIES	95

8.1	Representations and Warranties. 95

8.1.1 Authority.	95

8.1.2 Binding Obligations.	95

8.1.3 Legal Requirements.	95

8.1.4 Special Purpose Bankruptcy Remote Entity.	96

8.1.5 Federal Reserve Regulations; Investment Company Act.	96

8.1.6 Adverse Matters.	96

8.1.7 Legal Violations; Legal Actions.	96

8.1.8 Tax Returns; Financial Information.	97

8.1.9 No Insolvency or Judgment; No Bankruptcy Filing.	97

8.1.10 Fraudulent Transfer.	97

8.1.11 Licenses and Permits.	98

8.1.12 Access and Parking.	98

8.1.13 Contracts.	98

8.1.14 Condition of Improvements.	98

8.1.15 Defense of Usury.	99

8.1.16 Business Loan.	99

8.1.17 ERISA.	99

8.1.18 No Event of Default.	99

8.1.19 No Liens.	99

8.1.20 No Purchase Options.	99

8.1.21 Availability of Utility Facilities.	99

8.1.22 No Commissions.	100

8.1.23 Property Management Agreements.	100

8.1.24 Licenses and Permits.	100

8.1.25 No Other Leases.	100

8.1.26 No Lease Defaults or Offsets.	100

8.1.27 Matters Regarding Rent.	100

8.1.28 No Lease Terminations/Bankruptcy.	101

8.1.29 No Contract Defaults.	101

8.1.30 Possession.	101

8.1.31 Leases, Contracts and Project Operating Agreements.	101

14961843v.6

(continued)
Page

8.2	Continuation of Representations and Warranties. 101

Article IX MISCELLANEOUS	102

9.1	Borrower’s Right to Contest Certain Matters. 102

9.2	Authorized Representatives. 102

9.3	Assignment; Participation. 103

9.3.1 Lender Right to Transfer.	103

9.3.2 Cooperation by Borrower.	103

9.3.3 Loan Severance.	103

9.4	Jurisdiction; Venue; and Service of Process. 104

9.5	Waiver of Jury Trial. 104

9.6	Relationship. 105

9.7	Successors and Assigns Bound; Liability; and Agents. 105

9.8	Next Business Day. 105

9.9	Time of Essence. 105

9.10	Extensions of Time and Waivers of Conditions. 105

9.11	Severability. 106

9.12	Notice. 106

9.13	Attorneys’ Fees. 107

9.14	Entire Agreement. 107

9.15	Counterparts. 107

9.16	Rights Cumulative. 107

9.17	Governing Law. 108

9.18	Administrative Fees, Costs and Expenses. 108

9.19	Brokers and Financial Advisors. 108

14961843v.6

(continued)
Page

9.20	Retention of Servicer. 108

9.21	Publicity. 108

EXHIBITS & SCHEDULES
Exhibit A ‑ Collateral Assignment of Interest Rate Cap Agreement
Exhibit B – Compliance Certificate

Exhibit C ‑ Borrower’s Disbursement Request
Exhibit D ‑ Application for Disbursement Certificate
Exhibit E ‑ Definition of Special Purpose Bankruptcy Remote Entity
Exhibit F ‑ Lease Estoppel Certificate
Exhibit G ‑ Subordination, Non-Disturbance and Attornment Agreement

14961843v.6

LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is entered into this 31st day of January, 2013, by and between HINES REIT ONE WILSHIRE LP, a Delaware limited partnership (“Borrower”) and BANK OF CHINA, LOS ANGELES BRANCH, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People’s Republic of China with limited liability (“Lender”).
R E C I T A L S :
A.    Lender is making a loan (the “Loan”) to Borrower on the date hereof in the amount of Two Hundred Million Dollars ($200,000,000) (the “Loan Amount”), subject to the terms and conditions contained in this Agreement and the other Loan Documents. The Loan is evidenced by that certain Promissory Note, of even date herewith, made by Borrower to the order of Lender in the original stated principal amount equal to the Loan Amount (the “Note”).
B.    The Loan is secured by, among other things, (i) that certain Deed of Trust, Security Agreement and Fixture Filing (the “Security Instrument”), of even date herewith, executed by Borrower to the trustee named therein for the benefit of Lender, creating a first priority lien against certain Land, Improvements and other real and personal property more particularly described in the Security Instrument (collectively, the “Security Property”), (ii) that certain Assignment of Leases and Rents (the “Assignment of Leases”), of even date herewith, made by Borrower, as assignor, in favor of Lender, as assignee, constituting a present collateral assignment by Borrower to Lender of Borrower’s interest in certain Leases, Rents, Tenant Security Deposits and other property as more particularly described in the Assignment of Leases, and (iii) that certain Assignment of Project Operating Agreements, Licenses and Permits and Contracts (the “Collateral Agreements Assignment”), of even date herewith, made by Borrower, as assignor, in favor of Lender, as assignee, constituting a present collateral assignment by Borrower to Lender of Borrower’s interest in certain Project Operating Agreements, Licenses, Permits, Contracts and other property as more particularly described in the Collateral Agreements Assignment.
NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, Borrower and Lender hereby agree as follows:
Article I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1    Definitions. All initially capitalized terms not otherwise defined in the above recitals or the body of this Agreement shall have the meanings set forth below:
Acceptable Letter of Credit: An irrevocable letter of credit which (a) is issued and drafted to Lender at Lender’s address in Los Angeles, California for notices hereunder, or such other address as Lender shall provide to Borrower; (b) is drawn on the account of Borrower identified in

14961843v.6

this Agreement (or on Affiliate of Borrower); (c) provides all draws on the letter of credit are “at sight” on a Society for Worldwide Interbank Financial Telecommunications (SWIFT) system basis, and otherwise subject to such issuing bank’s standard policies for presentation; (d) has an expiration date contained in the letter of credit no earlier than thirty (30) days after the Maturity Date (or expressly provides that such letter of credit shall be automatically renewed for successive one (1)-year terms unless thirty (30) days prior written notice of non-renewal is provided in writing to Lender); (e) provides that the only requirement to be fulfilled by Lender as a condition to drawing on the letter of credit shall be a statement signed by an authorized signatory on behalf of Lender that Lender is permitted to draw on the letter of credit pursuant to the terms of this Agreement; (f) provides that all charges under the letter of credit are to be paid by Borrower; (g) is issued by a United States bank reasonably acceptable to Lender and reasonably approved by Lender prior to issuance of the letter of credit; (h) specifies that the letter of credit is assignable by the beneficiary thereof at no cost or expense to the beneficiary; (i) permits partial and multiple drawings thereunder; (j) may be drawn upon by Lender pursuant to the Society for Worldwide Interbank Financial Telecommunications (SWIFT) system; and (k) is issued subject to the International Standby Practices (ISP98), International Chamber of Commerce Publication 590.
ACM: Any asbestos containing materials.
ADA: The Americans with Disabilities Act of 1990, as amended from time to time, including all regulations promulgated thereunder.
ADA Compliance Plan: Any plan of action which has been or is hereafter required by the ADA with respect to the Real Property, setting forth actions, alterations or repairs which are necessary to bring the Real Property into compliance with the requirements of the ADA.
Affiliate: Any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with the Person to which such Person is affiliated.
Agreement: This Loan Agreement.
ALTA/ACSM Survey: That certain ALTA/ACSM Land Title Survey dated November 12, 2012 and last revised December 13, 2012 prepared by Mollenhauer Group as Job Number LA 20728.
Annual Project Budget: The operating budget, including all planned Capital Expenditures, for the Real Property prepared by Borrower for the applicable Fiscal Year or other particular period of time.
Applicable Interest Rate or Interest Rate: The rate or rates at which the Outstanding Principal Balance of the Loan bears interest from time to time in accordance with the provisions of Section 2.7 of this Agreement (including the Default Rate when applicable pursuant to any Loan Document or the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement).
Applicable Taxes: As defined in Section 2.8 of this Agreement.

14961843v.6

Approved CPA: A nationally recognized independent certified public accounting firm reasonably acceptable to Lender. Deloitte & Touche LLP, a Delaware limited liability partnership, is deemed to be an Approved CPA.
Approved New Lease: Any new Space Lease entered into by Borrower for any occupancy of space within the Real Property which is approved by Lender, is deemed approved by Lender pursuant to Section 4.25.8 or Section 4.25.9 below, or which satisfies the criteria in Section 4.25.7 below and does not require the prior approval of Lender.
Approved Space Lease Form: The standard form of Space Lease utilized by Borrower which has been expressly approved in writing by Lender prior to the Closing Date, a copy of which is attached as Exhibit A to that certain Standard Form Lease Certificate of even date herewith executed by Borrower in favor of Lender, or any replacement standard form of Space Lease hereafter approved by Lender in writing, such approval shall not be unreasonably withheld.
Assignment of Leases: As defined in Recital B of this Agreement.
Authorized Representatives: As defined in Section 9.2 of this Agreement.
Bankruptcy Code: The United States Bankruptcy Code, as amended or recodified from time to time, and the Federal Rules of Bankruptcy Procedures, as amended from time to time.
Borrower: As defined in the Preamble of this Agreement.
Borrower Party(ies): Borrower, Guarantor and any Affiliates of Borrower or Guarantor.
Borrower’s Knowledge: The information actually known by those individuals employed by Borrower, Guarantor, Hines REIT, or Property Manager (but only if Property Manager is an Affiliate of Borrower) who have primary responsibility or are the most knowledgeable about the Security Property.
Borrower’s Operating Account: As defined in the Cash Management Agreement.
Breakage Costs: As defined in Section 2.7.6 of this Agreement.
Broker: As defined in Section 9.19 of this Agreement.
Building Laws: All building, zoning, subdivision, sanitation, traffic, parking, land use, environmental, occupancy, health, accessibility for disabled and other applicable laws, statutes, codes, ordinances, rules, regulations, restrictions, requirements, orders, directives and decrees of any federal, state, county, municipal or other governmental or quasi-governmental authority, agency or court having or claiming jurisdiction pertaining to the development, redevelopment ownership, use and operation of any of the Real Property for its intended purposes, including the ADA and any provisions, terms, conditions or requirements of Governmental Authorizations.

14961843v.6

Business Day: Any day other than a Saturday, a Sunday or a Federal holiday on which commercial banks or the U.S. Postal Service offices are closed for business in California.
Calculation Date: Each June 30th and December 31st during the Loan Term, commencing in 2013.
Capital Expenditure Monthly Deposit: As defined in Section 3.5.2 of this Agreement.
Capital Expenditure Reserve Account: As defined in Section 3.5.1 of this Agreement.
Capital Expenditure Reserve Fund: As defined in Section 3.5.2 of this Agreement.
Capital Expenditures: For any particular period of time, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
Cash Expenses: For any particular period of time, the difference between (a) the Operating Expenses for the operation of the Real Property as set forth in the current Annual Project Budget (which Annual Project Budget shall be subject to Lender's reasonable approval during any Lockbox Period pursuant to Section 4.8.2(g) below), to the extent that such Operating Expenses are actually incurred by Borrower, minus (b) any payments into the Tax and Insurance Escrow Fund for such period.
Cash Management Agreement: That certain Cash Management Agreement, of even date herewith, by and among Borrower, Lender and Property Manager.
Casualty: Any damage or destruction which occurs to all or any portion of the Security Property by fire or other peril, hazard, casualty, pollution event or other cause.
Claims: Any and all administrative, regulatory or judicial actions, suits, demands, demand letters, written claims, liens, investigations, proceedings, consent orders, consent agreements or written notices of non-compliance or violation.
Closing Date: The date upon which Loan Closing occurs.
Closing Rent Roll: The Rent Roll prepared by Borrower as of January 24, 2013 and certified by Borrower to Lender.
Collateral Agreements Assignment: As defined in Recital B of this Agreement.
Collateral Assignment of Interest Rate Cap Agreement: An assignment of all of Borrower’s interest in any Interest Rate Cap Agreement obtained by or on behalf of Borrower pursuant to Section 4.33 below as additional security for payment of the Loan and payment and performance of all of Borrower’s obligations under the Loan Documents, which Collateral

14961843v.6

Assignment of Interest Rate Cap Agreement shall be in the form of, and upon the terms contained in, Exhibit A hereto.
Collection Account: As defined in Section 3.1.1(a) of this Agreement.
Collusive Bankruptcy: The occurrence of any of (a) an involuntary bankruptcy or insolvency proceeding with respect to Borrower or Guarantor which is solicited or initiated, or caused to be solicited or initiated, by Borrower, Guarantor, any Borrower Party or any other Person in collusion with, with the assistance of or any participation by Borrower, Guarantor, any other Borrower Party or any agent, employee or representative of Borrower or any other Borrower Party, or (b) Borrower, Guarantor, any Borrower Party or any agent, employee or representative of Borrower or any other Borrower Party files an answer consenting to or otherwise acquiesces or joins in any involuntary petition filed against Borrower or Guarantor by any other Person in any bankruptcy or insolvency proceeding or involuntary petition, or Borrower, Guarantor, any Borrower Party or any agent, employee or representative of Borrower or any other Borrower Party consents to or otherwise acquiesces or joins in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, Guarantor or any portion of the Security Property, or (c) Borrower or Guarantor makes an assignment for the benefit of creditors or admits in writing in any legal proceeding Borrower’s or Guarantor’s insolvency or inability to pay Borrower’s or Guarantor’s debts as they become due (provided that the fact that the value of the Security Property is less than the Outstanding Principal Balance shall not constitute such an admission).
Commercially Reasonable Rates: The amount that a prudent institutional investor in commercial real estate would be willing to pay for the subject required insurance coverage.
Compliance Certificate: A certificate delivered to Lender by Borrower in the form of, and upon the terms contained in, Exhibit B attached hereto, which is duly executed by a Responsible Person on behalf of Borrower.
Condemnation: Any taking (or threatened taking) of all or any portion of the Security Property undertaken by any Governmental Authority or public or quasi-public authority in a condemnation proceeding, through the power of eminent domain or otherwise, including any transfer made in lieu of or in anticipation of the exercise of such taking and any injury to or decrease in the value of any of the Security Property by an alteration of grade of any street or other public works or construction on or near such Security Property.
Constituent Borrower Owner: The general partner of Borrower, Guarantor and/or Hines REIT.
Contracts: All contracts, documents or agreements to which Borrower is a party or bound or benefitted by and which relate to the use, operation, ownership or enjoyment of the Security Property, including all service contracts, management agreements, repair agreements, development management agreements, utility agreements, parking agreements, operating contracts, supply agreements, maintenance agreements, equipment or other personal property leases and all amendments, modifications and supplements thereto, together with all income, revenue, rights of

14961843v.6

reimbursement and benefits therefrom and all deposits, security, credits and advance payments in connection with any of the foregoing.
“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): The possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through the ownership of voting securities, by contract, or otherwise.
CoreSite: CoreSite One Wilshire, LLC, a Delaware limited liability company formerly known as CRG West One Wilshire, L.L.C.
CoreSite Cash Allowance: The “Cash Allowance” (as defined in the CoreSite Lease Amendment) in the amount of One Million Two Hundred Eight Thousand Two Hundred Seventy-Six and 72/100 Dollars ($1,208,276.72) to be paid by Borrower to CoreSite on or before February 8, 2013 pursuant to Section 5 of the CoreSite Lease Amendment.
CoreSite Lease Amendment: That certain Fourth Amendment to Lease, dated January 9, 2013, between Borrower, as Landlord, and CoreSite, as Tenant, further amending the Space Lease between Borrower and CoreSite for space within the Improvements.
Counterparty: Any obligor under an Interest Rate Cap Agreement other than Borrower.
Crowell Weedon: Crowell, Weedon & Co., a California limited partnership.
Crowell Weedon Additional Cash Allowances: A collective reference to (a) the second installment of the “Cash Allowance” (as defined in the Crowell Weedon Amendment) in the amount of Eight Hundred Ninety-Seven Thousand Nine Hundred Eighty Dollars ($897,980) to be paid by Borrower to Crowell Weedon on or before January 31, 2014 pursuant to Section 7 of the Crowell Weedon Amendment, and (b) the tenant improvement allowance in the amount of One Million Five Hundred Seventy-One Thousand Four Hundred Sixty-Five Dollars ($1,571,465) to be paid by Borrower to Crowell Weedon pursuant to Section 8 of the Crowell Weedon Amendment.
Crowell Weedon Amendment: That certain Fourth Amendment to Lease, dated April 6, 2012, between Borrower, as Landlord, and Crowell Weedon, as Tenant, further amending the Space Lease between Borrower and Crowell Weedon for space within the Improvements.
Crowell Weedon Initial Cash Allowance: The first installment of the Cash Allowance (as defined in the Crowell Weedon Amendment) in the amount of One Million Two Hundred Sixty-Eight Thousand Three Hundred Ninety-Six and 75/100 Dollars ($1,268,396.75) to be paid by Borrower to Crowell Weedon on or before January 31, 2013 pursuant to Section 7 of the Crowell Weedon Amendment.
DACA: A deposit account control agreement entered into by the Depository Bank, Borrower and Lender, in form and content satisfactory to Lender, pursuant to which the Depository Bank expressly acknowledges the existence of Lender’s first priority security interest in the

14961843v.6

Collection Account and all funds therein and collateral related thereto. The DACA shall expressly provide that Lender has “control” (as that term is defined in Article 9 of the Uniform Commercial Code) over the Collection Account and that, notwithstanding anything to the contrary in any deposit account agreement or other account documentation governing the Collection Account, the Depository Bank shall comply with instructions originated by Lender directing the disposition of funds in the Collection Account without further consent of Borrower.
Damages: As defined in Section 4.31 of this Agreement.
Debt Service: With respect to any particular period of time, scheduled Monthly Debt Service Payments due under this Agreement and the Note for such period.
Debt Service Coverage Ratio: The ratio for the applicable period of time in which: (a) the numerator is the Net Operating Income received during such period; and (b) the denominator is the aggregate amount of Monthly Debt Service Payments on the Loan attributable to such period. For purposes of determining Debt Service Coverage Ratio, (i) the Net Operating Income shall be the Net Operating Income for the twelve (12) full calendar months immediately preceding the DSCR Determination Date (i.e. on a trailing twelve (12)-month basis), and (ii) the Monthly Debt Service Payments shall be the product of the Monthly Debt Service Payment most recently due prior to the DSCR Determination Date multiplied by twelve (12).
Debt Service Reserve Account: As defined in Section 3.4.1 of this Agreement.
Debt Service Reserve Fund: All funds on deposit from time to time in the Debt Service Reserve Account.
Debtor Relief Laws: The Bankruptcy Code or any other applicable federal or state law, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.
Default: The occurrence or existence of any event or condition which, with the giving of notice or the passage of time, or both (if any notice or passage of time is required pursuant to this Agreement), would constitute an Event of Default under this Agreement or any of the other Loan Documents.
Default Rate: A rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) five percent (5%) plus the Applicable Interest Rate.
Default Trigger Event: The occurrence of an Event of Default by Borrower under any of the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or the occurrence of an Event of Default by Guarantor under the Guaranty or the Environmental Indemnity Agreement.
Demised Premises: The portion of the Real Property demised to a Tenant under a Lease.

14961843v.6

Depository Bank: Wells Fargo Bank, N.A. (or another bank reasonably acceptable to Lender, so long as such other bank is an Eligible Institution and has executed a DACA for the benefit of Lender with respect to the Collection Account).
DSCR Determination Date: Each Calculation Date and any other date on which Lender makes a determination of the Debt Service Coverage Ratio for any purpose under this Agreement.
DSCR Trigger Event: The Debt Service Coverage Ratio as of any Calculation Date falls below 1.25.
Disposal: The presence, release, spill, transportation, migration, generation, treatment, processing, storage, deposit, discharge, injection, pumping, pouring, erupting, escaping, dumping, emission, use or disposal of Hazardous Materials on, in, under, above or emanating from any portion of the Security Property, whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable.
Eligible Account: A separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (A) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (B) if a Securitization has occurred, as to which Lender has received a letter issued by each of the applicable Rating Agencies which confirms that the holding of funds in such account will not result in any qualification, withdrawal or downgrading of any existing ratings of the securities created in such Securitization, or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least Fifty Million Dollars ($50,000,000) and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
Eligible Institution: A depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.
Environmental Claim: Any and all Claims relating in any way to (a) the Disposal or threatened Disposal of Hazardous Materials on, in, under or at the Security Property, or (b) violation by the Security Property of any applicable Environmental Law or violation by any Person of any Environmental Law relating to the Security Property, including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Disposal or threatened Disposal of Hazardous Materials, or arising from

14961843v.6

alleged injury or threat of injury or damage to health, safety or the environment in relation to Hazardous Materials.
Environmental Costs: Any and all costs, damages, expenses, fees, penalties, fines, judgments, indemnification payments to third parties, and other costs and expenses (including court costs, consultant fees, and attorneys fees, whether incurred in litigation or not and whether before or after judgment) incurred or advanced by Lender pursuant to the Environmental Provisions.
Environmental Indemnity Agreement: That certain Environmental Indemnity Agreement, of even date herewith, executed by Borrower and Guarantor, as indemnitors, for the benefit of Lender in connection with the Security Property.
Environmental Laws: All federal, state or local laws, rules, regulations, standards, policies and directives or requirements, including those of common law (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) pertaining to (a) Hazardous Materials, (b) environmental regulations, (c) contamination or pollution by Hazardous Materials or other substances, (d) clean-up of Hazardous Materials or other substances, or disclosures relating to Hazardous Materials or other substances, (e) wetlands or other protected land or wildlife species, (f) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation, including underground storage tanks, (g) the implementation of spill prevention and/or disaster plans relating to Hazardous Materials or other substances, (h) community right-to-know and other disclosure laws, together with any judicial or administrative interpretation of the items described in the foregoing clauses (a) through (h), inclusive, including any judicial or administrative orders, judgments, advisories or guidance documents now or hereafter in effect of any federal, state or local court or executive, legislative, judicial, regulatory or administrative agency, board or authority (or any judicial or administrative decision with regard thereto). “Environmental Laws” shall include (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); (ii) the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); (iii) Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (“SARA”); (iv) Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. (“TSCA”); (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (vi) the Safe Drinking Water Act, 42 U.S.C. § 300f-300j; (vii) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (viii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended; (ix) the Federal Water Pollution Control Act, the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; (x) the Federal Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., (xi) the Occupational Safety and Health Act, 29 U.S.C. §§ 651-678, (xii) the applicable provisions of any statutes, laws and ordinances of local or state jurisdictions in which the Real Property is located, and (xiii) all rules and regulations of the Environmental Protection Agency or any other local, state or federal department, board or agency, or any other agency or governmental board or entity having jurisdiction over any of the Security Property, as any of the foregoing have been, or are hereafter, amended, supplemented or regulated under any such Environmental Laws, whether or not included in such lists.

14961843v.6

Environmental Provisions: Borrower’s covenants, representations and/or warranties with respect to Hazardous Materials and environmental matters contained in this Agreement and the Environmental Indemnity Agreement.
Environmental Report: That certain Phase I Environmental Site Assessment Report dated November 8, 2012, prepared as Project No. 12-94695.1 by Partner Engineering and Science, Inc. with respect to the Real Property.
EO13224: As defined in Section 4.30 of this Agreement.
ERISA: The Employment Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
Equipment: As defined in the Security Instrument.
Event of Default: As defined in Section 6.1 of this Agreement.
Excess Cash Flow: As defined in Section 3.1.5(a)(v) of this Agreement.
Extended Maturity Date: January 31, 2018.
Extraordinary Expense: As defined in Section 4.8.2(g) of this Agreement.
FATCA: The Foreign Account Tax Compliance Act, as amended from time to time, and the regulations promulgated thereunder.
Fiscal Year: Each twelve (12) month period commencing on January 1st and ending on December 31st. Notwithstanding that a Fiscal Year may commence before the Closing Date or end after the Maturity Date, this definition of “Fiscal Year” or the use of such defined term in this Agreement shall not be deemed or construed to extend the Loan Term or the Maturity Date.
GAAP: Generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
Governmental Authority(ies): Any and all applicable bureaus, boards, agencies, commissions, offices, courts or authorities of any foreign, federal, state or local government or any governmental unit, now or hereafter existing, exercising executive, legislative, judicial, regulatory or administrative functions.
Gross Rental Income: For any particular period of time, all amounts, payments, income and revenues actually received by Borrower during such period of time in the ordinary course of the use, occupancy or operation of the Real Property, including: (a) all Rents received pursuant to Qualifying Leases (including all reimbursements of operating expenses, Real Estate Taxes and other expenses received by Borrower during such period of time pursuant to Qualifying Leases); (b) all Lease Termination Payments; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the Real Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection

14961843v.6

of such income and proceeds); (d) all Condemnation awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection of such awards and in Restoration of the Real Property); and (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Rental Income” if received in the ordinary course of the use, occupancy or operation of the Real Property (after deducting therefrom all necessary costs and expenses incurred in the collection or adjustment of such income and proceeds); but excluding: (1) any income or proceeds which are extraordinary or nonrecurring in nature and which are not generated in the ordinary course of the use, occupancy or operation of the Real Property; (2) Rents received pursuant to Leases which are not Qualifying Leases; (3) prepaid Rents, amounts, payments, income and revenues received by Borrower during such period which are attributable to any period after the applicable period of time; (4) any credits or refunds made to Tenants or occupants of the Real Property in the form of allowances or adjustments to previously recorded revenues; and (5) any payments received by Borrower pursuant to any Interest Rate Cap Agreement (it being understood any such payments received by Borrower pursuant to any Interest Rate Cap Agreement will be applied to reduce the Monthly Debt Service Payments for the determination of Debt Service Coverage Ratio for such period rather than be included as Gross Rental Income). Gross Rental Income shall be computed on an accrual basis in accordance with GAAP (except that there will not be any straight line rent adjustments).
Guarantor: Hines REIT Properties, L.P., a Delaware limited partnership.
Guaranty: That certain Guaranty Agreement, of even date herewith, executed by Guarantor for the benefit of Lender in connection with the Loan.
Hazardous Materials: Any material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, or any other hazardous or toxic wastes or substances or other substances or materials which are now included under or regulated by any Environmental Laws or adopted by the United States Environmental Protection Agency, petroleum and petroleum products and all hazardous or toxic substances or wastes, any substances which because of their quantitative concentration, chemical, radioactive, flammable, explosive, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to the environment, including any asbestos (whether or not friable) and any ACM, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde insulation, and chemical, biological and radioactive wastes, including any chemicals, elements, materials, compounds, mixtures, solutions, wastes or substances which are now or hereafter prohibited, limited or regulated by any federal, state, county, city, regional or local authority or which, even if not so regulated are now or hereafter known to pose an environmental hazard to any of the Real Property or of real property adjacent to any of the Real Property.
Hines REIT: Hines Real Estate Investment Trust, Inc., a Maryland corporation.
Immediate Family: A spouse, lineal descendant (including a legally adopted person) or any spouse of a lineal descendant.

14961843v.6

Immediate Funds: Funds which are in the form of cash, federal wire transfer or otherwise immediately available for use without any hold or delay.
Impositions: All Real Estate Taxes and other taxes (including all ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction, privilege or license or similar taxes), payments in lieu of taxes, linkage payments, governmental assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the Loan Term), water, sewer or other rents and charges, excises, levies, and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Security Property or Borrower (including all interest and penalties thereon), which at any time prior to, during or in respect of the Loan Term may be assessed or imposed on or in respect of or be a Lien upon (a) Borrower (including all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the applicable Security Property is located), (b) this Agreement, any other Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement, or upon any rights, titles, liens or security interests created hereby or thereby or upon the Indebtedness or any part thereof, (c) the Security Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof, or any Rents therefrom or any estate, right, title or interest therein, and (d) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Security Property or the leasing or use of all or any part thereof. The term “Impositions” shall not include any income or franchise taxes imposed on Lender and any single purpose or other taxes imposed on Lender for doing business in the jurisdiction in which the Real Property is located.
Improvements: All buildings, structures, appurtenances and fixtures and other improvements now or hereafter located on, under construction or hereafter constructed on any of the Land, together with all additions, extensions, betterments, renewals, renovations, substitutes and replacements thereto or thereof, including the thirty-one (31)-story office and telecommunications data center building containing approximately six hundred sixty-three thousand two hundred twenty-two (663,222) rentable square feet of space, and a five (5)-level subterranean parking facility containing five hundred forty-five (545) parking spaces, and other related facilities.
Indebtedness: All of: (a) the Outstanding Principal Balance together with all interest accrued and unpaid thereon, (b) all other obligations, liabilities and sums due or to become due under this Agreement, the Note, the Security Instrument or any of the other Loan Documents (including interest on said obligations, liabilities or sums now due or to become due under this Agreement, the Note, the Security Instrument or any of the other Loan Documents, and the obligation to pay any Breakage Costs and Hedge Breakage), (c) any Protective Advances and (d) all costs of collection or enforcement in connection with this Agreement, the Note, the Security Instrument or any of the other Loan Documents.
Indemnified Parties: As defined in Section 4.31 of this Agreement.

14961843v.6

Institutional Investor: Any bank, trust company, insurance company, pension fund, investment advisor, real estate investment trust, endowment, charitable foundation or other Person actively engaged in acquiring or financing commercial real estate properties of similar size, quality and value to the Real Property which is either (a) domiciled and based in the United States and qualified to transact business in the United States, or (b) any operating subsidiary of any of the foregoing which is domiciled and based in the United States and qualified to transact business in the United States.
Insurance Premiums: The premiums for the insurance policies that Borrower is required to maintain pursuant to this Agreement.
Interest Period: As applicable, (a) initially, the period from the Closing Date through the penultimate day of the immediately following calendar month, and (b) thereafter, each period commencing on the last day of each calendar month through the penultimate day of the immediately following month; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate).
Interest Rate Cap Agreement: An interest rate cap agreement entered into by Borrower with a Counterparty meeting the Minimum Counterparty Rating as defined in Section 4.33 hereof in a notional amount equal to the principal amount of the Loan, with a strike rate or strike price equal to four percent (4%) per annum (i.e., capping LIBOR at 4%), a term of not less than twelve (12) months (it being understood that Borrower must maintain an Interest Rate Cap Agreement in effect at all times that an Interest Rate Cap Period exists, and if any existing Interest Rate Cap Agreement expires prior to the Maturity Date and an Interest Rate Cap Period exists, then Borrower shall be obligated to either extend the term of the then existing Interest Rate Cap Agreement or obtain subsequent Interest Rate Cap Agreements until such time as the earlier of the stated Maturity Date or the date an Interest Rate Cap Period no longer exists), and otherwise in form and substance acceptable to Lender in Lender’s reasonable discretion.
Interest Rate Cap Period: The period commencing on the occurrence of an Interest Rate Cap Trigger Event and continuing until the Debt Service Coverage Ratio is equal to or greater than 1.5, as determined upon any succeeding Calculation Date following the occurrence of the Interest Rate Cap Trigger Event.
Interest Rate Cap Trigger Event: The Debt Service Coverage Ratio as of any Calculation Date falls below 1.5, and such decline in the Debt Service Coverage Ratio is not caused by a temporary increase in LIBOR (it being acknowledged and agreed that any increase in LIBOR which exists for ninety (90) days or more is not “temporary”).
Land: The real property owned in fee simple by Borrower and encumbered by the Security Instrument, as more particularly described in the granting clauses of the Security Instrument.
Late Charge: As defined in Section 2.13 of this Agreement.

14961843v.6

Lease Estoppel Certificate: An estoppel certificate in the form attached as Exhibit F hereto executed by the applicable Tenant and Borrower.
Leases: All leases, subleases, tenancies, license agreements, concession agreements, assignments and other agreements relating to or affecting the use, enjoyment or occupancy of all or any portion of the Real Property, whether or not in writing, which are now existing or hereafter entered into, and all amendments, modifications, renewals and extensions thereto, including all Space Leases and all Other Leases.
Lease Guaranties: All lease guaranties, letters of credit, reserve accounts, security and other credit support provided or given by a Lease Guarantor.
Lease Guarantor: Any guarantor, indemnitor or surety of the performance of a Tenant’s obligations under a Lease and any other Person other than the Tenant who is obligated for the performance of the Tenant’s obligations under the Lease.
Lease Termination Payments: Any and all (a) lease buy-out, cancellation, early termination or surrender payments from any Tenant (including any payments relating to unamortized tenant improvements and/or leasing commissions), and (b)  sums paid with respect to any rejection or termination of a Lease in any bankruptcy or other insolvency proceeding.
Leasing Expenses: All of the following costs and expenses which are payable by Borrower as the landlord pursuant to the terms of the Leases (or pursuant to any listing, brokerage or commission agreement): (a) brokerage commissions and fees to effect the leasing of the space in the Real Property; (b) expenses incurred for tenant improvements, equipment, painting, decorating, partitioning and similar items to satisfy the Tenant’s requirements with regard to the demised space for such leasing transaction; (c) legal fees for services in connection with the preparation of the Lease documents and other services rendered in connection with the effectuation of such leasing transaction; (d) expenses incurred for the purpose of satisfying or terminating the obligations of a Tenant under a new Lease to the landlord under another tenant lease in a real estate project other than the Real Property; and (e) cash allowances paid to Tenants (but not “free rent” or rent abatements).
Leasing Reserve Account: As defined in Section 3.3.1 of this Agreement.
Leasing Reserve Fund: As defined in Section 3.3.2 of this Agreement.
Legal Action: Any action, suit, claim, investigation, proceeding, mediation, reference or arbitration at law or in equity or before or by any Governmental Authority, arbitrator or mediator.
Legal Requirements: Any and all (a) present and future Building Laws and other laws, rules, statutes, codes, ordinances, orders, decrees, injunctions, regulations, directives and permits of any Governmental Authority applicable to Borrower, Guarantor, any other Constituent Borrower Owner or the Security Property; and (b) obligations of Borrower under or with respect

14961843v.6

to the Licenses and Permits and all conditions thereof binding upon Borrower or the Security Property.
Lender: As defined in the Preamble of this Agreement.
Lender Parties: All agencies, branches, officers, directors, trustees, employees, successors and assigns of Lender (including any direct or indirect constituent member, partner, shareholder, director or employee of any successor or assign of Lender).
Lender Expenses: All out-of-pocket or third party costs and expenses pertaining to or which may be paid or incurred by or on behalf of Lender in connection with entering into and enforcing this Loan transaction, including all costs of title insurance, appraisal fees, recording fees, survey costs, payments to remove or protect against Liens, attorneys’ fees, experts’ fees, receivers’ fees, engineers’ fees, architects’ fees, independent consultants’ fees (including environmental consultants) and other third-party professional fees, Lender’s out-of-pocket costs and expenses related to any audit or inspection of the Security Property, stamp taxes, and any costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring examinations and abstracts of title, UCC searches, title insurance policies, and similar data and assurances with respect to title as Lender may deem necessary either to prosecute any action or to provide evidence to bidders at any foreclosure sale of the true condition of the title to the Security Property.
LIBOR: The rate per annum quoted at approximately 11:00 a.m. London time, three (3) LIBOR Business Days prior to each Rate Adjustment Date on Reuters LIBOR01 as the London Inter-Bank Offered Rate for one-month U.S. dollar deposits in an amount of One Million Dollars ($1,000,000) or more (or on such other page as may replace said Reuters LIBOR01 Page on the Reuters service or such other service or services as may be nominated by the British Bankers Association as the information vendor for the purpose of displaying London Inter-Bank Offered Rate for U.S. dollar deposits, all as determined by Lender in Lender’s sole but good faith discretion). Any LIBOR determined on the basis of the rate displayed on Reuters LIBOR01 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Reuters service within one (1) hour of the time when such rate is first displayed by such service. In the event that (i) more than one such LIBOR is provided, the average of such rates shall apply, or (ii) no such LIBOR is published, then LIBOR shall be determined from such comparable financial reporting company as Lender in Lender’s sole but good faith discretion shall determine. LIBOR shall change on each Rate Adjustment Date. LIBOR for any Interest Period shall be adjusted from time to time by increasing the rate thereof to compensate Lender for any aggregate reserve requirements (including all basic, supplemental, marginal and other reserve requirements and taking into account any transitional adjustments or other scheduled changes in reserve requirements during any Interest Period) which are required to be maintained by Lender with respect to “Eurocurrency Liabilities” (as presently defined in Regulation D of the Board of Governors of the Federal Reserve System) of the same term under Regulation D, or any other regulations of a Governmental Authority having jurisdiction over Lender of similar effect. provided such adjustments are generally made to all of Lender’s LIBOR based loans. As of the date hereof, LIBOR is not being adjusted for any reserve requirement applicable to Lender. All percentages resulting from any calculations or

14961843v.6

determinations referred to in this definition will be calculated to five (5) decimal points (and rounded upwards, if necessary, to the nearest five (5) decimal points) and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounding upwards).
LIBOR Business Day: Any Business Day on which trading in United States dollars is carried on by and between banks in the London Inter-Bank market.
LIBOR Rate Loan: The Loan at any time that interest on the Loan accrues at a rate based upon LIBOR.
Licenses and Permits: All licenses, permits, building permits, special permits, certificates, certificates of occupancy, consents, authorizations, approvals, variances and land use entitlements presently or hereafter issued or agreed to by Governmental Authorities or by a private party pursuant to any document of record or otherwise necessary for the construction, development, use, occupancy, operation and ownership of the Improvements, the Real Property or the Security Property, or necessary for Borrower, the Improvements, or the Security Property to comply with all Legal Requirements.
Lien: Any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other voluntary or involuntary encumbrance of, on or affecting the Security Property or any portion thereof or any interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Loan: As defined in Recital A of this Agreement.
Loan Amount: As defined in Recital A of this Agreement.
Loan Closing: As defined in Section 2.5 of this Agreement.
Loan Documents: This Agreement, the Note, the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment, the Cash Management Agreement and all other documents, agreements and instruments evidencing, guaranteeing, securing or otherwise pertaining to the Loan (but excluding the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement), and any amendments, modifications, consolidations, renewals, restatements or extensions thereof.
Loan Servicer: Any Person retained by Lender as a loan servicer (including any subservicer for the Loan).
Loan Term or term of the Loan: As defined in Section 2.5 of this Agreement.
Loan Title Policy: The ALTA Extended Coverage Loan Policy of Title Insurance (2006 Form) issued by the Title Company with a liability limit equal to the Loan Amount, together with such endorsements and policies of coinsurance and reinsurance as may be required by Lender,

14961843v.6

insuring the Security Instrument to be a valid first priority lien on the Security Property subject only to Permitted Exceptions.
Loan-to-Value Percentage: The Outstanding Principal Balance of the Loan as a percentage of the “as is”, fair market value of the Real Property, as determined to the reasonable satisfaction of Lender pursuant to a Real Property Appraisal.
Loan Year: Each twelve (12) consecutive-month period commencing with the Closing Date and each anniversary thereof.
Lockbox Account: As defined in Section 3.1.2(a) of this Agreement.
Lockbox Period: The period commencing on the occurrence of a Lockbox Trigger Event and continuing until the date upon which the following have occurred: (a) if the Lockbox Trigger Event was a Default Trigger Event, then every Event of Default has been waived in writing by Lender (which waiver shall be in Lender’s sole discretion) or cured by Borrower (it being understood that (i) a certificate as to the existence of an Event of Default executed by or on behalf of Lender shall be conclusive evidence for purposes of third parties (including Property Manager and Tenants) that an Event of Default exists and has not been waived by Lender or cured by Borrower, and (ii) the cure of an Event of Default must have been actually completed in all respects, as opposed to Borrower diligently pursuing the cure of such Event of Default); or (b) if the Lockbox Trigger Event was a DSCR Trigger Event, the Debt Service Coverage Ratio is equal to or greater than 1.25 as determined upon any succeeding Calculation Date following the occurrence of the DSCR Trigger Event.
Lockbox Trigger Event: The occurrence of either: (a) a Default Trigger Event, or (b) a DSCR Trigger Event.
Losses: All losses, damages, costs, expenses, liabilities, claims, penalties, fees, charges, disbursements or any other obligations of any kind and nature whatsoever (including all actual and compensatory damages, diminution in value, exemplary damages and consequential damages, including actual attorneys fees and disbursements, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses).
Major Lease: Any Lease (whether an existing Lease or a future Lease hereafter entered into) which either individually, or when taken together with any other Lease with the same Tenant or its Affiliates demises twenty-five thousand (25,000) net rentable square feet, within the Improvements.
Major Tenant: Any Tenant under a Major Lease.
Material Adverse Effect: Any (a) material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), financial condition or prospects of Borrower or Guarantor; (b) any material impairment of the ability of Borrower or Guarantor to perform its obligations under any of the Loan Documents, the Environmental Indemnity Agreement, the Guaranty, any Interest Rate Cap Agreement and any Collateral Assignment of

14961843v.6

Interest Rate Cap Agreement to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any of the Loan Documents, the Environmental Indemnity Agreement, the Guaranty, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement to which it is a party.
Material Alteration: As defined in Section 4.5 of this Agreement.
Maturity Date: The Original Maturity Date, the Extended Maturity Date, or such other date upon which the final payments on the Note become due and payable as provided therein or herein, whether at such stated maturity date, by declaration of acceleration or otherwise.
Maximum Legal Rate: The maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for in this Agreement or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
Minimum Counterparty Rating: As defined in Section 4.33 of this Agreement.
Monthly Debt Service Payments: As defined in Section 2.11.2 of this Agreement.
Musick Peeler: Musick Peeler & Garrett LLP, a California limited liability partnership.
Musick Peeler Lease Amendment: That certain Fourth Amendment to Lease, dated June 15, 2012, between Borrower, as Landlord, and Musick Peeler, as Tenant, further amending the Space Lease between Borrower and Musick Peeler for space within the Improvements.
Musick Peeler Leasing Expenses: All Leasing Expenses payable in connection with the Musick Peeler Lease Amendment, including (a) that certain “Cash Allowance” (as defined in the Musick Peeler Lease Amendment) in the amount of Three Million Six Hundred Ninety-Nine Thousand One Hundred Ninety-One and 56/100 Dollars ($3,699,191.56) payable in three installments of One Million Two Hundred Thirty-Three Thousand Sixty-Three and 85/100 Dollars ($1,233,063.85) each pursuant to Section 6 of the Musick Peeler Lease Amendment, (b) that certain refurbishment allowance in the amount of Five Hundred Thirty-Two Thousand Two Hundred Seventy-Five Dollars ($532,275) payable pursuant to Section 7 of the Musick Peeler Lease Amendment, and (c) brokerage commissions and fees payable in connection with the Musick Peeler Lease Amendment.
Net Cash Flow: For any particular period of time, the amount obtained by subtracting (a) Operating Expenses and Capital Expenditures for such period from (b) Gross Rental Income for such period.
Net Condemnation Award: As defined in Section 5.7.1 of this Agreement.
Net Operating Income: For any particular period of time, the amount obtained by subtracting (a) Operating Expenses for such period from (b) Gross Rental Income for such period;

14961843v.6

provided, however, if any Rents received for such period are more than one hundred twenty days (120) past due, such past due Rents shall be deemed a collection loss which shall be reserved for by Borrower and shall not be included as Net Operating Income for such period.
Net Insurance Proceeds: As defined in Section 5.5.1 of this Agreement.
Net Proceeds: The proceeds from a Net Condemnation Award or Net Insurance Proceeds.
New York Banking Day: Any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
Note: As defined in Recital A of this Agreement.
Noticed Default: A Default for which Lender has issued a written notice to Borrower and/or Guarantor informing Borrower or Guarantor, as the case may be, that such Default exists and constitutes a Default under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement, any Collateral Assignment of Interest Rate Cap Agreement or the Guaranty, as the case may be.
Obligations: As defined in the Security Instrument.
OFAC: As defined in Section 4.30 of this Agreement.
Operating Expenses: For any particular period of time, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Real Property that are incurred on a regular monthly or other periodic basis, including deposits to the Tax and Insurance Escrow Fund, utilities, ordinary repairs and maintenance, license fees, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements, leasing commissions, repairs and replacements required to be made to the Real Property, and other similar costs with respect to the Security Property, but excluding depreciation, Insurance Premiums, Real Estate Taxes, Debt Service and Capital Expenditures.
Original Maturity Date: January 31, 2017.
Other Charges: All utility charges, charges for any easements and licenses, assessments, fees and charges under any Project Operating Agreements, and all fees and charges which are due pursuant to any Governmental Authorizations or which may be or become a Lien or charge against any of the Security Property.
Other Leases: Any Lease of any of the Real Property that is not a Space Lease, including any ground lease, any lease for all or a substantial portion of the parking facility located within the Real Property (as opposed to leases of parking spaces to Tenants who occupy building space in the Improvements) and any master lease of any of the Real Property.

14961843v.6

Outstanding Principal Balance: As of any date, the then outstanding principal balance of the Loan which is owing under this Agreement and the Note.
Payment Date: The final day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.
Permitted Exceptions: Those easements, restrictions, Leases, inchoate Liens, encumbrances and other matters listed as exceptions in the Loan Title Policy.
Permitted Interest Transfer: As defined in Section 4.20.2 of this Agreement.
Permitted Investments: As defined in the Cash Management Agreement.
Permitted Property Transfer: As defined in Section 4.20.5 of this Agreement.
Person: Any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association and any fiduciary acting in such capacity on behalf of any of the foregoing.
Prepaid Loan Amount: The amount of the Outstanding Principal Balance that is prepaid upon any Prepayment.
Prepayment: Any prepayment of all or any portion of the Outstanding Principal Balance, including a prepayment of all or any part of the Loan pursuant to Section 2.8.1 below, any prepayment required pursuant to Section 2.8.5 or required or permitted pursuant to or any other provision of this Agreement, and any prepayment following an acceleration of the maturity of the Loan as a result of an Event of Default.
Prepayment Fee: As defined in Section 2.12.3 of this Agreement.
Prepayment Notice: As defined in Section 2.12.2(a) of this Agreement.
Prime Rate: The annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding anything to the contrary contained herein, in no event shall the Prime Rate be less than one percent (1%) per annum.
Prime Rate Loan: The Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
Prime Rate Spread: The difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the

14961843v.6

Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
Probable Maximum Loss: The aggregate property damage loss expectation associated with a four hundred seventy-five (475) year return period at the Real Property, evaluated as the percentage of the building construction cost to effect restoration to the pre-earthquake condition, allowing for salvage and demolition to the present day building replacement cost at the same location, assuming a virgin site condition. The Probable Maximum Loss shall be estimated using the Scenario Loss Methodology defined in ASTM E2026-99 with mean and ninety percent (90%) damageability levels, consistent with the finding of a site specific evaluation of the seismic exposure and an evaluation of the building seismic performance which recognize the dynamic response characteristics of the Real Property.
Proceeding: As defined in Section 9.4 of this Agreement.
Prohibited Person: As defined in Section 4.30 of this Agreement.
Project Budget: A projection of annual budgeted cash flow, together with a separate report itemizing budget capital improvements, for the upcoming Fiscal Year with respect to the Real Property, prepared by Borrower in such form and with such detail as the Project Budget for 2013 submitted to Lender prior to Loan Closing.
Project Operating Agreements: All operating and easement agreements, reciprocal easement agreements, declarations of covenants, conditions and restrictions, party wall agreements, common interest or use agreements, shared maintenance agreements, supplemental operating agreements, disposition and development agreements, owner participation agreements, development agreements and similar agreements relating to the development, use, operation, maintenance, ownership or occupancy of the Real Property, and any amendments, restatements or supplements made to any of the foregoing from time to time with the prior written consent of Lender, expressly excluding, however, any Property Management Agreement and any utility, cleaning, maintenance, landscaping, repair or other service contracts with respect to the Real Property.
Property Management Agreement: As defined in Section 4.15 of this Agreement.
Property Manager: As defined in Section 4.15 of this Agreement.
Protective Advances: Any further or subsequent advances, amounts, liabilities and indebtedness made or incurred by Lender pursuant to this Agreement, the Note, the Security Instrument or any other Loan Document to protect or preserve the Security Property or the liens and security interests created by the Security Instrument, including all advances and costs incurred by Lender to perform any obligation of Borrower under the Loan Documents.
Publicly Traded Entity: Any entity whose stock is listed on the New York Stock Exchange or any other nationally recognized stock exchange.

14961843v.6

Qualified Real Estate Investor: Any reputable Institutional Investor which (a) has a minimum net worth of Three Hundred Million Dollars ($300,000,000) (excluding the Security Property), which minimum net worth shall include real estate assets or real estate investments of not less than Three Hundred Million Dollars ($300,000,000), a minimum available capital of not less than Ten Million Dollars ($10,000,000) and a minimum current cash and/or marketable security position of not less than Five Million Dollars ($5,000,000), and (b) is free from any pending or existing bankruptcy, reorganization or insolvency proceedings in which such party is the debtor or any criminal charges or proceedings, and (c) shall not, at any time, whether past or present, either directly or through an Affiliate (i) be or have been a litigant, plaintiff or defendant in any suit brought by or against Lender relating to a default on a real estate investment or a real estate secured loan, or (ii) have conveyed any property pursuant to a deed (or conveyance) in lieu of foreclosure of a mortgage or deed of trust in favor of Lender or had any of its property sold pursuant to a judicial foreclosure or a power of sale in a mortgage or deed of trust in favor of Lender, and (d) does not violate the ERISA representations in Section 8.1.17 of this Agreement or the Prohibited Person restrictions and other provisions of Section 4.30 of this Agreement. Lender agrees to be reasonable in the review of such qualifications to determine whether a Person is a Qualified Real Estate Investor.
Qualifying Lease: A Space Lease which has been expressly approved or is deemed to have been approved (including the form and substance of the Lease and the Tenant thereunder) by Lender prior to or following Loan Closing or a Space Lease which, pursuant to Section 4.25.7 below, does not require Lender’s approval, provided that, at the applicable time of the determination of Gross Rental Income, all of the following requirements have been satisfied: (a) the Tenant and any Lease Guarantor(s) are not Affiliates of Borrower; (b) the Tenant and any Lease Guarantor(s) are not subject to any proceedings under any Debtor Relief Law, or any FDIC proceedings, investigations or reviews; (c) the Lease is in full force and effect in accordance with its terms, the Tenant has no offsets or defenses to the payment of Rent, and the Tenant, paying Rent on a current basis; and (d) Borrower, as landlord, and the Tenant are not in default in any of their material obligations under such Lease.
Rate Adjustment Date: The first day of each Interest Period during the Loan Term, commencing with February 28, 2013.
Real Estate Taxes: All real estate taxes, personal property taxes, and governmental assessments (including all assessments for business improvement districts, local improvement districts, public improvements or benefits, whether or not commenced or completed within the Loan Term), payments in lieu of taxes or assessments, and water, sewer or other utility or public service rents, charges, excises, levies and fees on, against or pertaining to the Security Property.
Real Property: All of the Land, the Improvements and all rights, interests and appurtenances to the Land and the Improvements, as more particularly described in the Security Instrument.
Real Property Appraisal: A written appraisal of the Real Property prepared in conformance with the Lender’s customary appraisal requirements and the requirements of the Comptroller of the Currency and with other applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to

14961843v.6

time, confirming to Lender’s satisfaction the “as-is”, fair market value of the Real Property as of the applicable valuation date of such appraisal.
Recourse Obligations: As defined in Section 7.3 of this Agreement.
Regulatory Change: Any change after the date of this Agreement in United States federal, state, or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks or financial institutions, including Lender, under any United States federal, state, or foreign laws or regulations (whether or not having the force of law) or any governmental or monetary authority charged with the interpretation or administration thereof, including any change which imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender.
Regulatory Costs: As defined in Section 2.9 of this Agreement.
Remedial Plan Deadline: As defined in Section 4.24.5 of this Agreement.
Remedial Work: As defined in Section 4.24.5 of this Agreement.
Remedial Work Plan: As defined in Section 4.24.5 of this Agreement.
Rent Roll: A current rent roll for the Real Property, certified by a Responsible Person on behalf of Borrower, which includes the following information for all of the Space Leases and Other Leases: (a) identification of Tenant and any Lease Guarantor; identification of Demised Premises; net rentable square footage of the Demised Premises; term of the Lease; extension options; termination options (other than by reason of Casualty or Condemnation); base minimum rent; operating expense reimbursement, Real Estate Tax reimbursement, common area maintenance charge reimbursement and other rental obligations of each Tenant; and future rental concessions (including free rent and tenant improvement allowance); and (b) the Tenant Security Deposit of each Tenant then being held by Borrower, as landlord.
Rents: All rents (including percentage rents), additional rents, rent equivalents, monies payable as damages (including payments by reason of the rejection of a Lease in any proceeding under Debtor Relief Laws) or in lieu of rent or rent equivalents, issues, profits, income, revenues, charges, profits and other payments and consideration of whatever form or nature received, paid or payable for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying all or any portion of the Security Property, and further including all receivables, customer obligations, charges for services rendered and other consideration of whatever form or nature arising or created out of the Lease or other grant of the right of the use and occupancy of the Security Property or the rendering of services by Borrower or any Borrower Party to Tenants at the Security Property, including any Lease Termination Payments.

14961843v.6

Reserve Funds: Collectively, as applicable, the Tax and Insurance Escrow Fund, the Leasing Reserve Fund, the Debt Service Reserve Fund, the Capital Expenditure Reserve Fund and any other escrow fund established pursuant to the Loan Documents.
Responsible Person: An individual who is the managing general partner, the managing member, the chief executive officer, the chief operating officer, the chief accounting officer, the president, any vice president with respect to financial matters, the chief financial officer or the treasurer of the Constituent Borrower Owner which Controls Borrower or of the agent or advisor acting on behalf of such Constituent Borrower Owner in connection with such matters.
Restoration: As defined in Section 5.8.1 of this Agreement.
Restore: As defined in Section 5.8.1 of this Agreement.
Reuters LIBOR01: Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page for the purpose of displaying London interbank offered rates of major banks for U.S. Dollar deposits). LIBOR determined on the basis of the rate displayed on Reuters LIBOR01 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by Reuters within one (1) hour of the time when such rate is first displayed by Reuters.
Securitization: As defined in Section 9.3.1 of this Agreement.
Security Instrument: As defined in Recital B of this Agreement.
Security Property: As defined in Recital B of this Agreement, being the same property defined as the “Security Property” in the Security Instrument.
SNDA: A subordination, non-disturbance and attornment agreement in the form attached as Exhibit F hereto, with such changes reasonably approved by Lender, executed by the applicable Tenant, Borrower and Lender.
Space Lease: Any Lease for the occupancy of space within the Improvements. Term “Space Lease” shall include any separate Lease for the use of parking spaces or storage space.
Special Purpose Bankruptcy Remote Entity: As defined in Exhibit E to this Agreement.
Spread: Two and seventy-five one-hundredths percent (2.75%).
Substitute Guarantor: As defined in Section 4.20.5(h) of this Agreement.
Tax and Insurance Account: As defined in Section 3.2.1 of this Agreement.
Tax and Insurance Escrow Fund: As defined in Section 3.2.2 of this Agreement.

14961843v.6

Tax Servicer: LPS Property Tax Solutions, Inc., a California corporation, or such other property tax monitoring and tracking service acceptable to Lender in Lender’s reasonable discretion.
Tenant: Any tenant, lessee or other occupant under any of the Leases.
Tenant Security Deposits: All cash, letters of credit, certificates of deposit, instruments, securities or other security deposited or delivered pursuant to any Lease to secure the performance of the Tenant under such Lease.
Term Extension Option: As defined in Section 2.6 of this Agreement.
Title Company: First American Title Insurance Company.
Transfer: Any sale, lease (other than Leases expressly permitted under the Loan Documents), exchange, assignment, conveyance, pledge, trade, hypothecation, alienation or other transfer or disposition of all or any portion of or interest in the Security Property, Borrower or any change in the composition, ownership or Control of Borrower, whether voluntarily or by operation of law or otherwise, whether accomplished directly or indirectly and whether or not for consideration or of record, including any agreement to do any of the foregoing. As used herein, “Transfer” shall include (a) any installment sales contract; (b) an agreement by Borrower leasing all or a substantial part of the Real Property for other than actual occupancy by a Tenant thereunder; (c) any sale, assignment or other transfer of, or the grant of a security interest in, a Person’s right, title and interest in and to any Leases or any Rents; (d) a sale or pledge of a corporation’s stock or the creation or issuance of new stock; (e) any merger or consolidation of a corporation, partnership, limited liability company, trust or other entity; (f) the change, removal, resignation or addition of a general partner of a partnership or the sale or pledge of the partnership interest of any general partner of a partnership or any profits or proceeds relating to such partnership interest; (g) the change, removal, resignation or addition of a managing member or non-member manager (or if there is no managing member, any member) of a limited liability company or the sale or pledge of the membership interest of a member or any profits or proceeds relating to such membership interest, or the creation or issuance of new membership interests of such limited liability company; and (h) the creation or issuance of new legal or beneficial interests in a trust.
Transferee Borrower: As defined in Section 4.20.5 of this Agreement.
Transfer Notice: As defined in Section 4.20.5 of this Agreement.
Uniform Commercial Code: The Uniform Commercial Code as in effect in the State of California.
1.2    Recitals and Exhibits. Recital A and Recital B hereof and all exhibits attached hereto are expressly made a part of this Agreement and are hereby incorporated by this reference in this Agreement.

14961843v.6

1.3    Rules of Construction. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any of the other Loan Documents, or any provisions of any of the foregoing.
1.4    Interpretation. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) defined terms include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” subsection, paragraphs and other subdivisions without reference to a document are to designated Articles, Section, subsections, paragraphs and other subdivisions of this Agreement; (c) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs, clauses and other subdivisions; (d) the words “hereof,” “herein,” “thereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions; (e) the headings of the Articles, Sections or subsections of this Agreement are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or subsections; (f) the word “including” or “includes” means “including, but not limited to” or “includes without limitation”; (g) the term “document” is used in its broadest sense, and encompasses agreements, certificates, opinions, consents, instruments and other written material of any kind; (h) the term “any,” as a modifier to any noun, shall be construed to mean “any or all” preceding the same noun in the plural; (i) the terms “law” or “laws,” unless otherwise modified, mean, collectively, all federal, state and local laws, rules, regulations, codes and administrative and judicial precedents; (j) the words “approval,” “consent” and “notice” shall be deemed to be preceded by the word “written”; (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” mean “to but excluding”; and the word “through” means “to and including”; (l) any reference to this Agreement or any Exhibits hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified, amended, restated, renewed or replaced; (m) any document that is “certified” means the document has been appended to a certificate of the party certifying the document that affirms the truth and accuracy of everything in the document being certified, subject to the limitations therein; (n) unless otherwise specifically provided, all references in this Agreement to a number of days shall mean calendar days rather than Business Days and all references to months shall mean successive calendar months; and (o) any reference to a “calendar quarter” shall mean a period of three (3) consecutive calendar months ending upon each of March 31, June 30, September 30 or December 31, and any reference to “calendar month” shall mean any one of the twelve (12) calendar months of the year.
ARTICLE II

GENERAL TERMS
2.1    Agreement to Lend and Borrow. On the basis of the covenants, agreements and representations of Borrower contained in this Agreement, the other Loan Documents, the Environmental Indemnity Agreement and the Collateral Assignment of Interest Rate Cap

14961843v.6

Agreement, and the covenants, agreements and representations of Guarantor in the Guaranty Agreement and the Environmental Indemnity Agreement, and subject to the terms and conditions contained in this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, Lender agrees to make the Loan to Borrower in the Loan Amount and Borrower agrees to accept and repay the Loan from Lender.
2.2    Advance of Loan Proceeds. Provided Borrower has satisfied all conditions to disbursement of the proceeds of the Loan except those requiring the recording of the Security Instrument, Lender agrees to disburse the proceeds of the Loan directly to the Title Company prior to the recording of the Security Instrument. Such disbursement of the proceeds shall be made in accordance with and subject to Lender’s escrow instructions to the Title Company which shall provide, among other things, that the funds so disbursed may be used for the benefit of Borrower only when the conditions set forth in said escrow instructions can be complied with. For purposes of this Agreement, all terms and provisions of the Note and Borrower’s obligation thereunder shall be deemed effective and in full force and effect on the date the disbursement of the proceeds of the Loan is delivered to the Title Company, except only as those terms and provisions are amended by the following sentences of this Section 2.2 below. Interest shall commence and accrue at the Applicable Interest Rate provided in this Agreement on all Loan proceeds disbursed by Lender to the Title Company from the date of such disbursement irrespective of when or if the Security Instrument is recorded or when or if such Loan proceeds are disbursed by the Title Company to or for the benefit of Borrower. Unless and until the Security Instrument is recorded, the Note shall be deemed unsecured and, if the Security Instrument is not recorded within two (2) Business Days following the date of said disbursement to the Title Company, the Outstanding Principal Balance of such disbursement delivered to the Title Company, and all interest accrued thereon in accordance with this Agreement, shall be due and payable by Borrower to Lender upon Lender’s demand made at any time after said second (2nd) Business Day. Until the Security Instrument is recorded, the Note shall be deemed amended to conform to the provisions of this Section 2.2. This Section 2.2 is intended to cover the rights and obligations of Borrower and Lender relative to the disbursement of Loan proceeds prior to recording of the Security Instrument and, except as to the provisions hereof relating to commencement of interest, this Section 2.2 shall be deemed cancelled and of no further effect upon the recording of the Security Instrument. Borrower expressly waives any non-recourse provisions of this Agreement, the Note, or any other Loan Documents, during the interim term of the Loan until the Security Instrument is recorded.
2.3    Single Disbursement to Borrower. Borrower shall receive a single disbursement from Lender under this Agreement in respect of the Loan. The proceeds of the Loan are being and shall be used to (a) pay transaction costs, (b) pay off existing mortgage indebtedness of Borrower, and (c) return equity to Borrower. This is not a revolving loan and no proceeds of the Loan which are repaid may be reborrowed.
2.4    Note, Security Instrument and Loan Documents. Lender shall enter in Lender’s records the original principal amount of the Note, the disbursements made by Lender, the Applicable Interest Rate borne on the Note from time to time as provided herein, and the payments of the Outstanding Principal Balance received by Lender, and such records shall be conclusive evidence

14961843v.6

of the subject matter thereof, absent manifest error. The payment of all principal, interest and other sums due under the Note and other Loan Documents shall be secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.
2.5    Term and Maturity Date. The date of the Loan Documents is for reference purposes only. The effective date of the closing of the Loan and Borrower’s and Lender’s obligations under the Loan Documents shall be the date the disbursement of the Loan proceeds is made to a bank account maintained by the Title Company (“Loan Closing”). The term of the Loan (the “Loan Term” or the “term of the Loan”) shall commence on the date of the Loan Closing and shall expire upon repayment in full of the Indebtedness. The entire Outstanding Principal Balance, all accrued and unpaid interest, and all other Indebtedness shall be due and payable on the Maturity Date.
2.6    Option to Extend. Borrower shall have an option to extend the term of the Loan from the Original Maturity Date to the Extended Maturity Date (the “Term Extension Option”), upon satisfaction of each of the following conditions precedent:
(a)    Borrower shall provide Lender with written notice of Borrower’s request to exercise the Term Extension Option not more than sixty (60) days but not less than forty-five (45) days prior to the Original Maturity Date; and
(b)    (i) As of the date of Borrower’s delivery of notice of request to exercise the Term Extension Option, no Event of Default shall have occurred and be continuing, and (ii) as of the Original Maturity Date, no Event of Default or Noticed Default shall have occurred and be continuing; and
(c)    Borrower shall execute or cause the execution of all documents reasonably required by Lender to exercise the Term Extension Option (which documents shall not provide for any substantive changes or additions to the terms of the Loan, other than those expressly described in this Section 2.6) and Borrower shall deliver to Lender at Borrower’s sole cost and expense, an ALTA 11 Title Endorsement (or the equivalent title insurance endorsement as may be required to confirm that the coverage provided by the Loan Title Policy and the priority of the Security Instrument has not been modified or otherwise changed by reason of the Term Extension Option); and
(d)    Borrower shall pay to Lender all closing and recording costs, the reasonable costs of preparing any extension documents, including reasonable, out-of-pocket attorney’s fees, and any other reasonable costs and expenses associated with Borrower’s exercise of the Term Extension Option; and
(e)    On or before the Original Maturity Date, Borrower shall pay to Lender an extension fee in the amount of two-tenths of one percent (0.20%) of the portion of the Outstanding Principal Balance of the Loan as to which the term of the Loan is being extended as determined on the Original Maturity Date; and
(f)    Borrower shall have furnished to Lender a Compliance Certificate, together with such financial statements and other information reasonably requested by Lender, that

14961843v.6

confirm that the Debt Service Coverage Ratio as of November 30, 2016 equals or exceeds 1.25. If such Debt Service Coverage Ratio is less than 1.25, Borrower may satisfy the condition in this Section 2.6(f) by (i) making a Prepayment to Lender, on or before the Original Maturity Date, of the principal of the Loan sufficient to reduce the Outstanding Principal Balance of the Loan such that a Debt Service Coverage Ratio of 1.25 is met, which Prepayment may be paid by Borrower without payment of the Prepayment Premium, or (ii) delivering to Lender, on or before the Original Maturity Date, an Acceptable Letter of Credit in the amount which would be sufficient to reduce the Outstanding Principal Balance of the Loan such that the Debt Service Coverage Ratio of 1.25 is met, which Acceptable Letter of Credit shall be additional security for the payment and performance of the Obligations; and
(g)    Lender shall have received a Real Property Appraisal prepared by a nationally recognized MAI appraiser acceptable to Lender confirming to the reasonable satisfaction of Lender that, as of a valuation date not more than sixty (60) days prior to the Original Maturity Date, the Loan-to-Value Percentage does not exceed sixty-five percent (65%); provided, however, if the Loan-to-Value Percentage is greater than sixty percent (60%) (but less than sixty‑five percent (65%)) then, commencing upon February 28, 2017 and continuing on each Payment Date thereafter the Monthly Debt Service Payments shall consist of principal plus interest at the Applicable Interest Rate based upon a thirty (30) year amortization. If such Loan-to-Value Percentage is greater than sixty-five percent (65%), Borrower may satisfy the condition in this Section 2.6(g) by (i) making a Prepayment to Lender, on or before the Original Maturity Date, of the principal of the Loan sufficient to reduce the Outstanding Principal Balance of the Loan such that the required Loan-to-Value Percentage is met, which Prepayment may be paid by Borrower without payment of the Prepayment Fee, or (ii) delivering to Lender, on or before the Original Maturity Date, an Acceptable Letter of Credit in an amount which would be sufficient to reduce the Outstanding Principal Balance of the Loan such that the required Loan-to-Value Percentage of sixty-five percent (65% or less) is met, which Acceptable Letter of Credit shall be additional security for the payment and performance of the Obligations, provided, however, Borrower may satisfy the condition in this Section 2.6(g) by (i) making a Prepayment to Lender, on or before the Original Maturity Date, of the principal of the Loan sufficient to reduce the Outstanding Principal Balance of the Loan such that the Loan-to-Value Percentage is less than sixty percent (60%) or sixty-five percent (65%), as the case may be, which Prepayment may be paid by Borrower without payment of the Prepayment Premium, or (ii) delivering to Lender, on or before the Original Maturity Date, an Acceptable Letter of Credit in the amount which would be sufficient to reduce the Outstanding Principal Balance of the Loan such that the Loan-to-Value Percentage is less than sixty percent (60%) or sixty-five percent (65%), as the case may be, which Acceptable Letter of Credit shall be additional security for the payment and performance of the Obligations; and
(h)    If an Interest Rate Cap Period exists, Borrower shall enter into an Interest Rate Cap Agreement, or an extension of the existing Interest Rate Cap Agreement, if and to the extent required under Section 4.33, for a term ending not earlier than the Extended Maturity Date and otherwise in compliance with the provisions of this Agreement; and

14961843v.6

(i)    Except as modified by the foregoing conditions precedent to the Term Extension Option, the terms and conditions of this Agreement and the other Loan Documents shall remain unmodified and in full force and effect.
2.7    Interest Rate and Computation.
2.7.1    Interest Rate and Payments. The proceeds of the Loan shall bear interest at the Applicable Interest Rate from the Closing Date until repaid in accordance with this Agreement. Borrower expressly acknowledges and agrees that interest shall accrue on the proceeds of the Loan from the date such proceeds are deemed to be advanced to Borrower as provided in Section 2.2 above.
2.7.2    Interest Computation. Interest shall be applied and calculated on the basis of a three hundred sixty (360)-day year and a thirty (30)-day month.
2.7.3    Determination of Applicable Interest Rate.
(a)    The Applicable Interest Rate with respect to the Loan shall be the sum of LIBOR (which shall be the LIBOR rate in effect three (3) LIBOR Business Days prior to the Rate Adjustment Date for each Interest Period) plus the Spread. Notwithstanding anything to the contrary contained herein, if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.7.3(b), Section 2.7.3(d) or Section 4.11 below, the Applicable Interest Rate shall be the sum of Prime Rate plus the Prime Rate Spread. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
(b)    In the event that Lender determines (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) New York Banking Day prior to the last day of the related Interest Period. If Lender gives such notice as provided in this Section 2.7.3(b), the Loan shall be converted from a LIBOR Rate Loan to a Prime Rate Loan on the next succeeding Rate Adjustment Date.
(c)    If, pursuant to the terms of this Agreement, the Loan has been converted to a Prime Rate Loan and Lender determines (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion to a Prime Rate Loan are no longer applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) New York Banking Day prior to the last day of the related Interest Period. If Lender gives such notice as provided in this Section 2.7.3(c), the Loan shall be converted from a Prime Rate Loan to a LIBOR Loan on the third (3rd) succeeding Business Day thereafter.
(d)    If any Regulatory Change makes it unlawful for Lender to make or maintain a LIBOR Rate Loan as contemplated under this Agreement, (i) the obligation of Lender under this Agreement to make a LIBOR Rate Loan or to convert a Prime Rate Loan to a LIBOR

14961843v.6

Rate Loan shall be canceled forthwith and (ii) the outstanding LIBOR Rate Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any Breakage Costs. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
2.7.4    Default Rate. In addition to any Late Charge which may be due under this Agreement, the Note, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, upon the occurrence and during the continuance of an Event of Default (including the failure to pay all principal, interest and other sums due on the Maturity Date of the Loan, whether such Maturity Date occurs on the scheduled Maturity Date or by acceleration of the maturity of the Loan or otherwise), Borrower shall pay interest on all sums which are not paid on the date when due at the Default Rate until such sums are paid. Interest at the Default Rate shall accrue on all sums not paid when due (including the Outstanding Principal Balance, accrued and unpaid interest and all other sums which are due and not paid on the Maturity Date) from the due date of the payment until the full amount of the payment due is paid and credited, regardless of whether an Event of Default has been declared or there has been an acceleration of the maturity of the Loan. BORROWER ACKNOWLEDGES THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE ACTUAL DAMAGES OF LENDER RESULTING FROM ANY LATE PAYMENT, AND SUCH DEFAULT RATE INTEREST IS A REASONABLE ESTIMATE OF THOSE DAMAGES AND DOES NOT CONSTITUTE A PENALTY.
2.7.5    Usury Savings Clause. Borrower represents and warrants to Lender that the Loan is made for business or investment purposes. All agreements between Lender and Borrower are expressly limited so that in no contingency or event whatsoever, whether of advancement of the proceeds hereof or acceleration of the maturity of the remaining Outstanding Principal Balance upon an Event of Default or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced hereunder exceed, with respect to any such amount, the amount of interest that would be payable at the Maximum Legal Rate. If, from any circumstances whatsoever, fulfillment of any provisions hereof or of any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement, any Collateral Assignment of Interest Rate Cap Agreement or any other agreement referred to herein or pertaining hereto, at the time when performance of such provisions shall be due, shall involve transcending the Maximum Legal Rate, which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Legal Rate, and if from any circumstances Lender shall ever receive as interest an amount which exceeds the amount of interest that would be payable at the Maximum Legal Rate, such amount which would be excessive interest shall be applied to the reduction of the remaining Outstanding Principal Balance or other amounts due hereunder (other than interest) without any prepayment premium or charge and not to the payment of interest. Neither Borrower nor any other Person obligated to pay all or any part of the Indebtedness evidenced by this Agreement or the Note shall have claim or remedy against Lender for any damages whatsoever, or any defenses to enforcement of this Agreement, the Note, the Security Instrument, any of the other Loan Documents or the Environmental Indemnity

14961843v.6

Agreement, any Interest Rate Cap Agreement, any Collateral Assignment of Interest Rate Cap Agreement, relating in any way to allegations that the interest paid or collected hereunder was in excess of the lawful limit, and Borrower, for Borrower and for any and all Persons claiming by, under or through Borrower, hereby waives any such claims, remedies or defenses. This provision shall control every other provision of this Agreement, the Note, the Security Instrument, any of the other Loan Documents or the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement.
2.7.6    Breakage Costs. Borrower hereby acknowledges and agrees that Lender will incur additional costs, expenses and/or liabilities (which may include interest or fees from the liquidation or reemployment of funds obtained by Lender to make the Loan or to terminate the deposits from which such funds were obtained) as a consequence of (a) any default by Borrower in payment of the principal of or interest on a LIBOR Rate Loan, (b) any Prepayment (whether voluntary or mandatory) of the LIBOR Rate Loan on a day that is not a Payment Date, or (c) the conversion (for any reason whatsoever, whether voluntary or involuntary) of a LIBOR Rate Loan to a Prime Rate Loan on a date other than the Payment Date and that it is extremely difficult and impractical to ascertain the extent of such costs and liabilities. Therefore, upon the occurrence of any of the events described in the foregoing clauses (a), (b), and (c), Borrower shall pay to Lender, in addition to all interest, principal and other amounts due under this Agreement and the other Loan Documents, an amount equal to the difference between (i) the amount of interest that would have accrued on the Outstanding Principal Balance for the remainder of the Interest Period at the Applicable Interest Rate then in effect for such Interest Period, less (ii) the amount of interest that would accrue on the Outstanding Principal Balance for the remainder of the Interest Period if the Applicable Interest Rate were set on the date any of the events described in the foregoing clauses (a), (b) or (c) occurred (collectively, “Breakage Costs”). BORROWER ACKNOWLEDGES THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE ACTUAL DAMAGES OF LENDER RESULTING FROM ANY PREPAYMENT OF A LIBOR RATE LOAN ON ANY DATE OTHER THAN A PAYMENT DATE, AND SUCH BREAKAGE COSTS ARE A REASONABLE ESTIMATE OF THOSE DAMAGES AND DOES NOT CONSTITUTE A PENALTY.
2.8    Applicable Taxes.
2.8.1    Payment of Applicable Taxes by Borrower. All payments made by Borrower hereunder and under the other Loan Documents shall be made free and clear of, and without deduction or reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority after the date hereof (collectively, “Applicable Taxes”); provided, however, the term “Applicable Taxes” shall not include or refer to income and franchise taxes imposed on, levied or assessed against, or collected from Lender by the United States of America or any political subdivision or taxing authority thereof or therein. If any Applicable Taxes are required to be withheld from any amounts payable by or on behalf of Borrower to Lender under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after

14961843v.6

payment of Applicable Taxes) interest or any such other amounts payable under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, at the rate or in the amounts specified under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement. Whenever any Applicable Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt or certified copy thereof, if available, showing payment of such Applicable Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which results from any failure by Borrower to pay any such Applicable Tax when due to the appropriate taxing authority.
2.8.2    Lender Withholding Requirements. Lender shall either (a) file Form W8ECI (or any applicable successor form) with the Internal Revenue Service certifying that Lender is entitled to receive payments under the Note without deduction or withholding of any United States Federal income taxes, or (b) provide such other annual confirmation as may be reasonably satisfactory to Borrower that Lender is entitled to receive payments under the Note without deduction or withholding of any United States Federal income taxes, including any withholding requirements imposed by FATCA if Lender were to fail to comply with applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Internal Revenue Code, as applicable). Upon Borrower's written request, Lender will provide Borrower annually with reasonable evidence of Lender's compliance with the requirement of the preceding sentence for the applicable fiscal tax year including such reasonable documentation as may be necessary for Borrower to comply with Borrower’s obligations under FATCA, to confirm that Lender has or has not complied with Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from any payment under the Note in order for Borrower to comply with FATCA. Nothing whatsoever contained in this Section 2.8.2 shall under any circumstances excuse Borrower from timely making the payments under the Note when due or provide Borrower or any Guarantor with any defense to, or constitute a waiver of, the timely performance of all obligations, covenants and undertakings of Borrower under any of the Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Protection Agreement and the Collateral Assignment of Interest Rate Protection Agreement; it being understood and agreed Borrower's and any Guarantor's sole recourse for any failure by Lender to comply with this Section 2.8.2 shall be to withhold and remit to the Internal Revenue Service the amounts of withholding for United States Federal income taxes applicable to Lender. It shall not constitute a Default or an Event of Default if Borrower deducts or withholds from any payment due under this Agreement or any other Loan Document the amount which Borrower is obligated by applicable law to deduct or withhold by reason of Lender's failure to comply with this Section 2.8.2. The foregoing provisions of this Section 2.8.2 shall apply to any direct transferee of all or any portion of Lender’s interest in the Loan, but shall not apply to a Person who acquires only a participation in Lender’s interest in the Loan and does not have any rights or obligations under this Agreement, the Note or any other Loan Document other than such participant’s rights against Lender in respect of such participation set forth in the participation agreement between Lender and such participant (it being understood Lender shall be responsible for ensuring any payments made to such participant comply with any requirements for withholding of United States Federal income taxes, including any applicable requirements under FATCA).

14961843v.6

2.9    Changes in Law. In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority: (a) hereafter imposes, modifies or holds applicable any reserve, special deposit, capital adequacy, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender; or (b) hereafter has the effect of reducing the rate of return on Lender’s capital as a consequence of Lender’s obligations under this Agreement to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy); or (c) hereafter imposes on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement; then, in any such case described above in this Section 2.9, Borrower shall promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable (collectively, “Regulatory Costs”) provided that such obligation to pay Regulatory Costs shall be applied to Borrower on a nondiscriminatory basis along with other borrowers similarly situated to Borrower. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.9, Lender shall provide Borrower with not less than ten (10) days’ notice specifying in reasonable detail the event by reason of which Lender has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement.
2.10    Purchase, Sale and Matching Funds. Borrower understands, agrees and acknowledges the following: (a) Lender has no obligation to purchase, sell and/or match funds in connection with the use of a LIBOR interest rate as a basis for calculating an Applicable Interest Rate or Breakage Costs; (b) LIBOR is used merely as a reference in determining an Applicable Interest Rate and Breakage Costs; and (c) Borrower has accepted a LIBOR based interest rate as a reasonable and fair basis for calculating an Applicable Interest Rate and Breakage Costs. Borrower further agrees to pay the Breakage Costs, Applicable Taxes and Regulatory Costs whether or not Lender elects to purchase, sell and/or match funds.
2.11    Loan Payments.
2.11.1    Payments Generally. Solely for purposes of the timing for making payments under this Agreement (but not for purposes of calculating Interest Periods, the amount of interest due on amounts payable hereunder or under the Note or the application/allocation thereof to principal and interest), if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day and with respect to the payment

14961843v.6

of the Outstanding Principal Balance of the Loan due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the date payment thereof is received by Lender. All amounts due pursuant to this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
2.11.2    Monthly Debt Service Payments. Commencing on February 28, 2013 and continuing on each Payment Date thereafter until and including the Maturity Date, Borrower shall pay to Lender monthly payments of interest only at the Applicable Interest Rate (the “Monthly Debt Service Payments”). The amount of the Monthly Debt Service Payment for the initial Interest Period (i.e. January 31, 2013 through February 27, 2013) shall be Four Hundred Ninety-Two Thousand One Hundred Sixteen and 67/100 Dollars ($492,116.67). Lender shall determine the Applicable Interest Rate and the amount of the Monthly Debt Service Payments for each subsequent Interest Period and notify Borrower in writing thereof within ten (10) Business Days following the Rate Adjustment Date for such subsequent Interest Period; provided, however, Lender’s failure to so notify Borrower shall not relieve Borrower from the obligation to timely make Monthly Debt Service Payments as and when due pursuant to this Agreement. Lender’s determination of the Applicable Interest Rate for the amount of the Monthly Debt Service Payments for subsequent Interest Periods shall be conclusive and binding upon Borrower, absent manifest error.
2.11.3    Deduction from Lockbox Account. In order to ensure timely payment to Lender, Borrower hereby authorizes Lender to directly debit the Lockbox Account on each Payment Date for payment of the Monthly Debt Service Payment which is due on such Payment Date. The insufficiency of funds on deposit in the Lockbox Account on a Payment Date shall not relieve Borrower from the obligation to make any such Monthly Debt Service Payment as and when due on such Payment Date.
2.11.4    Payment in Full on Maturity Date. On the Maturity Date, Borrower shall pay to Lender the entire Outstanding Principal Balance, together with accrued and unpaid interest thereon at the Applicable Interest Rate and any other charges and amounts of money due under this Agreement, the Note, the Security Instrument and any other Loan Document.
BORROWER HEREBY ACKNOWLEDGES AND UNDERSTANDS THAT THE FOREGOING MONTHLY DEBT SERVICE PAYMENTS WILL NOT REPAY ANY PORTION OF THE OUTSTANDING PRINCIPAL BALANCE OF THE LOAN, AND THE ENTIRE PRINCIPAL BALANCE OF THE LOAN SHALL BE UNPAID AND DUE AND PAYABLE ON THE MATURITY DATE, EXCEPT TO THE EXTENT OF THE AMORTIZATION PROVIDED FOR HEREIN.
2.11.5    Application of Payments. Monthly Debt Service Payments shall be applied first to interest on the Outstanding Principal Balance from time to time outstanding at the Applicable Interest Rate, next to any other charges and amounts of money (other than principal and interest) due to Lender under the Loan Documents or the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, and the balance, if any, to be applied in reduction of the Outstanding Principal Balance. Notwithstanding anything

14961843v.6

to the contrary contained herein, during the continuance of an Event of Default any and all sums of money held or received by Lender may be applied to such items, in such order, at such times and in such manner as Lender deems appropriate.
2.12    Prepayment.
2.12.1    Prepayment Prohibition. Except as specifically provided in Section 2.6(f), Section 2.6(g), Section 2.12.2, Section 2.12.5, Section 3.1.4, Section 4.11, Section 4.20.5, Section 4.33, Section 5.2, Section 5.5.1 and Section 5.7.1 of this Agreement, no prepayment of the Loan, in full or in part, shall be allowed.
2.12.2    Voluntary Permitted Prepayment. Borrower may prepay all or any part of the Outstanding Principal Balance of the Loan at any time, subject to compliance with and satisfaction of all of the following terms and conditions:
(a)    Borrower gives Lender not less than thirty (30) days’ and not more than sixty (60) days’ prior written notice (the “Prepayment Notice”) of Borrower’s election to prepay all or any part of the Outstanding Principal Balance of the Loan and specifying the date upon which the Prepayment is to be made;
(b)    if the Prepayment does not occur on a Payment Date, Borrower pays to Lender, concurrently with the Prepayment, any Breakage Fees;
(c)    any partial Prepayments of the Outstanding Principal Balance of the Loan shall be in amounts of not less than One Million Dollars ($1,000,000) and in multiples of One Hundred Thousand ($100,000);
(d)    if the Prepayment occurs during the first (1st) Loan Year or the second (2nd) Loan Year, Borrower pays to Lender concurrently with the Prepayment, the applicable Prepayment Fee; and
(e)    if the Outstanding Principal Balance of the Loan is prepaid in full, Borrower pays to Lender concurrently with such Prepayment any and all accrued and unpaid interest and other sums due under this Agreement, the Note, the Security Instrument, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement.
Borrower may elect to postpone the date designated for the Prepayment by delivering three (3) Business Days’ prior written notice to Lender specifying the new date to which the Prepayment has been postponed; provided, however, if Borrower postpones the date designated for Prepayment more than three (3) times, Borrower shall be deemed to have revoked Borrower’s existing election to make a Prepayment and Borrower may not thereafter make the Prepayment unless Borrower elects again to do so delivering to Lender an entirely new Prepayment Notice specifying a new date designated for the Prepayment which is not less than thirty (30) and no more than sixty (60) days after Lender’s receipt of the new Prepayment Notice. Borrower also may revoke at any time any pre-payment notice or election.

14961843v.6

2.12.3    Prepayment Fee. The “Prepayment Fee” shall mean (a) if the Prepayment occurs during the first (1st) Loan Year, an amount equal to one percent (1%) of the Prepaid Loan Amount, and (b) if the Prepayment occurs during the second (2nd) Loan Year, an amount equal to one-half of one percent (0.50%) of the Prepaid Loan Amount. The Prepayment Fee will be due when any amount of the Outstanding Principal Balance is prepaid prior to the expiration of the second (2nd) Loan Year as provided in Section 2.12.2 above or Section 2.12.4 below of this Agreement.
2.12.4    Default Prepayment. If the maturity of the Loan is accelerated prior to the expiration of the second (2nd) Loan Year as a result of an Event of Default, such Event of Default shall be presumed to be, and shall conclusively be deemed to be, an election on the part of Borrower to prepay the Loan and a willful and deliberate attempt on Borrower’s part to avoid payment of the Prepayment Fee. Accordingly, Borrower expressly acknowledges and agrees that upon an acceleration of the maturity of the Loan prior to the expiration of the second (2nd) Loan Year as a result of an Event of Default (including in connection with reinstatement of the Security Instrument provided by statute during foreclosure proceedings or in connection with any statutory right of redemption or any other prepayment of the Indebtedness, in full or in part, which is not expressly permitted under this Agreement) Lender shall be entitled to the applicable Prepayment Fee. Borrower hereby expressly (a) waives any rights it may have under California Civil Code Section 2954.10 to prepay the Note, in whole or in part, without penalty, upon acceleration of the maturity date of the Note, and (b) by initialing this provision in the space provided below, hereby declares that Lender's agreement to make the Loan at the interest rate and on the terms and conditions set forth herein and in the other Loan Documents constitutes adequate consideration, given individual weight by Borrower, for this waiver and the agreements set forth in this Section 2.12.4.
INITIALS: Borrower:
2.12.5    Mandatory Prepayments. Without limiting any other provisions of this Agreement, Borrower shall be obligated to prepay the Outstanding Principal Balance as follows:
(a)    on the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to the lesser of (i) the entire Indebtedness, and (ii) one hundred percent (100%) of such Net Proceeds, which Prepayment shall be without payment of any Prepayment Fee; and
(b)    if at any time any Regulatory Change is enacted or adopted which prohibits or makes it unlawful for Lender to maintain ownership of all or any portion of the Loan as an asset of Lender, then Borrower shall prepay in full to Lender the Outstanding Principal Balance and other amounts due under the Loan Documents on the first Payment Date occurring one hundred twenty (120) days after demand therefor by Lender, which Prepayment shall be without payment of any Prepayment Fee; and
(c)    as provided in Section 4.11 below, if any law, statute, ordinance, regulation, rule or order makes it unlawful for Borrower to pay or reimburse Lender for any

14961843v.6

Imposition upon this Agreement, any other Loan Document, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, which Prepayment shall be without payment of any Prepayment Fee.
2.12.6    Partial Prepayments. Any partial Prepayment shall be applied to the last payments of principal due under the Loan. No partial Prepayment of the Loan shall cause a recomputation or adjustment of the amount of the Monthly Debt Service Payment for the Interest Period during which such partial Prepayment of the Loan occurs. Such reduction in the Outstanding Principal Balance shall only be reflected in the determination of the Monthly Debt Service Payments for subsequent Interests Periods made upon the Rate Adjustment Dates for such subsequent Interest Periods.
2.12.7    Release of Property. Except as set forth in Section 2.12.8 below, no repayment or Prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.
2.12.8    Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, instruct the trustee under the Security Instrument to reconvey the liens of the Security Instrument.
2.13    Late Charge. Payments of principal, interest, applicable escrow amounts and other amounts due Lender under the Loan Documents which are not received within ten (10) days after the due date of such payment, other than the payment of the entire Outstanding Principal Balance, accrued and unpaid interest and other sums due on the Maturity Date, shall bear a charge (each, a “Late Charge”) equal to the lesser of (a) five percent (5%) of the delinquent payment or (b) the maximum amount which Lender is permitted to impose by applicable state law or applicable United States federal law (to the extent United States federal law permits Lender to charge a greater amount than state law). The foregoing Late Charge shall not be imposed upon the final payment of all outstanding principal, accrued interest and other sums due on the Maturity Date; provided, however, in the event the maturity of the Indebtedness occurs or is accelerated prior to the scheduled Maturity Date, then this Section 2.13 and the Late Charge hereunder shall apply to payments which were overdue prior to such acceleration. BORROWER ACKNOWLEDGES THAT IT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE ACTUAL DAMAGES OF LENDER RESULTING FROM ANY LATE PAYMENT, AND SUCH LATE CHARGE IS A REASONABLE ESTIMATE OF THOSE DAMAGES AND DOES NOT CONSTITUTE A PENALTY.
2.14    Method of Payment; Date of Credit; Billings. All payments of interest, principal, fees and other amounts due under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement shall be made in lawful money of the United States in Immediate Funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any Impositions or other payments, by Lender’s debiting the Lockbox Account as described in Section 2.11.3 above or, to the extent funds are not available in the Lockbox Account,

14961843v.6

by wire transfer to Lender to such bank as Lender may designate in a written notice to Borrower. Payments shall be credited on the Business Day on which immediately available funds are received prior to Eleven O’clock A.M. Pacific Time; payments received after Eleven O’clock A.M. Pacific Time shall be credited to the Loan on the next Business Day. If any payment would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of said payment. Lender may submit monthly billings reflecting payments due. Neither the failure of Lender to submit a billing nor any error in any such billing shall excuse Borrower from the obligation to make full payment of all Borrower’s payment obligations when due.
ARTICLE III

CASH MANAGEMENT AND RESERVE FUNDS
3.1    Cash Management.
3.1.1    Collection Account. Borrower hereby covenants and agrees as follows with respect to the Collection Account:
(a)    Borrower has established with the Depository Bank a segregated, separate and identifiable account in the name of Borrower as account number 4121581805 (the “Collection Account”). Borrower shall maintain the Collection Account at the Depository Bank (or any successor bank which qualifies as a Depository Bank) for the Loan Term. The Collection Account shall at all times be an Eligible Account. Borrower shall be solely responsible for and shall pay when due all servicing and account fees in connection with the Collection Account. The Collection Account shall, at Borrower’s election, be either (i) interest bearing, or (ii) an account where the earnings on the account balance will be used as a credit to offset the Depository Bank’s customary servicing and account fees for the Collection Account.
(b)    Borrower hereby grants to Lender a first priority security interest in the Collection Account and all deposits at any time contained therein and the proceeds thereof and will take all reasonable actions necessary to maintain in favor of Lender a perfected security interest in the Collection Account, including executing and delivering the DACA (or any amendment, restatement or replacement thereof) and executing and filing UCC-1 Financing Statements and continuations thereof.
(c)    Borrower, the Depository Bank and Lender have entered into a DACA with respect to the Collection Account. It shall be an express condition precedent to any relocation of the Collection Account to another Depository Bank that such new Depository Bank and Borrower shall have executed a DACA for the benefit of Lender. Borrower shall execute such agreements and other documents reasonably requested by Lender or the Depository Bank which are necessary to establish and maintain the Collection Account as provided herein.
(d)    Borrower shall cause all Gross Rental Income and all proceeds and other receipts related to or arising from the Security Property to be deposited directly into the Collection Account, including Condemnation awards, Casualty proceeds and Lease Termination

14961843v.6

Payments. In furtherance of the foregoing, (i) Borrower shall execute and deliver to the Tenants of the Security Property written notices in the form attached as an exhibit to the Cash Management Agreement directing all such Tenants to deposit all Rents (including parking and storage space payments and expense reimbursements) and other items of Gross Rental Income from such Tenants into the Collection Account, (ii) Borrower and Property Manager shall deposit all items of Gross Rental Income received by Borrower or Property Manager into the Collection Account no later than one (1) Business Day immediately following Borrower’s or Property Manager’s receipt thereof, as provided in the Cash Management Agreement, and (iii) upon Lender’s request, Borrower shall execute and deliver to all other Persons who collect Gross Rental Income on behalf of or for the benefit of Borrower (including any parking operators and parking managers at the Security Property) written notice directing such Persons to deposit all items of Gross Rental Income received by such Persons directly into the Collection Account.
(e)    Borrower shall cause the Depository Bank to automatically transfer the full amount of all funds in the Collection Account by federal wire transfer of immediately available funds into the Lockbox Account on a daily basis. Each sweep of the Collection Account shall leave a maximum amount of Five Hundred Dollars ($500) in the Collection Account (or such other amount reasonably determined by the Depository Bank as necessary to pay any servicing fees or otherwise to maintain the Collection Account).
(f)    During the existence of an Event of Default, Lender shall be entitled to direct the Depository Bank to deliver all funds in the Collection Account and all other collateral related thereto to Lender or as Lender may direct, and Lender may apply such funds and other collateral toward payment of the Indebtedness in any order as Lender may elect.
3.1.2    Lockbox Account. Borrower hereby covenants and agrees as follows with respect to the Lockbox Account:
(a)    Borrower has established with Lender a non-interest bearing blocked collateral account (without check writing privileges) as Account No. 06001197 (the “Lockbox Account”). At all times during the Loan Term, Borrower shall maintain the Lockbox Account with Lender and a minimum balance of not less than Fifty Thousand Dollars ($50,000) shall be on deposit in the Lockbox Account. During any Lockbox Period, the Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be denominated “Hines REIT One Wilshire LP, as Pledgor/Bank of China, LAB, as Pledgee Lockbox Acct.” Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all reasonable actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including filing UCC-1 Financing Statements and continuations thereof.
(b)    Borrower shall cause all payments due to Borrower from the Counterparty pursuant to any Interest Rate Cap Agreement to be deposited directly by the Counterparty into the Lockbox Account. In furtherance of the foregoing, Borrower shall execute and deliver to each Counterparty written authorizations and instructions irrevocably directing such Counterparty to deposit into the Lockbox Account all payments due from the Counterparty to Borrower pursuant to the Interest Rate Cap Agreement.

14961843v.6

(c)    Until the occurrence of a Lockbox Trigger Event, Borrower shall have full right of access to and the right to withdraw or direct payment of funds from the Lockbox Account and otherwise administer the Lockbox Account, subject to Section 2.11.3 above and the other provisions of this Agreement and the Loan Documents. From and after the occurrence of a Lockbox Trigger Event and during any Lockbox Period, Borrower shall not have any right to withdraw or direct payment of funds from the Lockbox Account or otherwise administer the Lockbox Account, and all funds in the Lockbox Account shall be disbursed as hereinafter provided in Section 3.1.4 below, until the expiration of the applicable Lockbox Period.
(d)    Notwithstanding Section 3.1.2(c) above, Borrower acknowledges and agrees that Lender has the right to debit the Lockbox Account as described in Section 2.11.3 above regardless of whether a Lockbox Trigger Event has occurred and regardless of whether a Lockbox Period is in existence.
3.1.3    Suspension of Threshold DSCR Lockbox Trigger Event. If the Lockbox Trigger Event which creates the Lockbox Period is a DSCR Trigger Event, then Borrower may thereafter terminate the existence of such DSCR Trigger Event by (a) delivering to Lender an Acceptable Letter of Credit which would be sufficient to reduce the Outstanding Principal Balance of the Loan such that the Debt Service Coverage Ratio of 1.25 is met, which Acceptable Letter of Credit shall be additional security for payment or performance of the Obligations, or (b) making a partial Prepayment to Lender of the principal of the Loan sufficient to reduce the Outstanding Principal Balance of the Loan such that the Debt Service Coverage Ratio of 1.25 is met. Any such partial Prepayment of the Outstanding Principal Balance pursuant to clause (b) of this Section 3.1.3 shall not require the payment of any Prepayment Fee but shall include any Breakage Costs. Borrower shall provide to Lender not less than ten (10) Business Days prior written notice of any such election to deliver an Acceptable Letter of Credit or make a Prepayment of the Outstanding Principal Balance of the Loan made pursuant to this Section 3.1.3 above. If there exists an Event of Default under any of the Loan Documents, the Environmental Indemnity Agreement or the Collateral Assignment of Interest Rate Cap Agreement, Lender may draw upon the Acceptable Letter of Credit and apply the proceeds thereof against such obligations of Borrower under the Loan Documents in whatever order Lender may elect.
3.1.4    Cash Management Waterfall.
(a)    At all times during a Lockbox Period, and provided no Event of Default exists, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately succeeding Business Day) all funds on deposit in the Lockbox Account shall be applied by Lender to the payment of the following items in the order indicated:
(i)    First, payments with respect to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 3.2 of this Agreement;
(ii)    Second, payment of the Monthly Debt Service Payments then due under this Agreement and the Note;

14961843v.6

(iii)    Third, disbursement to Borrower of an amount equal to the amount set forth in the current Project Budget for payments of monthly Cash Expenses then currently due and payable for such month;
(iv)    Fourth, if the Lockbox Trigger Event is an Event of Default, payment of the Monthly Capital Expenditure Deposits with respect to the Capital Expenditure Reserve Fund in accordance with the terms and conditions of Section 3.5 of this Agreement.
(v)    Fifth, if an Event of Default has occurred (whether or not such Event of Default is thereafter cured), payments into the Leasing Reserve Account in accordance with Section 3.3.2 below until the amount of funds on deposit in the Leasing Reserve Fund equals the aggregate amount of the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance and the Crowell Weedon Additional Cash Allowances which have not yet been paid to CoreSite pursuant to the CoreSite Lease Amendment or to Crowell Weedon pursuant to the Crowell Weedon Lease Amendment, respectively.
(vi)    Sixth, disbursement to Borrower for payment of Extraordinary Expenses reasonably approved by Lender, if any, which disbursement to Borrower for payment of approved Extraordinary Expenses shall be made pursuant to a written request for disbursement submitted by Borrower to Lender specifying the approved Extraordinary Expenses in a form reasonably acceptable to Lender and accompanied by copies of invoices and supporting documentation as Lender may reasonably request; and
(vii)    Lastly, payment of any excess amount after making the foregoing payments (“Excess Cash Flow”) shall be deposited in the Debt Service Reserve Account until the expiration of the Lockbox Period, and upon expiration of the Lockbox Period such Excess Cash Flow deposited in the Debt Service Reserve Account shall be disbursed to Borrower within three (3) Business Days after the Borrower’s written request therefor.
(b)    The insufficiency of funds on deposit in the Lockbox Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(c)    Notwithstanding the foregoing or anything to the contrary, during the existence of an Event of Default, all funds on deposit in the Lockbox Account and the Debt Service Reserve Account, as well as all other Reserve Funds, may be applied by Lender against such obligations of Borrower under the Loan Documents in such order and priority as Lender shall determine.
3.1.5    Payments Received Under the Cash Management Agreement. Borrower’s obligations with respect to the Monthly Debt Service Payments and amounts due with respect to the Tax and Insurance Escrow Fund shall be deemed satisfied to the extent sufficient amounts (in excess of the required One Hundred Fifty Thousand Dollar ($150,000) minimum balance) are deposited in the Lockbox Account established pursuant to the Cash Management

14961843v.6

Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
3.2    Tax and Insurance Escrow Fund.
3.2.1    Tax and Insurance Account. Borrower has established with Lender an interest bearing blocked collateral account (without check writing privileges) for the Tax and Insurance Escrow Fund (the “Tax and Insurance Account”). Borrower shall maintain the Tax and Insurance Account with Lender during the Loan Term and such Tax and Insurance Account shall be under the sole dominion and control of Lender. The Tax and Insurance Account shall be denominated “Hines REIT One Wilshire LP, as Pledgor/Bank of China, LAB, as Pledgee Tax and Insurance Acct.” The Tax and Insurance Account may be a ledger or book entry subaccount linked to the Lockbox Account and need not be an actual account (although an actual account is permitted). Lender shall have the sole right to make withdrawals from the Tax and Insurance Account and all costs and expenses for establishing and maintaining the Tax and Insurance Account shall be paid by Borrower.
3.2.2    Deposits to Tax and Insurance Escrow Fund. No deposits to the Tax and Insurance Account shall be required so long as a Lockbox Period does not exist. Upon the occurrence of a Lockbox Trigger Event, Borrower shall deposit into the Tax and Insurance Account the sum of (a) two-twelfths (2/12) of the Real Estate Taxes which Lender reasonably estimates will hereafter become due for the then current fiscal tax year, plus (b) two-twelfths (2/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the insurance policies that Borrower is required to maintain hereunder upon the expiration thereof. Beginning on the second (2nd) Payment Date and continuing on each Payment Date thereafter during any Lockbox Period, Borrower shall pay to Lender, in addition to each Monthly Debt Service Payment, (i) one-twelfth (1/12) of the Real Estate Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the insurance policies that Borrower is required to maintain hereunder upon the expiration thereof. The amounts in this Section 3.2.2 above shall be paid in order to accumulate with Lender during any Lockbox Period sufficient funds to pay all Real Estate Taxes at least thirty (30) days prior to their respective delinquency dates and to pay all Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, and said amounts are hereinafter referred to collectively as the “Tax and Insurance Escrow Fund”. In accordance with the Cash Management Agreement, on each Payment Date during any Lockbox Period Lender shall deduct the monthly deposit to the Tax and Insurance Fund from the Lockbox Account which is due on such Payment Date. During any Lockbox Period, Lender is hereby authorized to debit the Lockbox Account for such amounts on each Payment Date. The insufficiency of funds on deposit in the Lockbox Account on a Payment Date shall not relieve Borrower from the obligation to make any such monthly deposit to the Tax and Insurance Fund as and when due on such Payment Date.
3.2.3    Payment of Real Estate Taxes and Insurance Premiums. During the existence of any Lockbox Period, Borrower shall deliver, or caused to be delivered, to Lender, promptly upon receipt thereof, all bills and invoices for Real Estate Taxes and Insurance Premiums

14961843v.6

and Lender shall make such payment of Real Estate Taxes or Insurance Premiums directly to the taxing authority, insurance company or other appropriate Person directly from the Tax and Insurance Escrow Fund. In making any disbursement from the Tax and Insurance Escrow Fund, Lender may rely upon the bill or invoice from the appropriate public office and obtain written confirmation from the Tax Servicer (with respect to Real Estate Taxes) or an invoice or statement from the insurer or agent (with respect to Insurance Premiums), and Lender may, but shall not be required to, make inquiry into the accuracy of such bill, invoice or statement and the amounts shown thereon or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. In the alternative, at Borrower’s option, upon Borrower’s submission to Lender of evidence reasonably satisfactory to Lender that such Real Estate Taxes and Insurance Premiums have been paid in full, Lender shall disburse from the Tax and Insurance Escrow Fund such amounts of Real Estate Taxes and Insurance Premiums as have been paid by Borrower. At such time as a Lockbox Period no longer exists, Lender shall return to Borrower any amount remaining in the Tax and Insurance Account; provided, however, Borrower shall be obligated to comply with the provisions if a Lockbox Period thereafter exists at any time during the Loan Term. Any amount remaining in the Tax and Insurance Escrow Fund after the Indebtedness has been paid in full shall be returned to Borrower. In returning such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property (without implying Lender’s consent to any Transfer of the Property in violation of the Loan Documents). Borrower shall provide Lender with all bills, invoices and documents necessary to enable Lender to make timely payment of Real Estate Taxes and Insurance Premiums prior to the date on which any installment of Real Estate Taxes and Insurance Premiums would become delinquent or any penalty, late fee, interest or similar charge is incurred. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Real Estate Taxes and Insurance Premiums by the dates set forth in this Section 3.2, Lender shall notify Borrower of such determination and the monthly payments to the Tax and Insurance Account from the Lockbox Account shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the delinquency date of the Real Estate Taxes and/or thirty (30) days prior to expiration of the insurance policies that Borrower is required to maintain hereunder, as the case may be.
3.3    Leasing Reserve Fund.
3.3.1    Leasing Reserve Account. Borrower has established with Lender an interest bearing blocked collateral account (without check writing privileges) for deposit of the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance and any subsequent deposits for the Leasing Reserve Fund (the “Leasing Reserve Account”). Borrower shall maintain the Leasing Reserve Account with Lender during the Loan Term and the Leasing Reserve Account shall be under the sole dominion and control of Lender. The Leasing Reserve Account shall be denominated “Hines REIT One Wilshire LP, Pledgor/Bank of China, LAB, Pledgee Leasing Reserve Acct.” The Leasing Reserve Account may be a ledger or book entry subaccount linked to the Lockbox Account and need not be an actual account (although an actual account is permitted). Lender shall have the sole right to make withdrawals from the Leasing Reserve Account and all costs and expenses for establishing and maintaining the Leasing Reserve Account shall be paid by Borrower.

14961843v.6

3.3.2    Deposits to Leasing Reserve Account. Upon Loan Closing, Borrower shall cause the Title Company to deposit into the Leasing Reserve Account from the proceeds of the Loan the aggregate amount of the CoreSite Cash Allowance and the Crowell Weedon Initial Cash Allowance in order to provide funds for payment of the CoreSite Cash Allowance when and as due in accordance with the CoreSite Lease Amendment and payment of the Crowell Weedon Initial Cash Allowance when and as due in accordance with the Crowell Weedon Lease Amendment. Borrower understands and agrees that, notwithstanding the deposit of such Loan proceeds in the aggregate amount of the CoreSite Cash Allowance and the Crowell Weedon Initial Cash Allowance into the Leasing Reserve at Loan Closing, all of the proceeds of the Loan used to so fund the Leasing Reserve shall be deemed to be disbursed to Borrower and shall bear interest from and after Loan Closing in accordance with this Agreement and the other Loan Documents. In addition, from and after the occurrence of an Event of Default (whether or not such Event of Default is thereafter cured), all Net Operating Income to be deposited into the Leasing Reserve in accordance with Section 3.1.5(a)(v) above until the total amount on deposit in the Leasing Reserve equals the aggregate amount of the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance and the Crowell Weedon Additional Cash Allowances which have not yet been paid to CoreSite pursuant to the CoreSite Lease Amendment and to Crowell Weedon pursuant to the Crowell Weedon Lease Amendment, respectively. All such amounts deposited into the Leasing Reserve Account pursuant to this Section 3.3.1 shall constitute the “Leasing Reserve Fund”.
3.3.3    Disbursements from Leasing Reserve Account. The Leasing Reserve Fund shall be used to provide funds to pay the CoreSite Cash Allowance to CoreSite when and as due pursuant to the CoreSite Lease Amendment, and to pay the Crowell Weedon Initial Cash Allowance and the Crowell Weedon Additional Cash Allowances to Crowell Weedon pursuant to the Crowell Weedon Lease Amendment. Disbursements shall be made from the Leasing Reserve Account to pay the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance and the Crowell Weedon Additional Cash Allowance upon Lender’s receipt of (a) a completed disbursement request duly executed by Borrower requesting the amount of the particular disbursement and directing Lender to disburse such amount, and (b) such other documentation and instruments required from either Borrower, on the one hand, or CoreSite or Crowell Weedon, on the other hand, pursuant to the CoreSite Lease Amendment or the Crowell Weedon Lease Amendment, respectively, in connection with the payment of the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance or the Crowell Weedon Additional Cash Allowances. Lender shall disburse the CoreSite Cash Allowance directly to CoreSite from the Leasing Reserve and the Crowell Weedon Initial Cash Allowance and the Crowell Weedon Additional Cash Allowances directly to Crowell Weedon from the Leasing Reserve.
3.3.4    Release of Excess Amounts from Leasing Reserve Account. So long as no Noticed Default or Event of Default exists under the Loan Documents, Lender shall release any remaining funds in the Leasing Reserve Account to Borrower promptly upon: (a) with respect to funds deposited for the CoreSite Cash Allowance and the Crowell Weedon Initial Cash Allowance, the satisfaction of the payment of all of the CoreSite Cash Allowance, the Crowell Weedon Initial Cash Allowance, and (b) with respect to funds deposited for the Crowell Weedon Additional Cash Allowance, when such Event of Default is cured. Upon payment of the Indebtedness in full to

14961843v.6

Lender, any remaining funds in the Leasing Reserve Account shall be promptly released by Lender to Borrower.
3.4    Debt Service Reserve Fund.
3.4.1    Debt Service Reserve Account. Borrower has established with Lender an interest bearing blocked collateral account (without check writing privileges) for the Debt Service Reserve Fund (the “Debt Service Reserve Account”). Borrower shall maintain the Debt Service Reserve Account with Lender during the Loan Term and such Debt Service Reserve Account shall be under the sole dominion and control of Lender. The Debt Service Reserve Account shall be entitled “Hines REIT One Wilshire LP, Pledgor/Bank of China, LAB, Pledgee, Debt Service Reserve Acct.” The Debt Service Reserve Account may be a ledger or book entry subaccount linked to the Lockbox Account and need not be an actual account (although an actual account is permitted). There shall be no funds in the Debt Service Reserve Account as of the Closing Date, but funds may be later deposited into the Debt Service Reserve Account pursuant to Section 3.1.4 hereof and the Cash Management Agreement. Lender shall have the sole right to make withdrawals from the Debt Service Reserve Account and all costs and expenses for establishing and maintaining the Debt Service Reserve Account shall be paid by Borrower.
3.4.2    Disbursement of Debt Service Reserve Account Funds. Amounts in the Debt Service Reserve Fund may be disbursed from the Debt Service Reserve Account upon the direction of Lender to pay Indebtedness if not paid when due, to pay installments due into any Reserve, and to pay any other Operating Expense. All funds in the Debt Service Reserve Account remaining at the Maturity Date may be applied, at Lender’s discretion, to reduce the Outstanding Principal Balance or otherwise as provided in the Loan Documents. If there exists an Event of Default under the Loan Documents, Lender may apply all funds in the Debt Service Reserve Account against such obligations of Borrower under the Loan Documents in whatever order Lender may elect.
3.4.3    Release of Debt Service Reserve Account Funds. The funds in the Debt Service Reserve Account shall be released to Borrower upon Borrower’s request at such time as the Lockbox Period terminates in accordance with the definition of “Lockbox Period” in this Agreement.
3.5    Capital Expenditure Reserve Fund.
3.5.2    Capital Expenditure Reserve Account. Borrower has established with Lender an interest bearing blocked collateral account (without check writing privileges) for the Capital Expenditure Reserve Fund (the “Capital Expenditure Reserve Account”). Borrower shall maintain the Capital Expenditure Reserve Account with Lender during the Loan Term and the Capital Expenditure Reserve Account shall be under the sole dominion and control of Lender. The Capital Expenditure Reserve Account shall be denominated “Hines REIT One Wilshire LP, Pledgor/Bank of China, LAB, Pledgee Capital Expenditure Reserve Acct.” The Capital Expenditure Reserve Account may be a ledger or book entry subaccount linked to the Lockbox Account and need not be an actual account (although an actual account is permitted). There shall be no funds in the Capital Expenditure Reserve Account as of Loan Closing, but funds may be later deposited into the Capital

14961843v.6

Expenditures Reserve Account pursuant to Section 3.5.2 hereof and the Cash Management Agreement. Lender shall have the sole right to make withdrawals from the Capital Expenditure Reserve Account and all costs and expenses for establishing and maintaining the Capital Expenditure Reserve Account shall be paid by Borrower.
3.5.3    Deposits to Capital Expenditure Reserve Account. During the existence of an Event of Default, on each Payment Date Borrower shall make a monthly deposit of Immediate Funds into the Capital Expenditure Reserve Account in an amount equal to the greater of (a) Fifty Thousand Dollars ($50,000) per month, and (b) one-twelfth (1/12th) of the amount set forth for annual Capital Expenditures in the current Project Budget approved by Lender (each, a “Monthly Capital Expenditure Deposit”). If a Lockbox Period exists on any due date of a Monthly Capital Expenditure Deposit, Lender is hereby authorized to debit the Lockbox Account for such Monthly Capital Expenditure Deposit, but the insufficiency of funds on deposit in the Lockbox Account on a Payment Date shall not relieve Borrower from the obligation to make any such Monthly Capital Expenditure Deposit when and as due on such Payment Date. Lender shall give written notice to Borrower of any such insufficiency. All such Monthly Capital Expenditure Deposits deposited into the Leasing Reserve Account shall constitute the “Capital Expenditure Reserve Fund”.
3.5.4    Payment of Capital Expenditure Costs. The Capital Expenditure Reserve Fund shall be used to provide funds to pay the costs of Capital Expenditures incurred by Borrower with respect to the Mortgaged Property in accordance with the Project Budget approved by Lender or which are otherwise approved by Lender.
3.5.5    Disbursements from Capital Expenditure Reserve Account. Periodic disbursements shall be made from the Capital Expenditure Reserve Account subject to the following terms and conditions: (a) Borrower’s delivery of (i) a completed disbursement request duly executed by Borrower in the form of Exhibit C attached hereto, requesting the amount of the particular disbursement and directing Lender to disburse such amount, and (ii) a completed disbursement request summary and application for payment duly executed and certified by Borrower in the form of Exhibit D attached hereto; (b) with respect to construction costs, Lender’s receipt of (i) a completed contractor’s requisition certificate on a standard AIA form or other commercially reasonable form, and (ii) a certification on a standard AIA form or other commercially reasonable form from any architect and any engineering consulting firm employed in connection with the improvements for which such Capital Expenditures are incurred; (c) Borrower’s delivery of satisfactory written evidence that all current Capital Expenditures that are the subject to such disbursement request have been paid in full (or will be paid upon application of the requested advance) and there are no outstanding claims in connection therewith, including lien waivers executed by each general contractor (and each subcontractor, supplier, materialman and other contractor with a contract of Fifty Thousand Dollars ($50,000) or more); (d) there shall be not more than one (1) disbursement made on account of Capital Expenditures in any calendar month; (e) each request for disbursement shall not be for less than Fifty Thousand Dollars ($50,000), except that the final request for disbursement under any separate contract for Capital Expenditures may be for less than Fifty Thousand Dollars ($50,000); (f) each disbursement (except for the final request under any separate contract for Capital Expenditures) shall not exceed ninety percent (90%) of the actual Capital Expenditures (exclusive of soft costs) incurred by Borrower in connection with any such

14961843v.6

disbursement request; and (g) the final request for disbursement (inclusive of retainage allocable to the previous disbursements made in connection with such final disbursement) relating to Capital Expenditures shall, if applicable by reason of the nature of the Capital Expenditure, be accompanied by a new permanent certificate of occupancy for the Improvements covered by such Capital Expenditures (or a temporary certificate of occupancy with conditions and limits on duration reasonably acceptable to Lender or other functional equivalent thereof) allowing immediate occupancy and use of such Improvements.
3.5.6    Use of Capital Expenditure Reserve Account Funds. So long as no Event of Default continues to exist under the Loan Documents, the balance of the Capital Expenditure Reserve Fund will be released by Lender to Borrower. At any time during the existence of an Event of Default under the Loan Documents, the Environmental Indemnity Agreement or the Collateral Assignment of Interest Rate Cap Agreement, Lender may apply all funds in the Capital Expenditure Reserve Account against such obligations of Borrower under the Loan Documents in whatever order Lender may elect.
3.6    General Provisions Regarding Reserve Funds.
3.6.7    Security Interest and Reserve Funds. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Indebtedness. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the payment and performance of the Indebtedness and all other obligations of Borrower under this Agreement and the other Loan Documents. If any Event of Default shall have occurred and is continuing, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Indebtedness in any order in Lender’s sole discretion. The Reserve Funds shall not constitute trust funds and may not be commingled with other monies held by Lender.
3.6.8    No Assignment of Pledge. Borrower shall not, without obtaining the prior consent of Lender in Lender’s sole discretion, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
3.6.9    Earnings on Reserve Funds. Borrower shall have the right to direct Lender to invest sums on deposit in the Reserve Funds in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 3.6.3 above. Borrower shall bear all reasonable costs associated with the investment of the sums in the Reserve Funds in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such

14961843v.6

costs, such costs shall be paid by Borrower promptly on demand by Lender. Interest or other earnings, if any, on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds.
3.6.10    Indemnity for Reserve Funds. Borrower shall indemnify Lender and hold Lender harmless from and against any and all Claims and any and all liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except those Claims caused by Lender’s gross negligence or willful misconduct. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds.
ARTICLE IV

COVENANTS
Borrower covenants and agrees with Lender as follows:
4.1    Payment and Performance by Borrower. Borrower shall pay the Indebtedness and perform and discharge (or cause to be performed and discharged) all of the Obligations on or before the time for performance, subject to applicable grace periods, specified in each and every one of the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement.
4.2    Compliance with Legal Requirements. Subject only to Borrower’s right to contest certain matters in accordance with Section 9.1 below, Borrower shall promptly and faithfully comply with, conform to, and obey, in all material respects, all Legal Requirements applicable to Borrower and/or the Security Property and shall at all times keep in full force and effect such Licenses and Permits as may be necessary to own, manage, operate, maintain, construct, repair and replace the Security Property and to comply in all material respects with all Legal Requirements relating to the Security Property and the ownership, leasing, management, maintenance, operation and occupancy of the Security Property, as such Legal Requirements may exist from time to time. Borrower shall promptly implement any ADA Compliance Plan in accordance with all of the terms and conditions thereof. Without Lender’s prior written consent, Borrower shall not (a) cancel, transfer or assign the Licenses and Permits unless no longer necessary or replaced with comparable Licenses or Permits, (b) materially amend or modify any Licenses and Permits, (c) consent to the cancellation, termination, transfer, amendment, or assignment of any material License and Permit by any other party to such material License and Permit unless no longer necessary or replaced with comparable Licenses or Permits, or (d) grant or withhold Borrower’s approval with respect to any material item, action or undertaking under any License or Permit. Borrower shall, immediately upon becoming aware thereof, notify Lender in writing of any event which could reasonably be expected to cause the rescission, termination or withdrawal of any of the material Licenses and Permits. Borrower shall not, directly or indirectly, cause or permit to exist any condition which would result in (i) the

14961843v.6

termination or cancellation of any material License and Permit or (ii) the reduction or modification of the material benefits or entitlements under, any License and Permit, unless no longer necessary or replaced with comparable Licenses or Permits.
4.3    Borrower’s Payment of Impositions. Subject only to Borrower’s right to contest certain matters in accordance with Section 9.1 below, Borrower shall pay and discharge the Impositions and all Other Charges when due.
4.4    Protecting and Upholding Lien and Security Interest. Borrower shall protect the first priority lien and security interest status of the Security Instrument, the other Loan Documents and the Collateral Assignment of Interest Rate Cap Agreement. Subject only to Borrower’s right to contest certain matters in accordance with Section 9.1 below, Borrower shall not create or permit to be created or to exist any Lien on a parity with, superior to, or inferior to, any of the liens or security interests of the Security Instrument, the other Loan Documents and the Collateral Assignment of Interest Rate Cap Agreement, except for the Permitted Exceptions.
4.5    Borrower’s Maintenance of Security Property in Good Repair; No Waste; Alterations and Additions. Borrower shall keep the Security Property in good order and condition and will make all repairs, replacements, alterations and additions which are necessary to keep the Security Property in such order and condition. Borrower shall not commit or permit any material waste of the Security Property. Lender’s prior written approval shall be required in connection with any changes, modifications or alterations to any of the Real Property that, except with respect to normal repairs or replacements, the cost of which change, modification or alteration (including any related alteration, improvement or replacement) is reasonably anticipated to exceed Five Million Dollars ($5,000,000) (a “Material Alteration”). For purposes hereof, a “Material Alteration” shall not include (a) any tenant improvements to be made pursuant to any Approved New Lease for any Current CoreSite Space, (b) any tenant improvements to be made pursuant to a Qualifying Lease, and (c) any Restoration work pursuant to Section 5.5.2 or Section 5.7 below. All repairs, alterations or additions (without implying Lender’s consent to any alteration or addition prohibited by this Agreement) shall be completed promptly in a good and workmanlike manner and in compliance with all applicable Legal Requirements and other Obligations by which Borrower or the Security Property is bound. Borrower shall not make or allow to be made any material changes, modifications or alterations to the Real Property (whether or not such changes, modifications or alterations constitute Material Alterations) which (a) materially and adversely affect the scope or quality of construction; (b) violate any Space Leases, any Other Leases or any material Project Operating Agreement; (c) diminish the quality of materials or workmanship in any respect; (d) reduce the net rentable area within the Improvements; (e) increase anticipated operating costs of the Real Property by more than five percent (5%) (excluding increases in anticipated operating costs which are offset by increases in anticipated Gross Rental Income generated by the Real Property); or (f) violate any Building Laws or other Legal Requirements.
4.6    Maintenance of Insurance; Waiver of Subrogation.
4.6.3    Maintenance of Insurance. Borrower shall obtain and maintain the following insurance upon and relating to the Security Property throughout the Loan Term:

14961843v.6

(a)    “all risk” or “special form” property insurance on an occurrence basis in an amount not less than the full replacement cost (insurable value) of all of the Improvements (without deduction for depreciation and including the cost of debris removal), with a deductible which shall not exceed One Hundred Thousand Dollars ($100,000) with (i) a valuation based on an Agreed Amount Endorsement sufficient at all times to prevent Borrower from becoming a co-insurer, (ii) a “Loss Due to Operation of Law” or a Law and Ordinance Endorsement covering the cost if any of the Improvements cannot be Restored by reason of current applicable Building Laws, (iii) a Demolition and Increased Cost of Construction Endorsement, and (iv) as much coverage for incidents of terrorism as is available at Commercially Reasonable Rates;
(b)    owner’s (and during any period of construction at the Real Property, contractor’s) policy of commercial general liability insurance on an occurrence basis (with as much coverage for incidents of terrorism as is available at Commercially Reasonable Rates), with a limit of not less than One Million Dollars ($1,000,000) per occurrence and with a deductible of no more than One Hundred Thousand Dollars ($100,000);
(c)    automobile liability insurance on an occurrence basis with a limit of not less than One Million Dollars ($1,000,000) per occurrence and with a deductible of no more than Fifty Thousand Dollars ($50,000);
(d)    umbrella liability insurance in the amount of Twenty-Five Million Dollars ($25,000,000) each occurrence and annual aggregate applicable in excess of the insurance required in Section 4.6.1(b) and Section 4.6.1(c) above;
(e)    if any portion of the Real Property is located in a Seismic Zone 2, 3 or 4, earthquake insurance in an amount reasonably acceptable to Lender (which amount shall not be less than the Probable Maximum Loss) with respect to such portion of the Real Property, with a deductible of no more than five percent (5%) of the total insured value, and in form and substance satisfactory to Lender;
(f)    rental loss or business interruption insurance in an amount not less than actual loss sustained plus an extended period of indemnity of not less than three hundred sixty-five (365) days (but only one hundred eighty (180) days in connection with earthquakes);
(g)    if any of the Real Property is now or hereafter becomes situated in “flood zones A or V,” and if required by Lender, a flood insurance policy with a deductible of not more than Fifty Thousand Dollars ($50,000);
(h)    to the extent Borrower has employees, workers compensation and employer’s liability insurance in the statutory limits;
(i)    if any alcoholic beverages are sold, distributed, furnished or served on a commercial basis at or from any portion of the Real Property, insurance for “dram shop” liability or otherwise relating to the sale, distribution, furnishing or service of alcoholic beverages;

14961843v.6

(j)    broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery and equipment located in, on or about the Security Property (including “Systems Breakdown” coverage and insurance against loss of occupancy or use arising from any breakdown); and
(k)    such other appropriate insurance against risks which from time to time are commonly insured against by owners of properties similar to the Security Property located in all around the region in which the Security Property is located.
4.6.4    Blanket Policy. Lender agrees that the insurance may be provided under a blanket insurance policy, provided that (a) such blanket insurance policy specifically allocates to the Security Property the amount of coverage required under the terms of this Agreement and the other Loan Documents, (b) such blanket insurance policy otherwise provides the same protection as would a separate policy insuring the Security Property in compliance with the terms of this Agreement and the other Loan Documents (including giving Lender all of the rights described in Section 4.6.3 below), and (c) Lender receives a certificate specifying the coverage provided by such blanket insurance policy (and the additional information as provided in Section 4.6.4 below if such certificate does not evidence to the reasonable satisfaction of Lender that the insurance coverage required hereunder is being provided by such blanket insurance policy). Following the occurrence of any Event of Default or upon any failure to pay any portion of the premium for such blanket insurance policy which is not allocable to the Security Property or any other action which does not relate to the Security Property and which would otherwise permit the issuer of the blanket policy to cancel any coverage, Lender may, in addition to any other rights and remedies of Lender, require the Security Property to be insured by a separate single-property policy.
4.6.5    Policy Terms and Provisions. Each insurance policy required by this Section 4.6 or otherwise obtained by or on behalf of Borrower (without implying Lender’s consent to Borrower’s failure to obtain any insurance which does not satisfy the requirements of this Section 4.6) shall provide by way of endorsements, riders or otherwise that: (a) with respect to liability insurance Lender shall be named as an additional insured and with respect to the other insurance required hereunder (other than workers compensation insurance), Lender shall be named under a standard noncontributory mortgagee clause providing for such amounts to be payable to Lender as a mortgagee or loss payee and not as a coinsured; (b) any loss shall be payable to Lender and Borrower, as their interests may appear in accordance with the terms of such insurance policy and the coverage of Lender shall not be terminated, reduced or affected in any manner regardless of any breach or violation by Borrower, Property Manager, or any owner, Tenant or occupant of any portion of the Security Property of any warranties, declarations, or conditions in such insurance policy; (c) the companies issuing the insurance referred to in Section 4.6.1 above shall agree to provide Lender with at least thirty (30) days’ prior written notice of any cancellation of coverage; and (d) Lender may, but shall not be obligated to, make premium payments to prevent any cancellation or reissuance, and such payments shall be accepted by the insurer to prevent the same; provided, however, under no circumstances shall Lender be liable for the failure to make such payment or obtain such insurance, or for the amount, coverage or type of insurance obtained, the form or legal sufficiency of any such insurance contract, or the solvency of any such insurance company. Additionally, Borrower shall notify any and all insurers under casualty and liability

14961843v.6

insurance policies that Lender has a security interest pursuant to the terms of the Loan Documents in and to such insurance policies and any proceeds thereof, and that any payments under those insurance policies are to be made directly to Lender.
4.6.6    Evidence of Insurance. Lender shall be furnished with a certificate of insurance prior to Loan Closing and a certificate of each such renewal policy showing the required insurance continuing in force no later than five (5) Business Days prior to the expiration of the initial policy or each immediately preceding renewal policy, in each case specifying the coverage provided by such policy. If any certificate of insurance for a single-property policy does not evidence to the reasonable satisfaction of Lender that all of the insurance coverage required hereunder is being provided by such single-property policy, then Lender shall have the right to require Borrower to deliver to Lender, within five (5) Business Days following Lender’s written request, either an original or a certified copy of the single-property policy (or renewal single-property policy, as applicable). If any certificate of insurance for any blanket insurance policy does not evidence to the reasonable satisfaction of Lender that all of the insurance coverage required hereunder is being provided by such blanket insurance policy, then Lender shall have the right to require Borrower to deliver to Lender, within five (5) Business Days following Lender’s written request, (i) certified copies of all of the declaration pages and endorsement to such blanket insurance policy, (ii) all forms and conditions of such blanket insurance policy relative only to the Security Property, and (iii) a schedule setting forth the aggregate loss limit under such blanket insurance policy and the value allocated to the Real Property under such blanket insurance policy. Borrower shall promptly provide to Lender copies of any and all notices of cancellation, non-renewal, coverage changes, claims, and demands which Borrower or Property Manager receives from insurers of the Security Property.
4.6.7    Insurance Carriers. All insurance policies required under this Security Instrument shall be with a company or companies which are acceptable to Lender and are fully authorized, licensed and admitted to do business in the state in which the Security Property is located with a claims paying ability or financial strength rating of A-:X or higher (unless otherwise reasonably approved by Lender; provided, however, in all events the claims paying or financial strength rating must be not less than A-), according to the standards set by A.M. Best Company.
4.6.8    Failure to Maintain Insurance. If Borrower fails to obtain any insurance policy or policies required by Lender, or fails to assign and deliver such policies or certificate of insurance to Lender, or fails to timely deliver evidence of such insurance coverage to Lender as provided in Section 4.6.4 above, then Lender may, but shall not be required to, obtain such insurance and pay the premium or premiums therefor, in which event Borrower shall, on demand of Lender, repay such premium or premiums to Lender and such amount shall be secured by the Security Instrument and other Loan Documents as part of the Indebtedness, and shall be due and payable upon demand with interest thereon at the Default Rate from the date due until repaid. Without limiting the foregoing, if Borrower fails to maintain the level and coverages of insurance required under this Agreement, then Borrower shall indemnify Lender to the extent that a Casualty occurs and insurance proceeds would have been available had such insurance been maintained.

14961843v.6

4.6.9    Waiver of Subrogation. Borrower waives any and all right to claim, recover, or obtain subrogation against Lender or any Lender Party for loss or damage to Borrower, any Borrower Party, any agent, employee or Affiliate of any Borrower Party, the Security Property, Borrower’s property or the property of others under Borrower’s control from any cause insured against or required to be insured against by the provisions of the Loan Documents.
4.7    Site Visits, Inspections, Observation and Testing.
4.7.1    Lender’s Right to Inspect Security Property. Lender and Lender’s agents, employees, representatives, consultants and independent contractors shall have the right at any reasonable time and upon reasonable prior notice to enter and visit the Security Property for the purpose of performing inspections, appraisals, and observing the Security Property, subject to the rights of Tenants under their respective Leases. When an Event of Default exists, Lender may do any of the foregoing during normal business hours without advance notice or other limitation, but subject to the rights of Tenants under the Leases.
4.7.2    No Duty to Inspect. Borrower and Lender agree that Lender has no duty to visit, examine, inspect, investigate, test, audit or observe the Security Property, and no site visit, examination, inspection, investigation, test, audit or observation conducted by Lender or Lender’s agents, employees, representatives, consultants or independent contractors shall impose any liability on any of Lender or Lender’s agents, employees, representatives, consultants or independent contractors. Lender shall make reasonable efforts to avoid interfering with Borrower’s and the Tenants’ use of the Security Property in exercising any rights provided in this Section 4.7. Neither Borrower nor any other Person is entitled to rely on any site visit, examination, inspection, investigation, test, audit, observation by any of Lender or Lender’s agents, employees, representatives, consultants or independent contractors. Neither Lender nor Lender’s agents, employees, representatives, consultants nor contractors owe any duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any condition affecting the Security Property.
4.8    Books and Records; Financial Statements.
4.8.1    Books and Records. At all times during the Loan Term, Borrower shall keep and maintain, or cause to be kept and maintained, books and records for Borrower and the Security Property in accordance with good recordkeeping practices, in a manner sufficient to permit annual financial statements to be prepared in accordance with GAAP with respect to all revenue, income, costs, expenses and assessments incurred or made with respect to the Security Property (without straight line rent adjustments). At Lender’s request, Borrower shall make available upon reasonable notice all of Borrower’s books and records maintained for Borrower and the Security Property for examination, review, copying and audit by Lender or Lender’s auditors during normal business hours at Property Manager’s office in Los Angeles, California or other reasonably convenient facilities at no cost to Borrower. During the existence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to Borrower and the Real Property.

14961843v.6

4.8.2    Financial Statements, Reports and Budgets. Borrower shall do all of the following:
(a)    Borrower shall furnish to Lender annually, no later than one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements prepared in accordance with GAAP (without adjustments to straight line rents) and certified by a Responsible Person on behalf of Borrower, covering Borrower and the Real Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Real Property and a balance sheet for Borrower for such Fiscal Year. Such annual financial statements shall set forth the financial condition and the results of operations for the Real Property for such Fiscal Year, and shall include amounts representing annual Net Cash Flow, Net Operating Income, Gross Rental Income, and Operating Expenses. The foregoing annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) occupancy statistics for the Real Property, and (iii) a schedule reconciling Net Operating Income to Net Cash Flow, which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow.
(b)    Borrower shall furnish to Lender monthly, no later than fifteen (15) days after the end of each calendar month (i) a current Rent Roll for the Real Property, and (ii) the monthly bank statements from the Depository Bank for the Collection Account. Each Rent Roll delivered by Borrower at the end of a calendar quarter shall be certified by a Responsible Party on behalf of Borrower to be true, correct and complete.
(c)    Borrower shall furnish a Compliance Certificate to Lender within forty-five (45) days after each Calculation Date. Lender may, at Lender’s election, require Borrower to deliver a current Compliance Certificate at any other time in connection with the determination of Debt Service Coverage Ratio pursuant to this Agreement.
(d)    With respect to each calendar quarter (or any partial calendar quarter) during the Loan Term, Borrower shall furnish, or cause to be furnished, to Lender, within forty-five (45) days after the end of such calendar quarter, quarterly (and year-to-date) operating and income statements (including Capital Expenditures) prepared for the Real Property for such calendar quarter and on a cumulative trailing twelve (12) month basis, noting Net Operating Income, Gross Rental Income, and Operating Expenses (and, if applicable, any Extraordinary Expense), which operating and income statements shall be certified by a Responsible Person on behalf of Borrower as true, correct, accurate and complete and fairly presenting the financial conditions and results of the operations of Borrower and the Real Property. Upon Lender’s request, Borrower shall also deliver to Lender other information necessary and sufficient to fairly represent the financial position and results of operation of the Real Property during the subject calendar quarter and on a cumulative trailing twelve (12) month basis, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender.
(e)    Borrower shall furnish, or cause to be furnished, to Lender annually, no later than one hundred twenty (120) days after the end of each Fiscal Year, annual financial

14961843v.6

statements for Guarantor in form, substance and detail reasonably satisfactory to Lender and audited by an Approved CPA, showing in detail: (a) a balance sheet for Guarantor as of the last day of such Fiscal Year, (b) a statement of earnings for such Fiscal Year, (c) an operating statement for such Fiscal Year, and (d) a cash flow statement for such Fiscal Year. Such annual financial statements of Guarantor shall be accompanied by (A) any management letters, management reports or other supplementary comments or reports to Guarantor or the managers or members of Guarantor furnished by the Approved CPA who prepared the same, and (B) certificates and/or an audit opinion from such Approved CPA certifying that each annual financial statement presents fairly the financial condition and the results of operations of Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP (without straight line rent adjustments). The foregoing statements for Guarantor may be part of consolidated statements for Hines REIT.
(f)    Borrower has previously submitted to Lender an annual Project Budget for the first full Fiscal Year (i.e. the 2013 Fiscal Year) during the Loan Term. For each Fiscal Year thereafter during the Loan Term, Borrower shall submit to Lender an annual Project Budget not later than thirty (30) days prior to the commencement of such Fiscal Year. During any Lockbox Period, the annual Project Budget shall be subject to Lender's approval. In the event that during any Lockbox Period Lender objects to a proposed Project Budget submitted by Borrower, Lender shall advise Borrower of such objections within twenty-one (21) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Project Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to, or approval of, such revised annual Project Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 4.8.2(f) until Lender approves the annual Project Budget. Until such time that Lender approves a proposed annual Project Budget, the most recent annual Project Budget shall apply, with any required increases for non-discretionary items such as Real Estate Taxes, insurance premiums and utilities.
(g)    In the event that, during a Lockbox Period, Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Project Budget approved by Lender pursuant to Section 4.8.2(f) above (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense, which shall then be funded.
(h)    Upon Lender’s written request, Borrower shall furnish to Lender, within thirty (30) days following receipt thereof by Borrower, a copy of all financial statements, occupancy reports or other reports with respect to the Real Property generated by Property Manager and delivered to Borrower pursuant to the terms of the Property Management Agreement for the prior twelve (12) month period.
(i)    Any reports, statements or other information required to be delivered under this Agreement shall be delivered electronically in PDF format, and if requested by Lender, also (i) in paper form and (ii) on a diskette. Borrower agrees that Lender may disclose information provided to Lender pursuant to this Section 4.8.2 in connection with any sale, assignment, transfer or participation of all or part of the Loan or the Security Property to parties requesting such

14961843v.6

information in connection therewith, subject to Borrower’s approval and an executed confidentiality agreement.
4.8.3    Right to Audit. If Borrower fails to prepare and deliver promptly any statement or report required by this Section 4.8 within ten (10) days following written notice from Lender of such failure, Lender may make an audit of all books and records of Borrower, including Borrower’s bank accounts, which in any way pertain to the Security Property, and prepare the statements or reports which Borrower failed to procure and deliver. Such audit shall be made and such statements or reports shall be prepared by an Approved CPA or by an independent certified public accountant who is a member of the American Institute of Certified Public Accountants selected by Lender. Borrower shall pay all out-of-pocket expenses of the audit and other services described in this Section 4.8.3, which expenses shall be secured hereby as part of the Indebtedness and shall be due and payable upon demand with interest thereon at the Default Rate from the date due until repaid. Lender shall have no liability to Borrower or any Borrower Party with respect to such audit and Lender shall make no representation or warranty with respect to any of the matters discussed in such audit.
4.9    Borrower’s Payment for Labor and Materials. Subject to Borrower’s right to contest certain matters as provided in Section 9.1 below, Borrower shall promptly pay, when due, all bills and costs for labor and materials contracted for or authorized by Borrower, as the case may be, in connection with the Security Property and Borrower shall promptly use commercially reasonable efforts to enforce Borrower’s rights against any Tenant that fails or refuses to pay bills and costs for such labor and materials.
4.10    Further Assurances; Corrections; Recording of Loan Documents; Payment of Mortgage Taxes. From time to time, at the request of Lender, Borrower shall (a) promptly correct any defect, error, or omission which may be discovered in the contents of any Loan Document or in the execution or acknowledgment thereof; (b) execute and deliver such further instruments and perform such further acts and provide such further assurances as may be reasonably necessary, desirable, or proper, in Lender’s reasonable opinion, to carry out more effectively the purposes of this Agreement, the Note, the Security Instrument, the other Loan Documents, and the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, and as may be reasonably necessary, desirable or proper, in Lender’s opinion, to subject to the liens and security interests of the Security Instrument, the Assignment of Leases, any Collateral Agreements Assignment, the other Loan Documents and any Collateral Assignment of Interest Rate Cap Agreement any property intended by the terms hereof or thereof to be covered hereby or thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Security Property; (c) execute, acknowledge, deliver, procure, file, and/or record the Loan Documents (as requested by Lender) and if necessary, replacements thereof, and any other document or instrument reasonably deemed advisable by Lender to protect the liens and the security interests granted in the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment, the other Loan Documents and any Collateral Assignment of Interest Rate Cap Agreement against the rights or interests of third persons, so long as the same do not increase Borrower’s or Guarantor’s obligations or decrease Borrower’s or Guarantor’s rights under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap

14961843v.6

Agreement and any Collateral Assignment of Interest Rate Cap Agreement; and (d) pay all documentary stamp taxes, mortgage recording taxes, fees and other costs connected with any of the foregoing.
4.11    Borrower’s Payment of Impositions on Loan Documents. If at any time any law, statute, ordinance, regulation, rule or order is enacted or adopted which imposes or authorizes any Imposition upon this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or upon any rights, titles, liens, or security interests created hereby or thereby, or upon the Indebtedness or any part thereof, Borrower shall promptly pay all such Impositions; provided, however, that if such law, statute, ordinance, regulation, rule or order makes it unlawful for Borrower to pay or reimburse Lender for such Imposition, then Borrower shall not pay nor be obligated to pay such Imposition, and at Borrower’s election to be made within ten (10) Business Days following written notice from Lender to Borrower, either (a) the Loan shall be converted to a Prime Rate Loan on the last day of the then current Interest period, or (b) Borrower shall prepay in full the Indebtedness and other amounts due under the Loan Documents within one hundred twenty (120) days, without payment of any Prepayment Fee, but including payment of any Breakage Costs.
4.12    Loan Estoppel Certificate. Upon fifteen (15) days written request of Lender, Borrower shall furnish Lender a written certificate, in form reasonably satisfactory to Lender, confirming the Outstanding Principal Balance and any other Indebtedness and, to Borrower’s Knowledge, that there are no offsets or defenses against full payment of the Indebtedness and the terms of this Agreement, the Note, the Security Instrument, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement or if there are any such offsets or defenses, specifying them and certifying that, to Borrower’s Knowledge, there does not exist an Event of Default, or if an Event of Default exists, specifying the nature thereof.
4.13    Lender Expenses; Default Rate Applicable to Unpaid Amounts. Borrower shall pay on demand all Lender Expenses paid or incurred by Lender in connection with the Loan, including any Lender Expenses incurred by Lender in connection with the closing of the Loan and any Claim to which Lender is a party (except any Claim caused solely by the gross negligence or willful misconduct of Lender) involving this Agreement, any of the other Loan Documents, or the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, or the Security Property, including attorneys’ fees and expenses incurred or incident to the enforcement or collection of the Indebtedness or the exercise of any right or remedy under any Loan Document, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement. All such sums, and any other amounts required to be reimbursed to Lender pursuant to this Agreement or the other Loan Documents shall be secured by the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment and other Loan Documents as part of the Indebtedness, shall be due and payable upon demand and any amount due and payable hereunder to Lender which is not paid within ten (10) Business Days after written demand therefor from Lender shall bear interest from the date of such demand at the Default Rate.

14961843v.6

4.14    Name and Address. Borrower shall not change Borrower’s name without the prior written consent of Lender. Borrower shall give written notice to Lender of any change of address of Borrower at least ten (10) days prior to the effective date of such change of address.
4.15    Management of Security Property. At all times, during the Loan Term, the Real Property shall be managed under a written management agreement (the “Property Management Agreement”) by a professional management company approved by Lender (the “Property Manager”), which approval shall not be unreasonably withheld so long as the conditions in clause (a), clause (b) and clause (c) below of this Section 4.15 are satisfied. Each of Guarantor and Hines Interests Limited Partnership, a Delaware limited partnership, is hereby approved as Property Manager. Any other Property Manager shall be a reputable and experienced management organization (which may be an Affiliate of Borrower) which (a) has at least five (5) years’ experience in the management of first-class office projects and has demonstrated capability to manage data center projects similar to the Real Property, (b) at the time of such Property Manager’s engagement have, for at least five (5) years prior to such Property Manager’s engagement as property manager, managed at least five (5) first-class office projects, and (c) not be the subject of a proceeding under any Debtor Relief Law. Each Property Management Agreement shall be subject to Lender’s reasonable written approval, and shall be in form and substance reasonably satisfactory to Lender. No Property Management Agreement may be materially modified or amended, without Lender’s approval, which approval shall not be unreasonably withheld, and no successor Property Management Agreement may be entered into or any successor management company appointed without Lender’s prior written approval, which approval shall not be unreasonably withheld. The payment of any fees under any Property Management Agreement with any Property Manager and any Liens to which such Property Manager thereunder may be entitled shall be expressly subordinate to the liens and security interests of the Security Instrument and the other Loan Documents. In addition, Property Manager shall agree that Property Manager shall, following an Event of Default by Borrower, turn over to Lender or Lender’s designee all Tenant Security Deposits and all books and records relating to management of the Real Property and otherwise cooperate with Lender or Lender’s designee; provided, however, Property Manager shall be entitled to retain copies of all such books and records turned over to Lender.
4.16    Improper Use of Security Property. The Security Property will at all times be used solely as first class office and data center project with such other uses as are consistent with the operation of first class office and data center project including retail and restaurants. Borrower shall not take or fail to take any action which, and Borrower shall at all times enforce those provisions of the Leases which prohibit the use, maintenance, operation, or occupancy of the Security Property in any manner which, (a) violates in any material respect any Legal Requirement, (b) constitutes a public or private nuisance, or (c) makes void, voidable, or cancelable any insurance then in force with respect thereto.
4.17    Replacement of Equipment. Borrower shall not, without the prior written consent of Lender, permit any material Equipment to be removed from the Real Property unless the item is obsolete, is removed temporarily for maintenance and repair or, if removed permanently, other than as a result of obsolescence, is replaced by an article of equal or better utility and value and is owned by Borrower, free and clear of any Liens (other than Permitted Exceptions).

14961843v.6

4.18    Operation of Security Property; Tax Parcel. The Real Property shall at all times be operated by Borrower as a first-class office and data center project consistent with the standards maintained as of the date hereof, and the Real Property shall at all times be one or more separate tax parcels, separate and apart from any other property owned by any other Person.
4.19    Defense of Lender. At Borrower’s own cost and expense, Borrower shall defend with counsel reasonably approved by Lender, and shall hold Lender harmless from, any Claim affecting the Security Property, the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement (except to the extent such Claim was caused by Lender’s gross negligence or willful misconduct), and all Lender Expenses incurred by Lender in such an event (including all reasonable, out-of-pocket attorneys’ fees, experts’ fees and court costs) shall be borne by Borrower and shall be due and payable upon demand. Any amount due and payable hereunder to Lender which is not paid within five (5) Business Days after written demand therefor from Lender shall bear interest from the date of such demand at the Default Rate and shall be secured by the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment, the other Loan Documents and any Collateral Assignment of Interest Rate Cap Agreement as part of the Indebtedness.
4.20    Transfers of Interests in Borrower or Constituent Borrower Owners.
4.20.1    Prohibition. Borrower shall not assign or attempt to assign Borrower’s rights under this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, and any purported assignment shall be void. Without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, Borrower shall not suffer or permit any Transfer, directly or indirectly, of the Security Property or any part thereof or any direct or indirect legal or beneficial interest in the Security Property or Borrower, other than as permitted in Section 4.20.2 or Section 4.20.5 below. If, at any time prior to the payment of the Indebtedness in full, there is any Transfer, directly or indirectly, of the Security Property or any part thereof or any direct or indirect legal or beneficial interest in the Security Property or Borrower (including any agreement to make or allow a Transfer, but excluding any Condemnation in accordance with Section 5.6 and Section 5.7 below) which is not permitted in Section 4.20.2 or Section 4.20.5 below, without Lender’s prior written consent in any instance, which consent Lender may withhold in Lender’s sole discretion, then the same shall be an Event of Default and Lender shall, without limitation upon any other rights or remedies of Lender by reason of such Event of Default, have the right to declare the Outstanding Principal Balance immediately due and payable and to accelerate the entire Indebtedness and all other amounts owed by Borrower to Lender (provided, however, entering into an agreement to make or allow a Transfer shall not be an Event of Default if any such agreement to do any of the foregoing expressly provides the closing of the transaction contemplated thereby is conditioned upon obtaining all appropriate approvals from Lender, in Lender’s sole discretion, or payment in full of all amounts due under the Loan Documents and the Environmental Indemnity Agreement). Without derogating from the foregoing, Borrower agrees that Lender may condition Lender’s decision to grant or withhold consent to a Transfer which is not permitted in Section 4.20.2 or Section 4.20.5 below on such terms and conditions as Lender may require, including (a) no Default existing hereunder, under any of the Loan Documents or under the Environmental Indemnity

14961843v.6

Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement; (b) that such transferee to whom the Transfer shall be made is a Special Purpose Bankruptcy Remote Entity which is owned and controlled by a Qualified Real Estate Investor and Lender’s consideration of the creditworthiness, management ability, reputation and integrity of the party to whom such Transfer is proposed to be made; (c) consideration of whether the security for repayment of the Indebtedness and the performance and discharge of the Obligations will be impaired by the proposed Transfer; (d) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Loan Documents or the Environmental Indemnity Agreement, the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement including the provision of additional security; (e) payment to Lender of a transfer fee to cover the cost of analyzing and documenting the proposed Transfer; (f) payment of Lender’s reasonable attorneys’ fees and other costs and expenses charged by Lender’s outside counsel in connection with the proposed Transfer; (g) the assumption of payment of the Indebtedness and performance and discharge of the Obligations by the transferee to whom such Transfer will be made (with or without the release of Borrower); (h) the execution of documentation satisfactory in form and substance to Lender; and (i) endorsements to the Title Policy (or, if applicable, issuance of a new title policy) insuring Lender’s interests in the Security Property.
4.20.2    Permitted Interest Transfers. Notwithstanding the foregoing provisions of Section 4.20.1 above, the following Transfers shall be permitted without Lender’s consent, without change in any of the terms of the Loan Documents (other than those changes as may be necessary to reflect changes in Borrower’s or Guarantor’s composition due to the Permitted Interest Transfer), and without the payment of any fees (in each case, a “Permitted Interest Transfer”):
(a)    a direct or indirect transfer of membership interests, partnership interests, corporate shares or trust interests of Borrower or the Constituent Borrower Owners, so long as (i) whether directly or indirectly, Borrower and the Security Property are Controlled by Hines REIT, (ii) not less than fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower are owned directly or indirectly by Guarantor and (iii) not less than sixty-five percent (65%) of the legal and beneficial ownership interests in Guarantor are owned by Hines REIT. Without limiting the foregoing but subject in all events to the limitations on clause (i), clause (ii) and clause (iii) immediately above, (A) transfers of direct or indirect interests in Guarantor and Hines REIT shall be permitted, (B) the issuance of new shares, partnership interests, membership interests or other direct or indirect ownership interests of any kind in Guarantor and Hines REIT shall be permitted, and (C) the merger, combination, consolidation or other reorganization or Hines REIT shall be permitted;
(b)    a testamentary disposition or intestate distribution of an indirect interest in Borrower to members of a transferor’s individual’s Immediate Family, so long as Borrower or the applicable Constituent Borrower Owner is reconstituted, if required, following such death, and there is no change in Control of Borrower or the Security Property;
(c)    an indirect transfer of an interest in Borrower by an individual to a trust for estate planning purposes for the benefit of the transferor or the Immediate Family of such transferor, so long as Borrower or the applicable Constituent Borrower Owner is reconstituted, if

14961843v.6

required, following such Transfer and there is no change in Control of Borrower or the Security Property;
(d)    notwithstanding Section 4.20.1 above, Section 4.21 below, or any other provision of any Loan Document, Hines REIT, the other partners in Guarantor and their direct and indirect constituent owners may incur indebtedness and pledge their indirect interests in Borrower (Lender acknowledging that such pledge may be foreclosed on and such indirect interests transferred whether or not an Event of Default exists under the Loan Documents so long as, at all times (i) Guarantor continues to own, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower, (ii) Hines REIT continues to own, directly or indirectly, not less than sixty-five percent (65%) of the legal and beneficial ownership interests in Guarantor, and (iii) Hines REIT continues to Control Borrower and the Security Property);
(e)    notwithstanding Section 4.20.1 above, Section 4.21, or any other provision of any Loan Document, below, Guarantor may incur indebtedness and pledge up to a forty-nine percent (49%) direct or indirect interest in Borrower so long as, at all times, (i) Guarantor continues to own, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower, (ii) Hines REIT continues to own, directly or indirectly, not less than sixty-five percent (65%) of the legal and beneficial ownership interests in Guarantor, and (iii) Hines REIT continues to Control Borrower and the Security Property (Lender acknowledging that such pledge may be foreclosed on and such forty-nine percent (49%) direct or indirect interests transferred whether or not an Event of Default exists under the Loan Documents so long as (1) Guarantor continues to own, directly or indirectly, not less than fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower, (2) Hines REIT continues to own, directly or indirectly, not less than sixty-five percent (65%) of the legal and beneficial ownership interests in Guarantor, and (3) Hines REIT continues to Control Borrower and the Security Property).
(f)    so long as Hines REIT continues to own, directly or indirectly, sixty-five percent (65%) of the legal and beneficial interests in Guarantor, and Guarantor continues to own, directly or indirectly, fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower and continues to Control Borrower and the Security Property, any transfer of shares or any creation or issuance of new shares of any Publicly Traded Entity on the New York Stock Exchange or any other nationally recognized stock exchange, provided that following such transfer the shares of such Publicly Traded Entity continues to be traded on the New York Stock Exchange or any other nationally recognized stock exchange.
4.20.3    Lender’s Reliance. Borrower acknowledges that Lender has examined and relied on the creditworthiness and experience of Borrower in owning and operating properties such as the Security Property in agreeing to make the Loan, and that Lender will continue to rely on Borrower’s ownership of the Security Property as a means of maintaining the value of the Security Property as security for repayment of the Indebtedness, except as otherwise expressly provided in Section 4.20.2 above or Section 4.20.5 below. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Security Property so as to ensure that, should Borrower

14961843v.6

default in the repayment of the Indebtedness, Lender can recover the Indebtedness by a sale of the Security Property.
4.20.4    No Impairment Required. Lender shall not be required to demonstrate any actual impairment of Lender’ security or any increased risk of Default hereunder in order to declare the Indebtedness immediately due and payable upon any Transfer in violation of this Section 4.20 without Lender’s consent. This provision shall apply to every Transfer in violation of this Section 4.20 regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Lender’s consent to one Transfer shall not be deemed to be a waiver of Lender’s right to require such consent to any future Transfer. Borrower agrees to bear and shall pay or reimburse Lender on demand for all Lender Expenses (including reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such Transfer.
4.20.5    Permitted Property Transfer. Notwithstanding the provisions of Section 4.20.1 above, Lender agrees not to unreasonably withhold Lender’s consent to a one-time sale, transfer, or assignment by the original Borrower hereunder as of Loan Closing (which includes Borrower after taking into account any Permitted Interest Transfers which may occur as provided in Section 4.20.2 hereof) of all of Borrower’s interest in the Real Property or all of the interests in Borrower not otherwise permitted under Section 4.20.2 (a “Permitted Property Transfer”) to a transferee (a “Transferee Borrower”), without the payment of any assumption or other fee and with any change in the terms of the Loan Documents (other than such modifications to the Loan Documents as Lender reasonably deems necessary or appropriate to reflect the Transferee Borrower, the Substitute Guarantor and the Permitted Property Transfer), so long as: (a) at least thirty (30) days prior to the closing of the proposed Permitted Property Transfer, Borrower delivers written notice thereof to Lender (the “Transfer Notice”) and provides Lender with (i) the name, net worth, background and address of the proposed Transferee Borrower (and its parent or Affiliate, if the Transferee Borrower will be a single asset entity) and such other information regarding the proposed Transferee Borrower (and its parent or Affiliate, if the Transferee Borrower will be a single asset entity) as Lender would reasonably require in evaluating an initial extension of credit to a borrower, and (ii) with all of the material provisions of the proposed Permitted Property Transfer, including the proposed closing date of the Permitted Property Transfer and the purchase price; (b) the proposed Transferee Borrower is a Special Purpose Bankruptcy Remote Entity which is owned and controlled, directly or indirectly, by a Qualified Real Estate Investor which directly or through Affiliates owns a minimum of three million (3,000,000) rentable square feet of general office space and currently owns (or has owned in the past) a minimum of five hundred thousand (500,000) rentable square feet of commercial data center space in real estate projects which are of a similar nature and comparable quality as the Real Property, provided, however, if the proposed Transferee Borrower (or its Qualified Real Estate Investor owner and Affiliates) does not satisfy both of the foregoing requirements for ownership of three million (3,000,000) rentable square feet of general office space and five hundred thousand (500,000) rentable square feet of commercial data center space, it shall be sufficient for purposes of this Section 4.20.5 if the Property Manager for such proposed Transferee Borrower has ten (10) years experience managing the requisite amount of general office space or the requisite amount of commercial data center space, whichever is lacking with respect to the proposed Transferee Borrower (or its Qualified Real Estate Investor owner and Affiliates); (c) a

14961843v.6

property inspection by or on behalf of Lender no earlier than sixty (60) days prior to the closing of the Permitted Property Transfer shows that the Real Property is in good condition and repair as required by the Loan Documents; (d) as of the date which is no earlier than thirty (30) days prior to the closing of the Permitted Property Transfer, the Debt Service Coverage Ratio is not less than 1.5 (taking into account any increase in Real Estate Taxes resulting from the proposed Permitted Property Transfer) and Borrower provides a Compliance Certificate (and such supporting documentation as Lender reasonably requests) to evidence the same; (e) the Loan-to-Value Percentage, based upon a Real Property Appraisal performed at Borrower’s expense no earlier than ninety (90) days prior to the Permitted Property Transfer is not greater than sixty percent (60%) (and Borrower may make a partial Prepayment to Lender of the principal of the Loan sufficient to reduce the Outstanding Principal Balance of the Loan such that the Debt Service Coverage Ratio of 1.5 is met, and any such partial Prepayment of the Outstanding Principal Balance shall not require the payment of any Prepayment Fee but shall include any Breakage Costs); (f) Borrower pays for all Lender’s Expenses associated with the Permitted Property Transfer, including reasonable attorney’s fees charged by Lender’s counsel, whether or not for any reason the proposed Permitted Property Transfer does not in fact occur; (g) pursuant to an assumption agreement reasonably satisfactory to Lender, the proposed Transferee Borrower expressly assumes all of the obligations and liabilities of Borrower under the Loan Documents (with the same degree of recourse liability as Borrower and subject to the same exculpatory provisions) that accrue after the closing of the Permitted Property Transfer and the proposed Transferee Borrower makes the same representations and warranties with respect to the Loan as Borrower and the Constituent Borrower Owners made at Loan Closing (and upon such assumption by the Transferee Borrower, Borrower shall be released from liability under the Loan Documents accruing after the closing of the Permitted Property Transfer); (h) another Person that is a Qualified Real Estate Investor (a “Substitute Guarantor”) executes and delivers a replacement guaranty in the form of, and upon the same terms contained in, the Guaranty for liability accruing after the closing of the Permitted Property Transfer and a replacement environmental indemnity agreement in the same for of, and upon the same terms contained in, the Environmental Indemnity Agreement for liability accruing after the closing of the Permitted Property Transfer (and upon such execution and delivery of the replacement Guaranty and replacement Environmental Indemnity Agreement, Guarantor shall be released from liability under the Guaranty and the Environmental Indemnity Agreement accruing from and after the closing of the Permitted Property Transfer); (i) the Permitted Property Transfer is not construed so as to relieve Borrower of Borrower’s liability for Recourse Obligations or under the Environmental Indemnity Agreement accruing prior to the Permitted Property Transfer, or to relieve Guarantor of the liability of Guarantor under the Guaranty or the Environmental Indemnity Agreement accruing prior to the closing of the Permitted Property Transfer, and Borrower and Guarantor execute ratification agreements reasonably required by Lender to evidence and effectuate the ratification of such liability for the Recourse Obligations and the Guaranty and the Environmental Indemnity Agreement accruing prior to the closing of the Permitted Property Transfer (and upon satisfaction of the requirement in Section 4.20.5(g) and Section 4.20.5(h) above, Borrower and Guarantor shall be released from their respective liability for Recourse Obligations and under the Guaranty and the Environmental Indemnity Agreement arising after the closing of the Permitted Property Transfer); (j) the proposed Transferee Borrower and the Substitute Guarantor furnish all reasonably appropriate documents evidencing the capacity and good standing of proposed Transferee Borrower and the proposed Substitute Guarantor as indemnitor and guarantor, and the qualification of the signers to

14961843v.6

execute the assumption of the indebtedness and the obligations of the Loan Documents or the replacement Guaranty and the replacement Environmental Indemnity Agreement, as the case may be, which documents shall include certified copies of all documents relating to the organization and formation of the proposed Transferee Borrower and the proposed Substitute Guarantor as indemnitor and guarantor and of the entities, if any, which are shareholders, partners or members of or in the proposed Transferee Borrower and the proposed Substitute Guarantor as indemnitor and guarantor; (k) Lender receives, without any cost or expense to Lender, an endorsement or endorsements to the Loan Title Policy extending the effective date of the Loan Title Policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referred to in Section 4.20.5(g) above, (i) with (A) no additional exceptions added to such Loan Title Policy whatsoever which have priority over the Security Instrument, and (B) no additional exceptions added to such Loan Title Policy which are subordinate to the Security Instrument except those as are permitted by this Agreement or otherwise reasonably acceptable to Lender, and (ii) insuring that fee simple title to the Real Property is vested in the Transferee Borrower; provided, however, if such Permitted Borrower Transfer is a transfer of direct or indirect ownership interest(s) in Borrower rather than a conveyance of the Real Property, then such endorsement(s) need not extend the effective date of the Loan Title Policy but shall affirmatively insure Lender that such Transfer of direct or indirect ownership interest(s) in Borrower does not affect the validity or priority of the Security Instrument; (l) Borrower and Guarantor execute and deliver to Lender, without any cost or expense to Lender, a release of Lender and Lender Parties from all claims and liability relating to the transactions evidenced by the Loan Documents through and including the date of the closing of the Permitted Property Transfer, which agreement shall be in form and substance reasonably satisfactory to Lender and shall be binding upon the Transferee Borrower and the Substitute Guarantor; (m) at the time the Transfer Notice is delivered to Lender and at the time the Permitted Property Transfer occurs, Event of Default under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement exists and is continuing; (n) the proposed Transferee Borrower and proposed Substitute Guarantor are organized and domiciled in the United States; and (o) Lender receives an opinion of counsel reasonably acceptable to Lender that contains equivalent opinions (based on equivalent assumptions and qualifications) to the extent applicable with respect to the proposed Transferee Borrower and the Substitute Guarantor above that were given with respect to Borrower and Guarantor at Loan Closing, including that (i) the proposed Transferee Borrower and the proposed Substitute Guarantor are duly formed and validly in existence with applicable laws, (ii) the proposed Transferee Borrower and the proposed Substitute Guarantor have duly authorized, executed and delivered the agreements by which the proposed Transferee Borrower and the Substitute Guarantor as indemnitor and guarantor assume all of the obligations and liabilities under the Loan Documents and with respect to the Loan as provided above, and (iii) such assumption agreements are valid and enforceable against the proposed Transferee Borrower, the Substitute Guarantor and the Security Property.
4.21    Restriction on Further Encumbrances and Debt. Excluding any pledge, security interest, assignment for security, hypothecation or other encumbrance which is permitted under Section 4.20.2 above, and further excluding mechanic’s liens, similar involuntary Liens. or other involuntary Liens which are contested pursuant to Section 9.1 below or which are removed and discharged by bonding or otherwise not less than ten (10) Business Days prior to the commencement of any proceedings to foreclose on the Lien, if, at any time during the Loan Term, all or any portion

14961843v.6

of the Security Property, or any interest in Borrower (including any right to the capital, profits, losses, gains, distributions or other economic interests of any type in or from Borrower), is mortgaged, pledged, subjected to a security interest, assigned for security, hypothecated or otherwise encumbered, whether directly or indirectly, voluntarily or involuntarily or by operation of law without in any instance the prior written consent of Lender, then the same shall be an Event of Default and Lender shall, without limitation upon any other rights or remedies of Lender by reason of such Event of Default, have the right to declare the Loan immediately due and payable and to accelerate the entire Indebtedness owed by Borrower to Lender. Without limiting the foregoing, except as provided in Section 4.20.2 above, Borrower may not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than (a) the Loan; (b) unsecured trade payables incurred in the ordinary course of Borrower’s business of owning, operating and leasing the Security Property, provided that such trade payable indebtedness (i) is not evidenced by a promissory note and is unsecured, and (ii) is paid within ninety (90) days of the vendor’s or lender’s demand, and (iii) is payable to trade creditors and in amounts as are reasonable under the circumstances; (c) unsecured obligations to Tenants under the Leases and other Persons (e.g. real estate leasing brokers) in connection with Leases which accrue and are not yet due and payable, so long as the same are paid promptly when due and payable; (d) Real Estate Taxes and other Impositions which accrue, so long as the same are paid promptly prior to delinquency; and (e) equipment leases entered into in the ordinary course of Borrower’s business of owning, operating and leasing the Security Property, provided that such equipment lease obligations (i) do not exceed three percent (3%) of the Outstanding Principal Balance in the aggregate, and (ii) are timely paid in accordance with the terms of each equipment lease. For the avoidance of doubt, except as provided in Section 4.20.2 above, no “mezzanine financing” secured by pledges of the partnership interests in Borrower or the ownership interest(s) in the partners of Borrower shall be permitted.
4.22    Notice of Claims and Litigation. Borrower shall promptly (and in any event within ten (10) days after Borrower’s own receipt of notice) notify Lender in writing of any pending or threatened Claims which are received in writing by Borrower, any other Borrower Party or Property Manager, including any suits or proceedings at law or in equity or before or by any Governmental Authority, which (a) if adversely determined would materially affect the financial condition of Borrower or the Security Property or (b) involve the validity or enforceability of the Loan Documents or the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or the priority of any of the liens and security interests of the Security Instrument or any other Loan Document against the Security Property. Borrower shall also notify Lender in writing as soon as Borrower, any other Borrower Party, or Property Manager has actual knowledge of any default with respect to any order, writ, injunction, decree or demand of any Governmental Authority affecting Borrower or the Security Property, where such default could adversely affect or impair Borrower’s or Guarantor’s financial condition or the Security Property. Without limiting the foregoing, Borrower covenants and warrants that Borrower shall promptly (and in any event within fifteen (15) days after delivery or receipt by Borrower or Property Manager of written communications regarding the same) notify Lender in writing of the existence of any mechanics liens as well as any actual litigation or any litigation threatened in writing which involves Claims against Borrower or the Security Property in excess of One Million Dollars ($1,000,000), excluding Claims which are covered by insurance and unlawful detainer actions filed by Borrower to enforce Space Leases.

14961843v.6

4.23    Project Operating Agreements. Borrower shall perform all of Borrower’s material obligations under all material Project Operating Agreements and keep in full force and effect and enforce in all material respects at all time during the Loan Term all Project Operating Agreements. Without Lender’s prior written consent, Borrower shall not (a) cancel, transfer, amend or assign any material Project Operating Agreements, unless the Project Operating Agreement is no longer necessary or is replaced by a comparable Project Operating Agreement. (b) waive any obligations, rights or remedies under any material Project Operating Agreements, (c) consent to (or, to the extent Borrower has approval rights, permit) the cancellation, transfer, amendment or assignment of any material Project Operating Agreement by any party to such Project Operating Agreement, unless such Project Operating Agreement is no longer necessary or is replaced by a comparable Project Operating Agreement or (d) grant or withhold Borrower’s approval with respect to any material item, action, undertaking, failure to act or omission under any material Project Operating Agreement.
4.24    Environmental Matters.
4.24.1    Environmental Laws. Borrower shall comply with, and shall maintain the Security Property in compliance with, and shall not cause or permit the Security Property to be in violation of, any applicable Environmental Laws.
4.24.2    Hazardous Materials. Borrower shall not allow any Disposal of any Hazardous Materials on the Security Property in violation of Environmental Laws and Borrower shall not use, generate, transport, store, dispose of or in any manner deal with Hazardous Materials on the Security Property in violation of Environmental Laws except for reasonable quantities of cleaning and maintenance supplies of the type used in the ordinary course of operating a first-class office and commercial data center project of similar nature and quality to the Real Property, and which in each case are maintained, used, stored and disposed of in compliance with all applicable Environmental Laws. Borrower shall not allow on-site dry cleaning on the Security Property.
4.24.3    Notification of Lender. Borrower shall immediately notify Lender in writing should Borrower become aware of (a) any Disposal or threatened Disposal of Hazardous Materials with respect to any of the Real Property in violation of Environmental Laws; (b) any Disposal of Hazardous Materials on any real property adjoining any of the Real Property in violation of Environmental Laws which could reasonably be anticipated to cause the Real Property to be designed a “hazardous waste property” or a “border zone property” under Section 25229 of the California Health & Safety Code or otherwise materially affect any portion of such Real Property or subject Borrower or any portion of the Security Property to a Claim under any Environmental Laws or to any restriction on ownership, occupancy, transferability or use of such Real Property; (c) any Environmental Claim; or (d) any notice given to Borrower by any other party to a Project Operating Agreement, any Tenant or any other occupant of the Security Property or any notice from any other Person, including any owner or occupant of any parcel adjacent to any Real Property and any Governmental Authority, with respect to any Disposal or threatened Disposal of Hazardous Materials in violation of Environmental Laws at or affecting any of the Real Property. Borrower shall permit Lender to join and participate in, as a party if Lender so elects, any legal or administrative proceedings or other actions initiated with respect to the Security Property in connection with any

14961843v.6

Environmental Law or Hazardous Materials, and Borrower shall pay all reasonable attorneys’ fees and disbursements incurred by Lender in connection therewith.
4.24.4    Environmental Site Assessment. Upon Lender’s reasonable request, at any time and from time to time, Borrower shall provide an inspection or audit of the Security Property prepared by a licensed hydrogeologist, licensed environmental engineer or qualified environmental consulting firm reasonably approved by Lender assessing the presence or absence of Hazardous Materials on, in or near the Security Property. The cost and expense of such audit or inspection shall be paid by Borrower not more frequently than once every three (3) calendar years, unless an Event of Default exists. Such inspections and audit may include soil borings and ground water monitoring, provided that no invasive tests shall be performed unless Lender has a reasonable basis for ordering such tests. If Borrower fails to provide any such inspection or audit within thirty (30) days after such request, Lender may order same, and Borrower hereby grants to Lender and Lender’s employees and agents access to the Security Property and a license to undertake such inspection or audit, subject to rights of Tenants under Leases. If any environmental site assessment report prepared in connection with such inspection or audit recommends that an operations and maintenance plan be implemented for any Hazardous Materials, whether or not such Hazardous Materials existed prior to the ownership of the Security Property by Borrower, or presently exists or is reasonably suspected of existing, Borrower shall cause such operations and maintenance plan to be prepared and implemented at Borrower’s expense upon request of Lender.
4.24.5    Remedial Work. In the event that any assessment, audit, inspection, investigation, work plan, site monitoring, containment, clean-up, detoxification, decontamination, containment, mitigation, removal, restoration or other remedial work of any kind or nature with respect to any Disposal of Hazardous Materials at the Security Property or any action to comply with applicable Environmental Law or any Licenses and Permits issued pursuant to any Environmental Law because of, or in connection with, a current or future violation of Environmental Laws or any Disposal (in each case, “Remedial Work”), Borrower shall commence such Remedial Work within the earlier of (i) thirty (30) days after written demand by Lender, and (ii) such shorter period of time as may be necessary in order to comply with any applicable Environmental Law or any other notice or directive from any Governmental Authority (the “Remedial Plan Deadline”). All Remedial Work shall be performed by qualified licensed contractors reasonably approved in advance by Lender pursuant to a Remedial Work plan which shall include the following: (A) a detailed description of the Remedial Work which will be performed, including any testing, investigative, demolition, removal and construction work and any disposal of Hazardous Materials, (B) a description of all authorizations, approvals, entitlements and other Licenses and Permits which need to be obtained from Governmental Authorities in order to accomplish the Remedial Work, (C) a detailed itemized budget, breaking down hard costs and soft costs, for all anticipated entitlement, construction, repair and other costs and expenses required to complete the Remedial Work, (D) a schedule for the performance of the Remedial Work, which schedule shall identify in reasonable detail the projected dates for the achievement of major milestones in obtaining any necessary approvals and other Licenses and Permits from Governmental Authorities and the completion of any construction and remediation work, and (E) the identity of the environmental consultants and other contractors who will perform the Remedial Work (“Remedial Work Plan”). Borrower shall diligently prosecute all such Remedial Work to completion in accordance with such

14961843v.6

Remedial Work Plan and all applicable Environmental Laws. Borrower shall pay the costs and expenses of all environmental audits and follow-up reports required by Lender to evidence the completion of the Remedial Work in compliance with all applicable Environmental Laws. All costs and expenses of such Remedial Work shall be paid by Borrower, including all costs and expenses (including reasonable attorneys’, consultants’, and contractors’ fees and disbursements) which are incurred in connection with monitoring or review of such Remedial Work and the costs of such environmental audits and follow up reports reasonably required by Lender to evidence the completion of the Remedial Work in compliance with all applicable Environmental Laws. In the event Borrower fails to timely prosecute to completion such Remedial Work and if such failure continues for thirty (30) days after written notice by Lender to Borrower (or such shorter period of time as may be required by any applicable Environmental Law or by any notice or directive from any Governmental Authority), Lender may, but shall not be required to, and without limiting any other rights and remedies of Lender by reason of such Event of Default, cause such Remedial Work to be performed and all costs and expenses thereof, or incurred in connection therewith, shall be secured by the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment and the other Loan Documents as part of the Indebtedness, shall be due and payable upon demand and shall bear interest at the Default Rate from the date due until repaid.
4.24.6    Lender Review. It is expressly understood and agreed that Lender’s review of any environmental site assessment report, inspection or audit of any Remedial Work Plan is solely for Lender’s protection and neither Borrower, nor any Borrower Party, nor any agent, employee or Affiliate of any Borrower Party, nor other Person shall have the right to rely upon Lender’s review and approval thereof or any other reports, studies or assessments generated by Lender or any consultant of Lender for any purpose whatsoever. By Lender’s review thereof, Lender shall not be deemed to waive any Event of Default, waive any rights to require violations of the Environmental Covenants be cured, or acknowledge that the Security Property conforms with Environmental Laws. It is expressly understood and agreed that neither Lender nor any Lender Party assumes any liability or responsibility for the sufficiency, adequacy or accuracy of any Remedial Work Plan, the compliance of the Security Property and/or any Remedial Work plan with Environmental Laws or other Legal Requirements, for the satisfactory completion of the Remedial Work, for inspection during performance of the Remedial Work or to notify Borrower, Guarantor or any other Person of any defects in the Remedial Work, for any representations made by Borrower or Guarantor, or for any acts on the part of Borrower or Borrower’s contractors to be performed in connection with the Remedial Work Plan or the Remedial Work.
4.24.7    Lender’s Environmental Costs and Expenses. Without limiting Section 4.31 below, Borrower covenants and agrees that if Lender retains counsel or consultants for advice, representation, testing, analysis or remediation (a) in any way relating to any Environmental Claim; or (b) to enforce Borrower’s obligations under this Section 4.24, then all of the actual, out-of-pocket fees, costs and expenses arising from such services shall be immediately due and payable by Borrower to Lender upon written demand of Lender. All such sums shall be secured by the Security Instrument, the Assignment of Leases, the Collateral Agreements Assignment and the other Loan Documents as part of the Indebtedness, shall be due and payable upon demand and shall bear interest at the Default Rate from the date due until repaid.

14961843v.6

4.24.8    Environmental Representations and Warranties. Borrower represents and warrants as follows:
(a)    Except for reasonable quantities of cleaning and maintenance supplies of the type used in the ordinary course of operating a first-class office and commercial data center project of similar nature and quality to the Real Property and that are maintained, used, stored and disposed of in compliance with all applicable Environmental Laws, and except as otherwise stated in the Environmental Report, Borrower has not used or will use and, to Borrower’s Knowledge, no prior owner, no other party to a Project Operating Agreement and no current Tenant or prior tenant, subtenant, or other occupant of all or any part of the Security Property has used, any Hazardous Materials or has caused a Disposal of Hazardous Materials at, from, to, under, within or affecting the Security Property in any manner or at any levels that violates any Environmental Law. Except as disclosed in the Environmental Report, to Borrower’s Knowledge, (1) any Hazardous Materials which have been removed or remediated from the Security Property by Borrower have been removed or remediated in accordance with and in compliance with all Environmental Laws, and (2) no Hazardous Materials exist or have been stored on, generated at, disposed of on or have migrated onto the Security Property in violation of Environmental Laws.
(b)    To Borrower’s Knowledge, except as otherwise stated in the Environmental Report, the Security Property does not contain and has not in the past contained any ACM in violation of Environmental Laws and there is no current or reasonably anticipated airborne contamination within the Improvements by asbestos fiber, including any potential contamination in violation of Environmental Laws that would be caused by maintenance or finish activities in the Security Property.
(c)    Except as otherwise stated in the Environmental Report, Borrower has not installed any underground storage tank on, under or adjacent to any of the Real Property. To Borrower’s Knowledge, except as otherwise stated in the Environmental Report, no underground storage tank exists on or under any of the Real Property.
(d)    Borrower has not installed any transformers containing polychlorinated biphenyls on, under or adjacent to any of the Real Property. To Borrower’s Knowledge, except as otherwise stated in the Environmental Report, no transformer containing polychlorinated biphenyls exists on or under any of the Real Property.
(e)    To Borrower’s Knowledge, except as otherwise stated in the Environmental Report, there is no past or present non-compliance with Environmental Laws (or with any permits issued pursuant thereto) in connection with the Security Property.
(f)    Except as otherwise stated in the Environmental Report, the Real Property has not been designed as a “hazardous waste property” or a “border zone property” pursuant to Section 25229 of the California Health & Safety Code.
4.24.9    Additional Rights. The foregoing rights and remedies set forth above in this Section 4.24 are in addition to, and not in lieu or limitation of, all Lender’s rights and remedies under California Civil Code Section 2929.5 and any other Environmental Law.

14961843v.6

4.24.10    Environmental Indemnity Agreement. The obligations of Borrower under the Environmental Indemnity Agreement are hereby incorporated by reference, including the indemnification obligations and liabilities of Borrower thereunder. Notwithstanding the foregoing or any provision of this Agreement, the Security Instrument, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement to the contrary, the Environmental Indemnity Agreement is not secured by the Security Instrument, the Environmental Indemnity Agreement shall remain independent of all of the Loan Documents and the Environmental Indemnity Agreement shall not be secured by the Security Instrument and shall not terminate upon any foreclosure of the Security Instrument or exercise of any other remedies thereunder or upon any release, reconveyance or termination of the Security Instrument.
4.25    Leasing Matters.
4.25.1    Performance of Leases. Borrower shall observe, perform and discharge in all material respects all of the obligations, terms, covenants, conditions and warranties of the Leases in accordance with the terms thereof. Borrower shall promptly deliver to Lender a copy of any written notice received by Borrower or Property Manager from or on behalf of a Tenant that a material default by Borrower exists under any Lease or alleging any failure on the part of Borrower to observe, perform and discharge Borrower’s material obligations under any Lease.
4.25.2    Lease Terms and Standard Form Space Lease. Unless expressly otherwise approved in writing by Lender, the length of the term of any Lease, the effective Rent payable thereunder and other terms and conditions of any Lease entered into by Borrower during the Loan Term shall be consistent with those for comparable leases in competitive properties. Borrower may submit to Lender, annually or more frequently as Borrower reasonably determines, leasing guidelines for the Security Property, which leasing guidelines shall be in such form and contain such detail as those leasing guidelines submitted to Lender by Borrower prior to Loan Closing. Lender shall not unreasonably withhold Lender’s approval of such leasing guidelines. Upon Lender’s approval of such leasing guidelines, Lender’s consent to the terms of any Lease which complies with such approved leasing guidelines shall not be required. All Space Leases shall be prepared on the Approved Space Lease Form. Borrower shall not make any material modifications or changes to any Approved Space Lease Form without Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.
4.25.3    Tenant Security Deposits. At all times during the Loan Term, Lender shall have a first priority security interest in Borrower’s interest in all of the Tenant Security Deposits now or hereafter made by Tenants under Leases (subject in all events to the rights of the Tenants to such Tenant Security Deposits). Any replacements or additions to the Tenant Security Deposits shall be covered by Lender’s first priority security interest free and clear of any prior Liens and other encumbrances other than the Permitted Exceptions. Upon the written request of Lender, Borrower shall: (a) notify and direct, in writing, each present or future Tenant that Borrower’s interest in any Tenant Security Deposit heretofore delivered to Borrower has been assigned and delivered to Lender, and (b) at Borrower’s expense, Borrower shall cause such Tenant Security Deposit to be assigned, transferred and/or delivered to Lender (including delivering to Lender any

14961843v.6

letter of credit furnished as a Tenant Security Deposit and arranging, at Borrower’s expense, for Lender to have the independent right and authority to draw on such letter of credit), which Tenant Security Deposits shall be held and applied by Lender in accordance with the terms of the respective Lease and applicable law.
4.25.4    Enforcement. Borrower shall enforce or secure the performance of each and every material obligation, term, covenant, condition and agreement in the Leases to be performed by any Tenant to the extent prudent under the circumstances. Borrower shall appear in and defend any action or proceeding arising under, occurring out of or in any manner connected with the Leases or the Lease Guaranties or the obligations, duties or liabilities of Borrower and any Tenant or Lease Guarantor. Borrower shall pay all costs and expenses of Lender, including reasonable attorneys’ fees and disbursements, in any action or proceeding in which Lender may appear.
4.25.5    Anticipation of Rents. Without the prior written consent of Lender, Borrower shall not collect any Rents whether in cash or by evidence of indebtedness from any present or future Tenant more than one (1) month in advance of the date on which such Rents are due (other than in the form of a Tenant Security Deposit and operating expenses, property taxes, percentage rent and other reimbursable costs collected in the ordinary course of business under Leases but subject to later reconciliation as provided in the Lease). Excluding any Transfer which is permitted under Section 4.20.2 or Section 4.20.5 above, Borrower shall not in any way sell, assign, mortgage, pledge, hypothecate, encumber or otherwise Transfer future payments of Rents. Borrower shall not, except in the ordinary course of business, release or discharge any Tenant from any material obligations, covenants, conditions and agreements to be kept, observed and performed by such Tenant, including the obligation to pay Rents in the amount, manner and at the time and place specified in the Lease. Borrower shall not incur any indebtedness to any Tenant, any Lease Guarantor or any third party which could ever be considered as an offset or deduction against the Rents, the Tenant Security Deposits or the sums due under any Lease Guaranty except as specifically provided in the Lease (including tenant allowance and tenant improvement obligations specifically provided in the Lease).
4.25.6    Lease Approval Requirement. All Space Leases and any Other Leases executed before the Loan Closing and listed on the Closing Rent Roll are hereby approved by Lender. Except for Space Leases that meet all of the criteria set forth in Section 4.25.7 immediately below (which shall not require Lender’s prior approval), all Space Leases and all Other Leases executed after the Loan Closing must be submitted to Lender for Lender’s prior written approval, which approval shall not be unreasonably withheld. Except for terminations, amendments, modifications, extensions or renewals which satisfy all of the criteria in Section 4.25.7 immediately below, no Space Lease shall be terminated (other than by reason of the Tenant’s default thereunder), amended, modified, extended or renewed without the specific prior written approval of Lender, which approval shall not be unreasonably withheld.
4.25.7    Space Leases Not Requiring Approval. Any Space Leases executed after the Loan Closing which meet all of the following criteria (and terminations of Space Leases which meet the criteria set forth in clause (b) and clause (d) of this Section 4.25.7 below, as well as modifications, amendments, extensions or renewals of Space Leases which meet the criteria set

14961843v.6

forth in clause (b), clause (c), clause (d), clause (e), clause (f) and clause (g) of this Section 4.25.7 below) shall not require the prior approval of Lender:
(g)    the Space Lease is written on the Approved Space Lease Form with no material changes, except changes reasonably approved by Lender;
(h)    the Demised Premises under the Space Lease (including expansion options) is no greater than twenty-five thousand (25,000) net rentable square feet;
(i)    the Space Lease (i) provides for escalations in base minimum rent at least every five (5) years, and (ii) either (A) is a “triple net” lease or (B) provides for reimbursement or direct payment by the Tenant for any increases for common area expenses, real estate and similar reimbursements over a base year which is the calendar year in which the Space Lease is executed or the next succeeding calendar year;
(j)    the effective Rent under the Space Lease is consistent with the then current market effective Rent for comparable space in competitive properties or is consistent with the then existing leasing guidelines approved by Lender as provided in Section 4.24.2 above;
(k)    the Space Lease does not (i) grant the Tenant any purchase option or right of first refusal to purchase all or any interest in any of the Security Property, (ii) grant the Tenant any interest in the ownership of any of the Security Property or provide any incentives equivalent to an ownership interest in any of the Security Property, or (iii) incorporate a schedule of base minimum rents that decline over the term of the Space Lease;
(l)    the Space Lease shall be a bona fide arm’s length transaction on commercially reasonable terms and at market rates and not be to any Affiliate of Borrower (other than, if applicable, any space, not to exceed three thousand (3,000) rentable square feet in the aggregate, occupied by Property Manager);
(m)    the Tenant shall be obligated under the Space Lease to take possession of the Demised Premises thereunder immediately upon completion of any required improvements to the Demised Premises;
(n)    the Tenant and any Lease Guarantor of the Space Leases are creditworthy and solvent and have reasonably demonstrated they have the financial capacity to meet the Space Lease obligations as reasonably determined by Borrower, and are not subject to any bankruptcy, insolvency or reorganization proceedings; and
(o)    within ten (10) days following the end of each calendar quarter, Borrower shall deliver to Lender a fully executed counterpart copy of any such Space Lease or any such termination, amendment, modification, extension or renewal of the Space Lease, as the case may be, entered into during the preceding calendar quarter.
Notwithstanding anything to the contrary contained in this Section 4.25.7, without Lender’s prior written consent in each instance, Borrower may not enter into any modification, amendment,

14961843v.6

extension or renewal of any Lease which would bind Lender to pay, following foreclosure of the Security Instrument or conveyance of the Mortgaged Property in lieu thereof, any Leasing Expenses in excess of One Million Dollars ($1,000,000). The foregoing provisions of this Section 4.25.7 regarding Lender’s deemed approval of Space Leases executed after the Loan Closing (and terminations, amendments, modifications, extensions or renewals of Space Leases executed after the Loan Closing) which meet the foregoing parameters shall apply only to Space Leases (and terminations, amendments, modifications, extensions or renewals of Space Leases) and not to any Lease which constitutes an Other Lease (or any termination, amendment, modification, extension or renewal of an Other Lease). Any Lease which constitutes an Other Lease (or any termination, amendment, modification, extension or renewal of an Other Lease) shall require Lender’s specific prior written approval, which approval shall not be unreasonably withheld or delayed.
4.25.8    Submission of New Leases for Lender’s Approval. For new Space Leases entered into during the Loan Term which do not satisfy all of the criteria set forth in Section 4.25.7 above for not requiring Lender’s approval, and for any new Other Leases entered into during the Loan Term, if Borrower has requested Lender in writing to approve a new Space Lease (which written request must include a copy of the proposed new Space Lease documentation blacklined against the Approved Space Lease Form) or if Borrower has requested Lender in writing to approve a new Other Lease (which written request must include a copy of the proposed Other Lease documentation) and Lender has not responded within ten (10) Business Days after Lender’s receipt of such written request, Borrower shall forward a second written request to Lender which shall contain a cover sheet with the legend boldly marked “SECOND REQUEST – DEEMED APPROVED IF NOT REJECTED WITHIN FIVE (5) BUSINESS DAYS” and the envelope containing such second written request shall be marked “PRIORITY” in bold letters. In the event Lender fails to respond within five (5) Business Days after Lender’s receipt of such second written request, Lender shall be deemed to have approved the new Space Lease or the new Other Lease identified in such second request.
4.25.9    Submission of Lease Modifications or Terminations for Lender’s Approval. For terminations, amendments, modifications, extensions or renewals of any Space Leases which are to be entered into during the Loan Term and which do not satisfy all of the criteria set forth in Section 4.25.7 above for not requiring Lender’s approval, and for any terminations, amendments, modifications, extensions or renewals whatsoever of any Other Leases which are to be entered into during the Loan Term, if Borrower has requested Lender in writing to approve a termination, amendment, modification, extension or renewal (which written request included a copy of the proposed termination, amendment, modification, extension or renewal documentation) and Lender has not responded within ten (10) Business Days after Lender’s receipt of such written request, Borrower shall forward a second written request to Lender which shall contain a cover sheet with the legend boldly marked “SECOND REQUEST – DEEMED APPROVED IF NOT REJECTED WITHIN FIVE (5) BUSINESS DAYS” and the envelope containing such second written request shall be marked “PRIORITY” in bold letters. In the event Lender fails to respond within five (5) Business Days after Lender’s receipt of such second written request, Lender shall be deemed to have approved the termination, amendment, modification, extension or renewal identified in such written request.

14961843v.6

4.25.10    Lease Estoppel Certificates and SNDAs for New Leases. For Major Leases executed after the Closing Date and for new Other Leases executed after the Closing Date, Borrower shall use commercially reasonable efforts to obtain from the Tenant under the Space Lease or the new Other Lease a Lease Estoppel Certificate in the form of Exhibit F hereto and an SNDA in the form of Exhibit G hereto. Lender shall enter into an SNDA with any Tenant with Demised Premises in excess of twenty‑five thousand (25,000) square feet requesting one, provided that, except as otherwise expressly provided in a Lease expressly approved in writing by Lender following the Closing Date, Lender shall have no obligation to enter into any subordination, non-disturbance and attornment agreement which is not in the form of, and upon the terms contained in Exhibit G hereto.
4.26    ERISA.
4.26.1    Prohibited Transactions. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of Lender’s rights under the Note, the Security Instrument, the other Loan Documents and the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
4.26.2    ERISA Certifications. Borrower further represents, warrants and covenants that (a)  Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; and (b)  Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans.
4.27    Covenants with Respect to Special Purpose Bankruptcy Remote Entity and Fundamental Changes of Borrower. Borrower hereby represents, warrants and covenants, as of the Closing Date and until such time as the Indebtedness is paid in full, that Borrower:
(a)    shall at all times be a Special Purpose Bankruptcy Remote Entity;
(b)    shall not, nor shall any partner, limited or general, manager, member or shareholder of Borrower, as applicable, amend, modify or otherwise change Borrower’s partnership certificate, partnership agreement, articles of incorporation, by-laws, articles of organization, limited liability company agreement, operating agreement, or other formation agreement or document, as applicable, or otherwise take any action which could reasonably be expected to result in Borrower not being a Special Purpose Bankruptcy Remote Entity;
(c)    shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise all or substantially all the business or assets of, or any stock or other evidence of beneficial ownership of, any entity.
4.28    Covenants of Title. Borrower has a good, clear, and as to the portion thereof constituting real property, fee simple title to the Security Property; and Borrower has good right

14961843v.6

and full power to sell, mortgage and convey the same. The Security Property is free and clear of easements, covenants, restrictions, liens, leases and encumbrances, except the Permitted Exceptions. Borrower shall warrant and defend title to the Security Property against all claims and demands whatsoever except the Permitted Exceptions. Lender shall have the right, at Lender’s option and at such time or times as Lender, in Lender’s reasonable discretion, shall deem necessary, to take whatever action Lender may deem necessary to defend or uphold the liens and security interests of the Security Instrument or otherwise enforce any of the rights of Lender under any of the Loan Documents and the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or any Obligation evidenced and secured hereby and thereby, including the right to institute appropriate legal proceedings for such purposes.
4.29    Parking Covenants. At all times throughout the Loan Term, Borrower shall maintain sufficient parking in quantity, size, location, appearance and handicap designation to comply with all Leases, all Project Operating Agreements and all applicable Legal Requirements.
4.30    Patriot Act. None of Borrower, Guarantor, any other Constituent Borrower Owners, nor, to Borrower’s knowledge, any of their respective Affiliates is or will be a Person: (a) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (c) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (d) who is otherwise Affiliated with any Person listed above (any and all parties or Persons described in clause (a) through clause (d) above are herein referred to as a “Prohibited Person”). Borrower covenants and agrees that none of Borrower, Guarantor and any other Constituent Borrower Owners will: (i) conduct any business, or engage in any transaction or dealing, with any Person who is a Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person who is a Prohibited Person; (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224; or (iii) directly or indirectly make any change, amendment or modification to its organizational documents or otherwise take any action which could reasonably be expected to result in Borrower, Guarantor or any Constituent Borrower Owner being a Prohibited Person. To the extent it is necessary for Lender’s compliance with any Legal Requirement or any other requirement of any Governmental Authority, Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be reasonably and customarily requested by Lender in Lender’s reasonable discretion, confirming that: (1) none of Borrower, Guarantor, any other Constituent Borrower Owners, and, to Borrower’s knowledge, any of their respective Affiliates is a Prohibited Person; and (2) none of Borrower, Guarantor, any other Constituent Borrower Owners, and, to Borrower’s knowledge, any of their respective Affiliates has engaged in any business, transaction or dealings with a Person who is a Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person who is a Prohibited Person.

14961843v.6

4.31    Indemnification. Borrower shall indemnify and hold harmless each of Lender and any and all subsequent holders of the Note, and any and all of their respective subsidiaries, trustees, directors, officers, employees, successors and assigns of Lender and all subsequent holders of the Note (collectively, the “Indemnified Parties”) harmless from and against all obligations, liabilities, losses, costs, expenses, fines, penalties or damages (including reasonable attorneys’ fees and fees of other professionals retained by Lender) (collectively, “Damages”) sought or alleged by any third parties which the Indemnified Parties may incur by reason of this Agreement, the Note, the Security Instrument, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or with regard to the Security Property, except for Damages caused by any Indemnified Party’s negligence, willful misconduct, failure to comply with Legal Requirements, or breach of the Loan Documents. Upon receiving knowledge of any Claim asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and an opportunity to defend such Indemnified Party at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender. Lender’s failure to so notify Borrower of a Claim shall not limit or impair Borrower’s obligations hereunder. Lender may also require Borrower to so defend the matter. If any of the Indemnified Parties incurs any Damages covered by the foregoing indemnity, then Borrower shall reimburse them therefor upon demand. Borrower’s obligations under this Section 3.31 shall survive the repayment of the Indebtedness. Any amount owed by Borrower under this Section 3.31 shall be due and payable upon Lender’s demand and any amount due and payable hereunder by Borrower which is not paid after written demand therefor from Lender shall bear interest from the date of such demand at the Default Rate.
4.32    Net Worth / Liquidity Maintenance. At all times during the Loan Term, Guarantor shall maintain and have a minimum net worth of not less than Two Hundred Million Dollars ($200,000,000) (for purposes hereof, (i) such minimum net worth of Guarantor shall exclude any direct or indirect interest in the Security Property, and (ii) not less than Ten Million Dollars ($10,000,000) of such minimum net worth of Guarantor shall consist of cash and cash equivalents, including marketable securities and unfunded capital commitments), as determined in Lender’s reasonable discretion applying Lender’s then current underwriting standards. Without limiting the foregoing, “net worth” shall be determined based on (i) the fair market value of all of the assets of Guarantor (excluding intangible assets (determined in conformity with GAAP, but without straight line adjustments for rent), and excluded intangible assets shall include goodwill, intellectual property, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, restricted funds, intercompany receivables and accumulated depreciation, but intangible lease rents shall not be excluded), less (ii) all liabilities of Guarantor (as determined in accordance with GAAP, but without straight line adjustments for rent).
4.33    Interest Rate Cap Agreement. Upon the occurrence of an Interest Rate Cap Trigger Event, Borrower shall, within ten (10) days after written notice thereof from Lender, enter into an Interest Rate Cap Agreement with a Counterparty meeting the Minimum Counterparty Rating. Borrower shall continue to maintain an Interest Rate Cap Agreement in effect during any Interest Rate Cap Period. If an Interest Rate Cap Period still exists, then prior to the expiration of any Interest Rate Cap Agreement, Borrower shall purchase from a Counterparty meeting the Minimum Counterparty Rating a replacement Interest Rate Cap Agreement (or extend the existing Interest

14961843v.6

Rate Cap Agreement). Each Counterparty shall at all times have a long-term credit rating of at least “A+” by Standard & Poor’s Rating Service (a division of McGraw-Hill Companies, Inc.) and Fitch, Inc. (if the Counterparty is rated by Fitch, Inc.), and “A1” by Moody’s Investors Service, Inc. (“Minimum Counterparty Rating”). In the event of any downgrade of the rating of a Counterparty below a long term unsecured or counterparty rating of A- by Standard & Poor’s Rating Service (a division of McGraw-Hill Companies, Inc.) or A3 by Moody’s Investors Service, Inc., Borrower shall cause the Counterparty to either (a) post collateral equivalent to the mark to market value of the Interest Rate Cap Agreement, or (b) replace the Interest Rate Cap Agreement with an Interest Rate Cap Agreement meeting the requirements set forth in this Section 4.33 from a Counterparty having a Minimum Counterparty Rating, in either case not later than thirty (30) days following receipt of notice from Lender of such downgrade. Notwithstanding the foregoing, if Standard & Poor’s Rating Service (a division of McGraw-Hill Companies, Inc.), Moody’s Investors Service, Inc., or Fitch, Inc. (if rated by Fitch, Inc.) withdraws the credit rating of such Counterparty, Borrower shall cause the Counterparty to replace the Interest Rate Cap Agreement not later than fifteen (15) days following receipt of notice from Lender of such withdrawal with an Interest Rate Cap Agreement meeting the requirements set forth in this Section 4.33 from a Counterparty having a Minimum Counterparty Rating. Borrower shall not make any changes, modifications, substitutions, renewals or restatements of any Interest Rate Cap Agreement with respect to the Loan (other than purchasing subsequent Interest Rate Cap Agreements (or extending the existing Interest Rate Cap Agreement) as provided in this Section 4.33 above) without Lender’s prior written approval, which approval shall be granted or withheld in Lender’s reasonable discretion. Borrower shall, simultaneously with Borrower’s entering into each Interest Rate Cap Agreement, execute and deliver, and Borrower shall cause the Counterparty under each Interest Rate Cap Agreement to execute and deliver, a Collateral Assignment of Interest Rate Cap Agreement with respect thereto, execute and deliver such certifications as Lender shall reasonably require. If Borrower fails to obtain or maintain any Interest Rate Cap Agreement as required by this Section 4.33, then Lender may, but shall not be required to, obtain such Interest Rate Cap Agreement and pay the costs therefor, in which event Borrower shall, on demand of Lender, repay such costs to Lender and such amount shall be secured by the Security Instrument and other Loan Documents as part of the Indebtedness, and shall be due and payable upon demand with interest thereon at the Default Rate from the date due until repaid. Without limiting the foregoing, if Borrower fails to obtain or maintain any Interest Rate Cap Agreement as required by this Section 4.33, then Borrower shall indemnify Lender to the extent proceeds would have been available had such Interest Rate Cap Agreement been maintained.
4.34    Tax Servicer. Borrower shall establish and thereafter maintain at all times during the Loan Term for the benefit of Lender, at Borrower’s cost and expense, a Tax Servicer to verify payment of all Real Estate Taxes on, against or pertaining to all or any part of the Security Property prior to delinquency without incurring any penalty, late fee, interest or similar charge. Borrower shall promptly furnish, or cause to be furnished, to Tax Servicer, with respect to the Real Estate Taxes, copies of tax bills, receipts, authorizations to obtain copies of tax bills and statements and other information necessary for Tax Servicer to verify that there is no delinquency in the payment of Real Estate Taxes.

14961843v.6

ARTICLE V

INSURANCE AND CONDEMNATION PROCEEDS
5.1    Notice of Damage or Destruction or Taking or Condemnation. Borrower shall give Lender prompt notice of (a) any Casualty to all or any portion of the Real Property with respect to which the cost to repair, rebuild, restore or replace the destruction from such Casualty will exceed Seven Hundred Fifty Thousand Dollars ($750,000) and (b) any Condemnation of all or any portion of the Real Property.
5.2    Assignment to Lender. Pursuant to this Agreement and the Security Instrument, Borrower assigns to Lender proceeds of any Casualty insurance or awards by reason of any Condemnation which Borrower may be entitled to receive for any Casualty to or Condemnation of any of the Security Property. Except as otherwise expressly provided in Section 5.3 below, in the event of a Casualty or Condemnation of the Security Property, any Casualty insurance proceeds or Condemnation award shall, at Lender’s sole option, be paid directly to Lender or to any Loan Servicer for the benefit of Lender and, except as further provided in Section 5.5.2 below with respect to any Net Insurance Proceeds and in Section 5.7.2 below with respect to any Net Condemnation Award, such Casualty insurance proceeds or Condemnation award shall be applied to reduce the Outstanding Principal Balance of the Loan. Borrower hereby authorizes and directs any affected insurance company or any condemning authority to make payment of the Casualty insurance proceeds or the Condemnation awards directly to Lender. In the event that any such Casualty insurance proceeds or Condemnation awards are paid directly to Borrower, Borrower shall make such Casualty insurance proceeds or Condemnation awards available to Lender within five (5) Business Days of Borrower’s receipt thereof. Any such Casualty insurance proceeds or Condemnation awards held by Lender (or by any Loan Servicer for the benefit of Lender) shall be held in a segregated account and shall constitute additional Security Property and security for the payment of the Loan. Borrower shall have the right to direct Lender to invest any such Casualty insurance proceeds or Condemnation awards held by Lender (or by any Loan Servicer for the benefit of Lender) in Permitted Investments in accordance with, and subject to, the terms and conditions set forth in this Agreement with respect to the Reserve Funds. All such sums are hereby assigned to Lender for the benefit of Lender, and Borrower shall, upon request of Lender, make, execute, acknowledge, and deliver any and all additional assignments, instruments, certificates and documents as may be necessary from time to time to enable Lender to collect any such sums. Lender and any Loan Servicer shall not be, under any circumstances, liable or responsible for failure to collect, or exercise due diligence in the collection of, any such sums.
5.3    Payment to Borrower of Certain Insurance Proceeds. Notwithstanding anything to the contrary contained in this Agreement, if (a) the annual Net Operating Income of the Real Property from Leases that will remain in full force and effect following Restoration, as determined by Lender, will provide a Debt Service Coverage Ratio for the Loan equal to or exceeding 1.25, as reasonably determined by Lender, (b) the Real Property can, in Lender’s reasonable judgment, be Restored to a size, quality, nature and condition at least equal to or better than the condition that existed prior to the Casualty and such Casualty insurance proceeds are used for such purpose, and (c) there exists no Noticed Default or Event of Default, then any Casualty insurance proceeds and

14961843v.6

any Condemnation award less than or equal to Two Million Dollars ($2,000,000) shall be paid directly to Borrower to be used for the Restoration of the Real Property.
5.4    Adjustment of Insurance Claims. Borrower may adjust, compromise and settle any insurance claim subject to compliance with and satisfaction of all of the following terms and conditions: (a) Lender shall have received prompt written notice from Borrower of any material Casualty to the Security Property; (b) no Noticed Default or Event of Default exists; (c)  Borrower shall keep Lender currently advised, in reasonable detail, as to the status of all negotiations and proceedings and shall promptly give to Lender copies of all material documents received or delivered in connection with such negotiations or proceedings; (d) Lender shall be entitled, at Lender’s election, to participate in any negotiations or proceedings if Lender deems it necessary to do so in order to protect Lender’s interest in the Security Property or to prevent Lender’s security for the Indebtedness from being impaired; and (e) any adjustment, compromise or settlement of any claim for a Casualty exceeding Two Million Dollars ($2,000,000) shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld. During the existence of a Notice of Default or an Event of Default, Lender shall be entitled, at Lender’s sole option, to either (i) settle and adjust any claim under such policies with the reasonable approval of Borrower, or (ii) allow Borrower to settle or adjust any claim under such policies with the prior written approval of Lender, which approval shall not be unreasonably withheld. Lender shall be and is hereby authorized by Borrower to collect any such Casualty insurance proceeds, and the reasonable costs and expenses incurred by Lender in the collection and adjustment of Casualty insurance proceeds shall constitute Lender Expenses and be secured hereby as part of the Indebtedness, shall be due and payable upon demand and any amount due and payable hereunder to Lender which is not paid within ten (10) Business Days after written demand therefor from Lender shall bear interest from the date of such demand at the Default Rate.
5.5    Application of Insurance Proceeds.
5.5.10    Application to Indebtedness. As used herein, “Net Insurance Proceeds” means the net amount of all insurance proceeds with respect to any insured Casualty which are paid to or for the benefit of Borrower or which are received by Lender or by any Loan Servicer for Lender’s benefit, after deducting the out-of-pocket costs and expenses incurred by Lender in collecting the same. Except as provided in Section 5.3 above or Section 5.5.2 below, the Net Insurance Proceeds shall be applied to payment of the Indebtedness. Any reduction of the Outstanding Principal Balance from an early involuntary prepayment as a result of a Casualty insurance settlement will be without payment of any Prepayment Fee (but will require Borrower to pay any Breakage Costs and Hedge Breakage) and will cause a pro-rata reduction in Monthly Debt Service Payments based upon the reduced Outstanding Principal Balance and the Applicable Interest Rate.
5.5.11    Restoration Following Partial Casualty. Notwithstanding anything to the contrary contained in this Agreement, Lender agrees to make Net Insurance Proceeds available to Borrower for Restoration of the Real Property, provided that all of the following terms, conditions and requirements are satisfied:
(a)    there exists no Event of Default under any of the Loan Documents;

14961843v.6

(b)    Borrower, promptly after the Casualty insurance claim(s) are settled, and so long as Lender makes the Net Insurance Proceeds available to Borrower for Restoration, commences and thereafter diligently and continuously proceeds to Restore, or causes the diligent and continuous Restoration of, the Real Property;
(c)    such Casualty does not diminish, impair or terminate any material easements or any material Project Operating Agreements;
(d)    Lender has received satisfactory evidence that, upon the completion of the Restoration of the Real Property, a sufficient number of Leases at the Real Property shall remain in full force and effect such that the Net Operating Income of the Real Property will be restored to a Debt Service Coverage Ratio of not less than 1.25, as reasonably determined by Lender;
(e)    Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has the financial ability to make all payments under the Loan Documents during the Restoration from the proceeds of rental loss or business interruption insurance or otherwise;
(f)    the Net Insurance Proceeds are released under customary escrow/construction funding arrangements satisfactory to Lender, including the requirements of Section 5.8.2 and Section 5.8.4 below;
(g)    if the Net Insurance Proceeds are not sufficient to fully Restore the Real Property, Borrower deposits with Lender, prior to commencement of Restoration, Immediate Funds in an amount sufficient to make up any deficiency, or otherwise provides to Lender assurances with respect to the payment of such deficiency which are satisfactory to Lender in Lender’s reasonable discretion;
(h)    Lender is reasonably satisfied that (i) upon Restoration of the Real Property there shall be no uncured default under any Building Law or any material Project Operating Agreement, (ii) Borrower is diligently enforcing the material obligations of all other parties to all Leases and all Project Operating Agreements, and (iii) all material Project Operating Agreements and all material Licenses and Permits will remain in full force and effect following the completion of the Restoration of the Real Property;
(i)    upon completion of the Restoration of the Real Property, the Real Property can, in Lender’s reasonable judgment, with diligent Restoration, be returned to a size not less than its size that existed prior to the Casualty and be returned to a quality, nature, condition and utility at least equal to the quality, nature, condition and utility thereof that existed prior to the Casualty; and
(j)    the Restoration can be completed before the earlier of (i)  the date payments of rental loss or business interruption insurance proceeds cease, and (ii)  the Maturity Date.
5.6    Condemnation Proceedings. Borrower may adjust, compromise and settle any Condemnation proceeding subject to compliance with and satisfaction of all of the following terms

14961843v.6

and conditions: (a) Lender shall have received prompt written notice from Borrower of any Condemnation proceeding affecting the Security Property; (b) there exists no Event of Default under any of the Loan Documents; (c) Borrower shall keep Lender currently advised, in reasonable detail, as to the status of all negotiations and proceedings and shall promptly give to Lender copies of all material documents received or delivered in connection with such negotiations or proceedings; (d) Lender shall be entitled, at Lender’s election, to participate in any negotiations or proceedings if Lender deems it necessary to do so in order to protect Lender’s interest in the Security Property or to prevent Lender’s security for the Indebtedness from being impaired; and (e) any adjustment, compromise or settlement of any Condemnation proceeding for a Condemnation award exceeding Two Million Dollars ($2,000,000) shall be subject to Lenders’ prior written approval, which approval shall not be unreasonably withheld. During the existence of an Event of Default or if any of the other terms and conditions in the foregoing clauses (a) through (e) above of this Section 5.6 are not complied with or satisfied, Lender shall be entitled, at Lender’s sole option, to either (i) settle and adjust any Condemnation proceeding with the reasonable approval of Borrower or (ii) allow Borrower to settle and adjust any Condemnation proceeding with the prior written approval of Lender, which approval shall not be unreasonably withheld. Lender shall and is hereby irrevocably authorized by Borrower to collect any such Condemnation award. The out-of-pocket costs and expenses incurred by Lender in the prosecution and resolution of any Condemnation proceedings and the collection of any Condemnation award shall constitute Lender Expenses and be secured hereby as part of the Indebtedness, shall be due and payable upon demand, and any amount due and payable hereunder to Lender which is not paid within ten (10) Business Days after written demand therefor from Lender shall bear interest from the date of such demand at the Default Rate.
5.7    Application of Net Condemnation Award.
5.7.4    Application to Indebtedness. As used herein, “Net Condemnation Award” means the net amount of any award with respect to Condemnation of any portion of the Security Property which is paid to or for the benefit of Borrower or which is received by Lender, after deducting the reasonable out-of-pocket costs and expenses incurred by Lender in collecting the same. Except as provided in Section 5.4 above and Section 5.7.2 and Section 5.8.5 below, any Net Condemnation Award shall be applied to the payment of the Indebtedness. Any reduction of the Outstanding Principal Balance from an early involuntary prepayment as a result of the application of such Condemnation proceeds will be without payment of any Prepayment Fee (but will require Borrower to pay any Breakage Costs and Hedge Breakage) and will cause a pro-rata reduction in Monthly Debt Service Payments based upon the Outstanding Principal Balance and the Applicable Interest Rate.
5.7.5    Restoration Following Partial Condemnation. Notwithstanding anything to the contrary contained in this Agreement, Lender agrees to make any Net Condemnation Award available to Borrower for Restoration of the Real Property, provided that all of the following terms, conditions and requirements are satisfied:
(a)    there is no Event of Default under any of the Loan Documents;
(b)    Borrower, promptly after the Condemnation is effected, and so long as Lender makes the Net Condemnation Award available to Borrower for Restoration, commences

14961843v.6

and thereafter diligently and continuously proceeds to Restore, or causes the diligent and continuous Restoration of, the Real Property;
(c)    such Condemnation does not diminish, impair or terminate any material easements or any material Project Operating Agreements;
(d)    Lender has received satisfactory evidence that, upon the completion of the Restoration of the Real Property, a sufficient number of Leases at the Real Property shall remain in full force and effect such that the Net Operating Income of the Real Property will be restored to a Debt Service Coverage Ratio of not less than 1.25, as reasonably determined by Lender;
(e)    Borrower demonstrates to Lender’s reasonable satisfaction that Borrower has the financial ability to make all payments under the Loan Documents during the Restoration from the proceeds of rental loss or business interruption insurance or otherwise;
(f)    the Net Condemnation Award is released under customary escrow/construction funding arrangements satisfactory to Lender, including the requirements of Section 5.8.2 and Section 5.8.4 below;
(g)    if the Net Condemnation Award is not sufficient to fully Restore the Real Property, Borrower deposits with Lender, prior to the commencement of Restoration, Immediate Funds in an amount sufficient to make up any deficiency, or otherwise provides to Lender assurances with respect to the payment of such deficiency which are satisfactory to Lender in Lender’s reasonable discretion;
(h)    Lender is reasonably satisfied that (i) upon Restoration of the Real Property there shall be no uncured material default under any Building Law or any material Project Operating Agreement, (ii) Borrower is diligently enforcing the material obligations of all other parties to all Leases and all Project Operating Agreements, and (iii) all material Project Operating Agreements and all material Licenses and Permits will remain in full force and effect following the completion of the Restoration of the Real Property;
(i)    upon completion of the Restoration of the Real Property, the Real Property can, in Lender’s reasonable judgment, with diligent Restoration, be returned to a quality, nature, condition and utility at least equal to the quality, nature, condition and utility thereof that existed prior to the Condemnation; and
(j)    the Restoration can be completed before the earlier of (i)  the date payments of rental loss or business interruption insurance proceeds cease, and (ii)  the Maturity Date.
5.8    Conditions Applicable if Restoration Permitted.
5.8.6    Restoration Obligation. In the event that any Net Insurance Proceeds or any Net Condemnation Award is made available to Borrower for the Restoration of the Real Property, Borrower shall, so long as Lender makes any Net Insurance Proceeds or any Net Condemnation

14961843v.6

Award available to Borrower for Restoration, and whether or not the Net Insurance Proceeds or Net Condemnation Award received in connection therewith are sufficient therefor, restore, repair, replace, or rebuild any damaged Improvements (as the context shall require, “Restoration” or “Restore”), in a good and workmanlike manner to the same or better condition, value and character as existed prior to such Casualty or Condemnation, all to be effected in accordance with this Agreement, applicable Legal Requirements and Environmental Laws and any Project Operating Agreements.
5.8.7    Requirements for Commencement of Restoration. Before commencing any Restoration work, Borrower shall comply with all of the following requirements:
(a)    The Restoration shall be performed under the supervision of an experienced construction manager reasonably satisfactory to Lender appropriate to the nature of the work being performed (which may be qualified personnel of Borrower or the Property Manager), provided, however, if the cost of Restoration exceeds Two Million Dollars ($2,000,000), the Restoration work shall be conducted under the supervision of a licensed engineer or architect reasonably satisfactory to Lender appropriate to the nature of the work being performed;
(b)    If the cost of such Restoration exceeds Two Million Dollars ($2,000,000), Borrower shall furnish or cause to be furnished to Lender, for Lender’s reasonable approval, which approval shall not be unreasonably withheld or delayed, complete plans and specifications for the Restoration work bearing the signed approval thereof by the engineer or architect referred in Section 5.8.2(a) above and such engineer’s or architect’s, as applicable, seal. Whether or not the cost of the Restoration exceeds Two Million Dollars ($2,000,000), Borrower shall furnish or cause to be furnished to Lender evidence reasonably satisfactory to Lender as to the estimated total cost of completing the Restoration work and that upon completion of the Restoration, the Real Property shall be at least equal in quality, nature, condition and utility to the Real Property’s quality, nature, condition and utility prior to the Casualty or Condemnation.
(c)    Borrower shall furnish or cause to be furnished to Lender copies of all Licenses and Permits required by law, if any, in connection with the commencement and conduct of the Restoration.
(d)    Borrower shall furnish Lender, prior to commencement of such Restoration, written evidence satisfactory to Lender, of the issuance of any and all approvals required to be obtained, if any, pursuant to any Project Operating Agreements and Legal Requirements in connection with such Restoration.
5.8.8    Custody of Net Insurance Proceeds or Net Condemnation Award. Any Net Insurance Proceeds or any Net Condemnation Award which is to be held by Lender (or any Loan Servicer) and applied toward Restoration of the Security Property shall be in the exclusive possession and control of Lender and shall constitute additional security for the payment of the Loan. Any Net Insurance Proceeds or Net Condemnation Award which is held by Lender (or any Loan Servicer) may not be commingled with the general funds of Lender (or any Loan Servicer), shall be held in segregated accounts, and shall not bear interest while held by Lender (or any Loan Servicer) except as expressly provided below in this Section 5.8.3 with respect to Permitted

14961843v.6

Investments. It is specifically agreed that under no circumstances other than Lender’s gross negligence or intentional misconduct shall Lender be liable or accountable to Borrower for any amounts (including interest, dividends or other earnings on or benefit accruing to such Net Insurance Proceeds or Net Condemnation Award) held by Lender (or any Loan Servicer). Borrower shall be solely responsible for any loss of interest, dividends, earnings and/or principal of any Net Insurance Proceeds or Net Condemnation Award and shall be solely responsible for any Breakage Costs and Hedge Breakage. Lender (or any Loan Servicer) shall possess, control, segregate, hold and disburse such Net Insurance Proceeds or Net Condemnation Award free of any trust and subject only to the terms of this Security Instrument. Borrower grants to Lender a first-priority perfected security interest in all Net Insurance Proceeds and all Net Condemnation Award held by Lender as additional security for payment of the Indebtedness. If any Event of Default shall have occurred and is continuing, Lender may, in addition to any and all other rights and remedies available to Lender, apply any Net Insurance Proceeds and any net Condemnation Award to the payment of the Indebtedness in any order in Lender’s sole discretion. Borrower shall not further pledge, assign or grant any security interest in any Net Insurance Proceeds and any Net Condemnation Award or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower shall have the right to direct Lender to invest any Net Insurance Proceeds and any Net Condemnation Award held by Lender in Permitted Investments provided (a)  such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the Net Insurance Proceeds or Net Condemnation Award are required for payment of the costs of Restoration, and (d) no Event of Default shall have occurred and be continuing. No other investments of any Net Insurance Proceeds and any Net Condemnation Award held by Lender shall be permitted except as set forth in this Section 5.8.3 above. Borrower shall bear all reasonable costs associated with the investment of any Net Insurance Proceeds and any Net Condemnation Award held by Lender in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Interest or other earnings, if any, on any Net Insurance Proceeds and any Net Condemnation Award held by Lender shall be added to and become a part of any Net Insurance Proceeds and any Net Condemnation Award held by Lender and shall be disbursed in the same manner as other monies constituting Net Insurance Proceeds or a Net Condemnation Award held by Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on any Net Insurance Proceeds and any Net Condemnation Award held by Lender.
5.8.9    Disbursements for Restoration. If all of the terms, conditions and requirements of Section 5.5.2 or Section 5.7.2 are satisfied, Lender (or any Loan Servicer) shall disburse the Net Insurance Proceeds or the Net Condemnation Award to or as directed by Borrower from time to time during the course of the Restoration in accordance with all of the following provisions:
(a)    Each request for disbursement shall not be made more often than at thirty (30) day intervals on ten (10) Business Days prior notice to Lender or the Loan Servicer and

14961843v.6

shall not be for less than Fifty Thousand Dollars ($50,000), except that the final request for disbursement (inclusive of retainage) may be for less than Fifty Thousand Dollars ($50,000);
(b)    each disbursement shall not exceed (i) ninety percent (90%) of the actual hard costs of Restoration work and (ii) one hundred percent (100%) of the actual soft costs of Restoration Work, incurred by Borrower in connection with any such disbursement request;
(c)    each request for disbursement shall be in writing signed by a Responsible Person on behalf of Borrower and shall be accompanied by a certificate, on standard AIA forms for construction loan disbursements and reasonably satisfactory to Lender or the Loan Servicer, of the engineer or architect referred to in Section 5.8.2(a) above, dated not more than ten (10) days prior to the application for withdrawal of funds, stating:
(i)    that all of the Restoration work for which payment is being requested is in place and has been performed substantially in accordance with the approved plans and specifications and all applicable Legal Requirements;
(ii)    that the sum then requested to be disbursed has been paid by Borrower and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other Persons (whose names and addresses shall be stated) who have rendered or furnished certain services or materials for the Restoration work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the respective amounts so paid or due to each of said Persons in respect thereof and stating the progress of the Restoration work up to the date of said certificate;
(iii)    that the sum then requested to be disbursed (exclusive of retainage), plus all sums previously disbursed (exclusive of retainage), does not exceed the cost of the Restoration work insofar as actually accomplished up to the date of such certificate;
(iv)    that the remainder of the funds held by Lender or the Loan Servicer will be sufficient to pay in full for the completion of the Restoration or Borrower has otherwise provided adequate assurances acceptable to Lender that necessary funds shall be available when and as necessary; and
(v)    that no part of the cost of the services and materials described in the foregoing Section 5.8.4(c)(ii) has been made the basis of the disbursement of any funds in any previous application for disbursement.
(d)    Borrower shall deliver to Lender, with a request for disbursement, conditional lien waivers from the general contractor and any major subcontractors for the Restoration work included within such request for disbursement and final lien waivers from the general contractor and any major subcontractors for the work covered by the disbursement within thirty (30) days after disbursement of funds by Lender or the Loan Servicer.

14961843v.6

(e)    The final request for disbursement (inclusive of retainage allocable to the previous disbursements which is to be disbursed pursuant to such final request) shall be accompanied by all of the items set forth in Section 5.8.6 below.
(f)    If any of the Restoration work affects the shell of the Improvements or any of the Real Property outside the footprint of the Improvements, Borrower shall deliver to Lender an ALTA “as-built” land title survey of the affected portion of the Real Property dated as of a date within ninety (90) days prior to the making of the final advance (or revised to a date within thirty (30) days prior to the advance) showing no new encroachments other than those, if any, acceptable to Lender.
(g)    Lender or any Loan Servicer shall disburse to the Persons named in the certificate furnished pursuant to the foregoing Section 5.8.4(c) above, ninety percent (90%) of hard costs of the respective amounts stated in said certificate to be due them, and shall disburse to Borrower ninety percent (90%) of hard costs of the amounts stated in said certificate to have been paid by Borrower. Lender or any Loan Servicer shall disburse one hundred percent (100%) of soft costs incurred.
(h)    In making any payment from the Net Insurance Proceeds or the Net Condemnation Award, Lender or any Loan Servicer shall be entitled to rely on such requests for payment from Borrower without any inquiry into the accuracy, validity or contestability of any of the certifications or other information provided by Borrower (but reserves the right to withhold any such payment if Lender or any Loan Servicer reasonably determines that any such certification or other information is inaccurate). The provisions of this Section 5.8.4 are solely for the protection of Lender and entail no responsibility on Lender’s or any Loan Servicer’s part beyond the disbursement of the costs and expenses described in this Section 5.8.4 in accordance with the terms hereof and beyond the allowing of due credit for the Net Insurance Proceeds or the Net Condemnation Award actually received. In the event that the amounts of the Net Insurance Proceeds or the Net Condemnation Award on deposit with Lender or the Loan Servicer are inadequate to pay the costs of the Restoration work, Borrower shall immediately deposit with Lender the amount of such deficiency, or otherwise provide Lender assurances with respect to the payment of such deficiency which are satisfactory to Lender in Lender’s sole discretion.
5.8.10    Excess Amounts. If upon completion of the Restoration there are Net Insurance Proceeds or Net Condemnation Awards held by Lender or any Loan Servicer over and above the amounts disbursed pursuant to the foregoing provisions of Section 5.8.4 above, then (a) with respect to any Net Insurance Proceeds (but not any Net Condemnation Award in excess of Five Hundred Thousand Dollars ($500,000) as provided below), for so long as (i) there exists no Noticed Default or Event of Default under any of the Loan Documents, the Environmental Indemnity Agreement or any Collateral Assignment of Interest Rate Cap Agreement, (ii) the Debt Service Coverage Ratio on the Loan as determined by Lender equals or exceeds 1.35 and (iii) the Loan to Value Percentage does not exceed sixty percent (60%), Lender or any Loan Servicer shall pay over such excess Net Insurance Proceeds to Borrower, and (b) any excess Net Condemnation Award in excess of Five Hundred Thousand Dollars ($500,000) shall be applied to payment of the indebtedness as provided in Section 5.7.1 above and any excess Net Condemnation Award of Five Hundred

14961843v.6

Thousand Dollars ($500,000) or less shall be released to Borrower. Any such payment to Borrower of any excess Net Insurance Proceeds shall be made only after Lender’s receipt of the items described in Section 5.8.6 below. In the event all of the requirements in clauses (i) through (iii) of clause (a) above of this Section 5.8.5 are not satisfied, any excess Net Insurance Proceeds shall be applied to payment of the Indebtedness as provided in Section 5.5.1 above.
5.8.11    Deliveries Upon Completion of Restoration. Upon completion of the Restoration, in addition to the other requirements above, Borrower shall promptly deliver, or cause to be delivered, to Lender:
(a)    If the cost of the Restoration is Two Million Dollars ($2,000,000) or less a written certificate from the construction manager supervising the Restoration that the Restoration work has been fully completed in a good and workmanlike manner, and if the cost of the Restoration exceeds Two Million Dollars ($2,000,000), a written certificate of the licensed engineer or architect supervising the Restoration that the Restoration work has been fully completed in a good and workmanlike manner substantially in accordance with such approved plans and specifications;
(b)    A certificate by Borrower in form and substance reasonably satisfactory to Lender confirming that the Real Property and every part thereof, including all materials and property incorporated into the Real Property as part of the Restoration Work, are free and clear of all mechanics’ and materialmen’s liens or other Liens (other than the Permitted Exceptions and the Security Instrument) filed against the Real Property which have not been paid or otherwise properly discharged (including discharge by bonding around such mechanics’ or materialmens’ liens) or being contested in accordance with Section 9.1 below;
(c)    A certificate by Borrower in form and substance reasonably satisfactory to Lender, listing all costs and expenses in connection with the completion of the Restoration in reasonable detail and the amount paid by Borrower with respect to the Restoration;
(d)    A permanent certificate of occupancy or a temporary certificate of occupancy (with conditions and limits on duration reasonably acceptable to Lender) or the functional equivalent thereof allowing immediate occupancy and use of the Real Property for its intended purpose and all other applicable approvals, certificates and Licenses and Permits issued by Governmental Authorities with respect to the Improvements and by the appropriate Board of Fire Underwriters or other similar bodies acting in and for the locality in which the Real Property is situated, provided that within one hundred eighty (180) days after completion of the Restoration, Borrower shall obtain and deliver to Lender a permanent certificate of occupancy for the Real Property;
(e)    An estoppel certificate from the other party to any material Project Operating Agreement, dated within sixty (60) days of completion of Restoration, executed by such other party to such material Project Operating Agreement as to the status of such Project Operating Agreement(s) and, to the extent the acceptance or approval of the Restoration by the other party is required under such material Project Operating Agreement, confirming such other party’s acceptance of the Restoration; and

14961843v.6

(f)    A current certified Rent Roll for the Real Property.
ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES
6.1    Event of Default. The term “Event of Default,” as used herein and in the other Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement, shall mean the following:
6.1.4    Payment Defaults. Failure of Borrower to pay any scheduled amount due under this Agreement, the Note, the Security Instrument, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement in full within ten (10) days after the due date of such payment or the failure to pay any non-scheduled amount thereunder within ten (10) days of the notice that such amount is due; provided, however, there shall be no such ten (10) day grace period applicable to the payment due on the Maturity Date.
6.1.5    Covenant Defaults. Any Default by Borrower or Guarantor in the due performance of any of Borrower’s or Guarantor’s respective covenants or agreements contained in this Agreement, the Note, the Security Instrument or in any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, if such Default continues for more than thirty (30) days after notice thereof from Lender; provided, however, that if such Default is susceptible of being cured but cannot be cured with the exercise of diligent efforts within such thirty (30) days, such thirty (30) day period shall be extended for such period of time, not exceeding one hundred twenty (120) days in the aggregate, as shall be reasonably required for Borrower or Guarantor in the exercise of diligent efforts, to cure the Default. Notwithstanding anything to the contrary contained herein, the notice and cure period provided under this Section 6.1.2 shall not be applicable to and shall not be in addition to any specific notice and cure or performance period provided under any other provision of this Article VI or elsewhere in this Agreement, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, and the specific notice and cure or performance period (or the absence of any notice and cure or performance period) for an Event of Default provided for in any such provision shall control, and a failure by Borrower or Guarantor, as the case may be, to cure a Default under such provision within such applicable cure period, if any, shall be an Event of Default under this Agreement, the Note, the Security Instrument, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement.
6.1.6    False Representations, Warranties and Statements. The making of a false representation, warranty, or statement Borrower, Guarantor or any other Borrower Party in any Loan Document, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, or any certificate, affidavit or other instrument executed or delivered in connection with the Loan, which false representation, warranty

14961843v.6

or statement has a Material Adverse Effect and which false representation, warranty, or statement is not cured by Borrower within fifteen (15) days of receipt of written notice thereof from Lender.
6.1.7    Other Defaults. Any material default by Borrower under any Major Lease, any Other Lease or any material Project Operating Agreement, if such default has not been cured by the expiration of any notice or cure period under such Major Lease, such Other Lease or such material Project Operating Agreement.
6.1.8    Insurance. The failure of Borrower to maintain, or cause to be maintained, insurance in accordance with the provisions of the Loan Documents or to apply any proceeds of any insurance or any Condemnation award in accordance with this Agreement.
6.1.9    Dissolution. The dissolution, termination or liquidation of Borrower or Guarantor.
6.1.10    Further Encumbrance. The creation or placement of any Lien on any of the Security Property which Lien was not approved by Lender or expressly permitted by this Agreement, except (a) Liens for Real Estate Taxes owed but not yet delinquent shall not constitute an Event of Default so long as the Real Estate Taxes are paid prior to delinquency, and (b) involuntary mechanics’ liens, similar involuntary Liens, or other involuntary Lien which are released by recordation of a bond in accordance with California Civil Code Section 3143 or which are being contested in strict accordance with Section 9.1 below shall not constitute an Event of Default.
6.1.11    Transfer of Security Property or Beneficial Interest. A Transfer, whether directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise, of all or any portion of the Security Property or in the legal or beneficial ownership or control of Borrower or any Constituent Borrower Owner, except in accordance with Section 4.20.2 or Section 4.20.5 of this Agreement.
6.1.12    First Priority Lien. If Lender fails at any time to have a legal, valid, binding and enforceable first priority Lien on the Security Property or any material portion thereof.
6.1.13    Payment of Impositions. If Borrower fails to pay any Imposition within ten (10) days of the date when due, provided, however, Real Estate Taxes shall be paid prior to delinquency, and provided, further, however, it shall not be an Event of Default if sufficient funds are available in the Tax and Insurance Account for the payment of Real Estate Taxes and Lender fails to pay such Real Estate Taxes directly from the Tax and Insurance Fund.
6.1.14    Adjustment or Settlement of Insurance or Condemnation Claim. Except as permitted in Section 5.4 or Section 5.6 above of this Agreement, adjusting, compromising, settling or entering into any agreement with respect to insurance proceeds or settlements and Condemnation proceedings and awards, without the prior consent of Lender, which consent shall not be unreasonably withheld.

14961843v.6

6.1.15    Failure to Deliver Financial Materials. Any failure by Borrower or Guarantor to deliver financial statements or similar items required by Section 4.8.2 above within ten (10) days after written notice from Lender of such failure.
6.1.16    Maintenance of Existence, Authorizations and Permits. Any failure of Borrower and Guarantor to preserve and keep in full force and effect its existence, all material franchises, licenses, authorizations, registrations, permits and approvals required under the laws of the state of its formation, and all material franchises, licenses, authorizations, registrations, permits and approvals required or necessary to operate its business.
6.1.17    Insolvency; Bankruptcy. The occurrence of any event of insolvency, bankruptcy or dissolution, whether voluntary or involuntary, of Borrower or Guarantor.
6.1.18    Special Purpose Bankruptcy Remote Entity Covenant. Any breach of the covenants contained in Section 4.27 above.
6.1.19    Net Worth/Liquidity Maintenance. Any breach of the covenants contained in Section 4.32 above.
6.1.20    Other Event of Default. The occurrence of an Event of Default under any other Loan Document, the Environmental Indemnity Agreement or any Collateral Assignment of Interest Rate Cap Agreement (as “Event of Default” is defined therein).
6.2    Remedies.
6.2.7    Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in Section 6.1.6 and Section 6.1.14 hereof) and at any time and from time to time thereafter while such an Event of Default is then continuing, in addition to any other rights or remedies available to Lender pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce Lender’s rights against Borrower and Guarantor and in and to the Security Property, including declaring the Indebtedness to be immediately due and payable (including unpaid interest, Default Rate interest, Late Charges and any other amounts owing by Borrower and Guarantor), without notice of demand; and upon any Event of Default described in Section 6.1.6 and Section 6.1.14 hereof, the Indebtedness (including unpaid interest, Default Rate interest, Late Charges and any other amounts owing by Borrower and Guarantor) shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in the Loan Documents to the contrary notwithstanding.
6.2.8    Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or Guarantor under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared or be automatically due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement

14961843v.6

of Lender’s rights and remedies under any of the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in Lender’s discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, to the maximum extent permitted by applicable law, all liens, security interests and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of Lender’s remedies against the Security Property, the Security Instrument has been foreclosed, the Security Property has been sold and/or otherwise realized upon in satisfaction of the Indebtedness or the Indebtedness has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any portion of the Security Property for the satisfaction of any of the Indebtedness in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Security Property or any part thereof, in Lender’s discretion.
6.2.9    Forbearance by Lender Not a Waiver. Any forbearance by Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Lender’s acceptance of payment of any sum secured by any of the Loan Documents and any Collateral Assignment of Interest Rate Cap Agreement after the due date of such payment shall not be a waiver of Lender’s rights to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of Impositions or other Liens or charges by Lender shall not be a waiver of Lender’s rights to accelerate the maturity of the Loan, nor shall Lender’s receipt of any awards, proceeds or damages under the Security Instrument operate to cure or waive Borrower’s default in payment of sums secured by any of the Loan Documents. With respect to all Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, only waivers specifically and expressly made in writing by Lender shall be effective against Lender. References in this Agreement, any other Loan Document, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement to the “continuance of an Event of Default”, the “existence of an Event of Default” or words of similar import shall not be deemed or construed to mean that Lender is agreeing to excuse or to extend the time by which Borrower may cure such Event of Default or to delay or waive Lender’s right to exercise any rights or remedies to which Lender may be entitled by reason of such Event of Default.
6.2.10    Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained in this Agreement, and such failure constitutes an Event of Default hereunder, then without in any way limiting Lender’s right to exercise any of Lender’s rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap

14961843v.6

Agreement, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender within ten (10) days after the date Lender makes written demand therefor and, if not paid, shall be added to the Indebtedness secured by the Security Instrument and other Loan Documents and shall bear interest thereafter at the Default Rate.
ARTICLE VII

LIMITATION ON LIABILITY
7.1    No Personal Liability. Subject to the limitations set forth in Section 7.2 and Section 7.3 below, neither Borrower nor any of the direct or indirect owners of Borrower nor any of their respective beneficiaries, trustees, shareholders, officers, directors, agents or employees shall have any personal liability under this Agreement, the Note, the Security Instrument, any of the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement or any Collateral Assignment of Interest Rate Cap Agreement, and Lender’s only sources of satisfaction of the Loan shall be the Security Property and any other collateral given to Lender to secure the Loan, and Lender shall not seek to enforce out of any other assets of Borrower or any direct or indirect owners of Borrower or any of their respective beneficiaries, trustees, shareholders, officers, directors, agents or employees, any judgment for any sums which shall be payable under this Agreement, the Note, the Security Instrument or any other Loan Documents or for any deficiency remaining after a foreclosure of the Security Instrument.
7.2    Limitations on Exculpation. The exculpation provided for in Section 7.1 above shall not: (a) constitute a waiver, release or impairment of any obligation evidenced or secured by the Loan Documents, including any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all of the Security Property shall continue to secure all of the Indebtedness owed to Lender pursuant to the Loan Documents; (b) impair the right of Lender to name Borrower and any other Person as a party defendant in any action or suit for foreclosure and sale under the Security Instrument so long as Lender does not seek to enforce any judgment in such action or suit out of any assets of Borrower or any other Person other than the Security Property; (c) affect the validity or enforceability (subject to any exculpation provisions therein) of the Environmental Indemnity Agreement and the Guaranty; (d) impair the right of Lender to obtain the appointment of a receiver for any of the Security Property; (e) impair the enforcement of the Assignment of Leases; (f) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; or (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower solely in order to (i) fully realize the security granted by the Security Instrument or (ii) commence any other appropriate action or proceeding in order for Lender to exercise Lender’s remedies against the Security Property and not to sue Borrower to collect on a money judgment beyond Borrower’s interest in the Security Property or other collateral given to Lender in connection with the Loan.
7.3    Recourse Obligations. Notwithstanding the provisions of Section 7.1 above to the contrary, Borrower shall be personally liable to Lender for any and all of the following acts and

14961843v.6

omissions, to the extent described (the “Recourse Obligations”): (a) for all Losses arising out of fraud, intentional misrepresentation or intentional failure to disclose a material fact by Borrower, Guarantor or any other Borrower Party in connection with the Loan; (b) for the amount of all Rents or other Gross Rental Income received by Borrower or any other Borrower Party at any time during the existence of an Event of Default with respect to which Borrower has received written notice from Lender which are not applied to payments under the Loan Documents or Operating Expenses, Capital Expenditures, Insurance Premiums, and/or Real Estate Taxes; (c) so long as the delivery thereof to Lender is not prohibited by the terms of the respective Lease or by applicable law, for the amount of any Tenant Security Deposits which are applied by Borrower, Guarantor or any other Borrower Party in contravention of the provisions of the Loan Documents or which are not delivered to Lender upon foreclosure of the Security Instrument or delivery of a deed in lieu thereof (including the failure to deliver to Lender any letter of credit furnished as a Tenant Security Deposit and to arrange for Lender to have the independent right and authority to draw on such letter of credit); (d) for the amount of all Rents and other Gross Rental Income collected more than one (1) month in advance and not applied to payments under the Loan Documents or Operating Expenses, Capital Expenditures, Insurance Premiums, and/or Real Estate Taxes,; (e) for the amount of all Lease Termination Payments received by Borrower, Guarantor or any other Borrower Party during any Lockbox Period and, to the extent required to be deposited in the Leasing Reserve Account, not deposited into the Leasing Reserve Account; (f) for all insurance proceeds or Condemnation awards which are misapplied or converted by Borrower, Guarantor or any other Borrower Party or applied in contravention of the provisions of the Loan Documents; (g) except to the extent such fees, commissions or other amounts are paid by Borrower to a Borrower Party or any agent, employee or Affiliate of a Borrower Party in accordance with the provisions of the Property Management Agreement or other Contract for services rendered by such Borrower Party pursuant to such Property Management Agreement or other Contract, for the amount of all fees, commissions or other amounts paid by Borrower to any Borrower Party or any agent, employee or Affiliate of a Borrower Party in contravention of the provisions of the Loan Documents at any time during the existence of an Event of Default with respect to which Borrower has received written notice from Lender; (h) for all Losses arising out of intentional physical waste of the Security Property by Borrower or any Borrower Party; (i) for all Losses arising out of the failure to maintain insurance as required under the Loan Documents, except to the extent that either (1) sums sufficient to pay insurance premiums have been deposited in the Tax and Insurance Account and neither Borrower nor any Borrower Party impedes Lender’s utilization thereof to pay insurance premiums, (2) the Security Property fails to generate revenue sufficient to pay insurance premiums, or (3) Lender retains all revenue derived from the Security Property and does not make such revenues available to Borrower for such purposes, (j) for all Indebtedness and other obligations under the Loan Documents in the event of any voluntary Transfers constituting a breach of the restrictions upon Transfers contained in the Loan Documents; (k) for all Indebtedness and other Obligations under the Loan Documents in the event of any voluntary financing or encumbrance placed upon the Security Property in violation of the restrictions upon additional financing or encumbrance contained in the Loan Documents; provided, however, an involuntary Lien such as a mechanic’s lien shall not constitute a Recourse Obligation under this Section 7.3(k); (l) for all Losses arising from any Event of Default with respect to the covenants contained in Section 4.27 of this Agreement that results in the substantive consolidation of Borrower, excluding any covenant that would require the contribution of additional capital to the Borrower or any Borrower Party; (m) for the amount of all Real Estate Taxes on,

14961843v.6

against or pertaining to the Security Property, except to the extent that either (1) sums sufficient to pay Real Estate Taxes have been deposited in the Tax and Insurance Account and neither Borrower nor any Borrower Party impedes Lender’s utilization thereof to pay Real Estate Taxes, (2) the Security Property fails to generate revenue sufficient to pay such Real Estate Taxes, or (3) Lender retains all revenue derived from the Security Property and does not make such revenues available to Borrower for such purposes; (n) for all Losses arising out of the failure to pay no later than ten (10) Business Days prior to foreclosure any charges for labor or materials or any other charges or amounts that can create Liens on the Security Property, except to the extent (1) the Security Property fails to generate sufficient revenue to pay such charges for labor, materials or such other charges or amounts that can create Liens on the Security Property or (2), Lender retains all revenue derived from the Security Property and does not make such revenues available to Borrower for such purposes; (o) for all Indebtedness and other Obligations under the Loan Documents in the event (1) the Security Property or any part thereof becomes an asset in a voluntary bankruptcy or insolvency proceeding with respect to Borrower, Guarantor or any other Borrower Party or any agent, employee or Affiliate of a Borrower Party, or (2) the Security Property or any part thereof becomes an asset in an involuntary bankruptcy or insolvency proceeding with respect to Borrower, Guarantor or any other Borrower Party which is a Collusive Bankruptcy, or (3) the occurrence of any other Collusive Bankruptcy; (p) for all Losses arising from the removal or disposal of any portion of the Security Property subsequent to an Event of Default with respect to which Borrower has received written notice from Lender which is not replaced with property of equivalent or greater value; (q) for all Losses arising out of any failure to pay any Musick Peeler Leasing Costs when and as due and payable, provided, however, the liability for the Recourse Obligation pursuant to this clause (q) of this Section 7.3 shall not exceed Four Million Two Hundred Fifty Thousand Dollars ($4,250,000); (r) for all Losses arising out of any breach of the covenants set forth in the Loan Documents relating to the environmental condition of the Security Property; (s) for all Losses incurred by Lender if, after the occurrence of an Event of Default, Borrower, Guarantor, any Borrower Party or any agent, employee or Affiliate of a Borrower Party seeks to contest the enforcement of Lender’s rights or remedies under the Loan Documents and a court finds that such contest was made in bad faith, or was unwarranted, or was frivolous; and/or (t) for all costs and expenses of purchasing and maintaining an Interest Rate Cap Agreement upon any failure of Borrower to do so during an Interest Rate Cap Period.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
8.1    Representations and Warranties. To induce Lender to execute and perform this Agreement, Borrower hereby represents, covenants and warrants to Lender, as of the Closing Date, as follows:
8.1.11    Authority. Borrower is duly organized, validly existing and in good standing under the laws of the state of Borrower’s formation. Guarantor is duly organized, validly existing and in good standing under the laws of the state of Guarantor’s formation. Borrower has full power and authority to conduct Borrower’s business as presently conducted, to enter into this Agreement and the other Loan Documents to which Borrower is a party, and to perform all of Borrower’s duties

14961843v.6

and obligations under this Agreement and under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, and such execution and performance have been duly authorized by all necessary action on the part of Borrower and the Constituent Borrower Owners. Guarantor has full power and authority to conduct Guarantor’s business as presently conducted, to enter into the Loan Documents and to perform all of Guarantor’s duties and obligations under the Loan Documents to which Guarantor is a party and such execution and performance have been duly authorized by all necessary action on the part of Guarantor and all applicable Constituent Borrower Owners. The principal place of business of Borrower and Guarantor is 2800 Post Oak Boulevard, Suite 4800, Houston, Texas 77056.
8.1.12    Binding Obligations. This Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement executed by Borrower and/or Guarantor and any other documents and instruments required to be executed and delivered by Borrower and/or Guarantor in connection with this Loan, when executed and delivered, will constitute the duly authorized, valid and legally binding obligations of Borrower and/or Guarantor, as applicable, and will be enforceable against such party in accordance with their respective terms (except to the extent that enforceability may be affected or limited by applicable bankruptcy, insolvency and other similar debtor relief laws affecting the enforcement of creditor’s rights generally), and no basis presently exists for any claim or defense by Borrower or Guarantor against Lender under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, or with respect to the Loan.
8.1.13    Legal Requirements. The execution, delivery and performance of this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement by Borrower and Guarantor will not violate any provision of any applicable Legal Requirement, injunction or decree of any court, or conflict with, be inconsistent with, or result in any breach or default under any of the organizational documents of Borrower or Guarantor or of the terms, covenants, or provisions of any indenture, mortgage, lease, instrument, agreement or contract of any kind to which Borrower or Guarantor is a party or by which Borrower or Guarantor may be bound. Neither Borrower nor Guarantor is in default (without regard to grace periods) under any contract or agreement to which Borrower or Guarantor is a party, the effect of which default could adversely affect the performance by Borrower of Borrower’s obligations under this Agreement or Guarantor’s obligations under the Environmental Indemnity Agreement and the Guaranty.
8.1.14    Special Purpose Bankruptcy Remote Entity. Borrower is and shall be at all times a Special Purpose Bankruptcy Remote Entity.
8.1.15    Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan

14961843v.6

Document. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate Borrower’s ability to borrow money.
8.1.16    Adverse Matters. To Borrower’s Knowledge, no condition, event, agreement, restriction, litigation or proceeding (or threatened litigation or proceeding) exists which could materially adversely affect the validity or priority of the liens and security interests granted Lender under any of the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement which could adversely affect the ability of Borrower or Guarantor to perform Borrower’s or Guarantor’s obligations under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, or which would constitute an Event of Default.
8.1.17    Legal Violations; Legal Actions. To Borrower’s Knowledge, the Real Property and the use and occupancy of the Improvements do not and will not violate or conflict with any applicable Legal Requirement in any material respect. Neither Borrower nor any other Borrower Party has received written notice of any Legal Action against or otherwise affecting Borrower or the Security Property (a) that, if adversely determined against Borrower could materially adversely affect the ability of Borrower to perform Borrower’s obligations under the Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement; or (b) questioning the validity or the enforceability of the Loan Documents, the Environmental Indemnity Agreement, the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement. To Borrower’s Knowledge, neither Borrower nor the Security Property is in violation of any Legal Requirement in any material respect. Neither Borrower nor any other Borrower Party has received written notice of, and to Borrower’s Knowledge there are not, any outstanding judgments, arbitration awards, decrees or orders of any Governmental Authority entered or pending against Borrower or the Security Property, except as disclosed by Borrower in writing to Lender. No proceedings have been commenced, or threatened in writing, by any Governmental Authority having the power of eminent domain for the Condemnation of any part of the Security Property.
8.1.18    Tax Returns; Financial Information. All tax returns submitted by Borrower and Guarantor to Lender with respect to Borrower and Guarantor are true and correct in all material respects. All financial statements submitted by Borrower and Guarantor to Lender with respect to Borrower, Guarantor and the Security Property are true and correct in all material respects, fairly present the respective financial conditions and results of operations of the Borrower, Guarantor and the Security Property as of the dates thereof and there has been no material adverse change in the financial condition, business, operations or affairs of Borrower, Guarantor or the Security Property since the end of the most recent fiscal period identified in such statements. Each of Borrower and Guarantor have filed, or caused to be filed, all federal and state income tax or informational returns which are required to be filed (subject to any extension filed with the Internal

14961843v.6

Revenue Service or state taxing authorities), and each of Borrower and Guarantor each have paid, or caused to be paid, all taxes as shown on such returns or on any assessment therefor received by Borrower or Guarantor, as applicable, to the extent such taxes have become due.
8.1.19    No Insolvency or Judgment; No Bankruptcy Filing. Neither Borrower, nor Guarantor, nor any Constituent Borrower Owner is the subject of any judgment unsatisfied of record or docketed in any court of the state in which any of the Security Property is located or in any other court located in the United States which would have a material adverse effect on the Security Property or the financial condition of Borrower or Guarantor. The Loan will not render Borrower nor the holder of any interest in Borrower insolvent. Neither Borrower nor Guarantor is contemplating either the filing of a petition by Borrower or Guarantor under any Debtor Relief Law or the liquidation of all or a major portion of Borrower’s or Guarantor’s property, and, to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against Borrower or Guarantor. Neither Borrower, nor Guarantor, nor any Constituent Borrower Owner is currently, has been within the last ten (10) years a party to, or the subject of, a proceeding under any Debtor Relief Laws. All of Borrower’s and Guarantor’s obligations to any creditors, including all material payments and accounts relating to the Security Property are current or will be paid in the ordinary course of business.
8.1.20    Fraudulent Transfer. Neither Borrower nor Guarantor has entered into the Loan or any Loan Document with the actual intent to hinder, delay or defraud any creditor, and Borrower and Guarantor has received reasonably equivalent value in exchange for such Person’s respective obligations under the Loan Documents. Giving effect to the Loan contemplated by the Loan Documents, the fair saleable value of Borrower’s assets exceed and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair market value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of Borrower’s contingent liabilities or Borrower’s debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out Borrower’s business as conducted or as proposed to be conducted. Neither Borrower nor Guarantor intends to, and does not believe that Borrower or Guarantor will, incur debts and liabilities (including contingent liabilities and other commitments) beyond Borrower’s or Guarantor’s ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower and Guarantor).
8.1.21    Licenses and Permits. Borrower holds valid permanent certificates of occupancy (or the functional equivalent thereof) for the Improvements necessary for the use, operation, leasing and enjoyment of the Improvements as a first class office project with ancillary uses and parking facilities. To Borrower’s Knowledge, the Improvements, and Borrower’s present and planned use of the Improvements as a first class office and commercial data center project with ancillary uses and parking facilities, comply with all Legal Requirements applicable to the Security Property. The Security Property is currently and will at all times be used solely as a first class office and commercial data center project and such other uses and are consistent with the operation of a

14961843v.6

first class office and commercial data center project. To Borrower’s Knowledge, all Licenses and Permits necessary to operate the Improvements as a first class office project with ancillary uses and parking facilities have been issued and are presently in full force and effect.
8.1.22    Access and Parking. To Borrower’s Knowledge, the Land has the legal right of access to public roads. The parking capacity within the Real Property is sufficient to comply with all applicable Building Laws and other Legal Requirements, affecting or relating to the Real Property.
8.1.23    Contracts. All service, maintenance or repair contracts affecting the Security Property entered into by or on behalf of Borrower have been entered into an arms-length (other than the Property Management Agreement with an Affiliate of Borrower) in the ordinary course of Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.
8.1.24    Condition of Improvements. To Borrower’s Knowledge, the Real Property, including all Improvements, parking facilities, systems, equipment and landscaping, are in good condition, order and repair in all material respects; and there exists no structural or other material defect or damages to the Real Property, except as disclosed by Borrower in writing to Lender. Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in any of the Real Property, or any part thereof, which would adversely affect the insurability of such Real Property or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond, except as disclosed by Borrower in writing to Lender. To Borrower’s Knowledge, except as set forth on the ALTA/ACSM Survey provided to Lender, no portion of the Real Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.
8.1.25    Defense of Usury. Borrower does not know of any facts that would support a claim of usury to defeat or avoid Borrower’s obligation to repay the principal of, interest on, and other sums or amounts due and payable under, the Loan Documents.
8.1.26    Business Loan. The Loan, including Interest Rate, fees and charges as contemplated hereby, is a business loan. No portion of the Security Property is being used by Borrower as a residential or business homestead.
8.1.27    ERISA. As of the date hereof, (a) neither Borrower nor Guarantor is an “employee benefit plan”, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, (b) none of the assets of Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), (c) neither Borrower nor Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower and/or Guarantor are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor Guarantor nor any member of the “controlled group of corporations” (within the meaning of Section 414 of the Internal Revenue Code) that includes Borrower maintains, sponsors or contributes to a “defined benefit plan” (within

14961843v.6

the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).
8.1.28    No Event of Default. To Borrower’s Knowledge, no event has occurred, and no condition exists on the date hereof, which either immediately or with the lapse of time or giving of notice or both, would result in the occurrence or existence of an Event of Default.
8.1.29    No Liens. To Borrower’s Knowledge, as of the date of funding of the Loan, there are no Liens in existence that affect the Security Property other than inchoate liens for ad valorem Real Estate Taxes not yet delinquent, special assessments not yet due and payable, the liens and security interests securing the Loan and the Permitted Encumbrances. Without limiting the generality of the foregoing, to Borrower’s Knowledge, except as disclosed by Borrower in writing to Lender, there are no mechanics’ or materialmen’s liens that constitute a Lien on the Security Property or any part thereof and, except as disclosed to Lender in writing prior to the Closing Date, no work for which any such Lien could be asserted has been performed on behalf of, contracted for or authorized by or on behalf of Borrower with respect to the Security Property within the last sixty (60) days without a release of Lien having been obtained.
8.1.30    No Purchase Options. No purchase options with respect to the Security Property have been granted by Borrower to any Person.
8.1.31    Availability of Utility Facilities. Municipal water supply, storm and sanitary sewers and sanitary sewer capacity, and electrical, gas, telephone and other utility facilities are available to the Security Property within the boundary lines of the Security Property, connect to all storm and sanitary sewer lines serving the Security Property and, to Borrower’s Knowledge, were designed by engineers to be sufficient to meet the reasonable needs of the Security Property. No other utility facilities are necessary to meet the reasonable needs of the Security Property. To Borrower’s Knowledge, (i) the design and as-built conditions of the Improvements are such that surface and storm water does not accumulate within the Security Property in any unreasonable or unsafe amounts and does not drain from the Real Property across land of adjacent property owners, and (ii) except as shown on the ALTA/ACSM Survey, no part of the Security Property is within the 100-year flood plain. To Borrower’s Knowledge, none of the Improvements creates an encroachment over, across or upon any of the boundary lines of the Real Property and no building or other improvements on adjoining land create such an encroachment over, across or upon the boundary lines of the Real Property, except as disclosed on the ALTA/ACSM Survey. To Borrower’s Knowledge, no public or private nuisance condition within the Security Property currently exists.
8.1.32    No Commissions. No commissions have been incurred by Borrower in connection with the Loan, which have not been paid.
8.1.33    Property Management Agreements. Hines Interests Limited Partnership, a Delaware limited partnership (as the subcontractor of Hines REIT Properties, L.P., a Delaware limited partnership), manages and leases the Real Property for Borrower under that certain Amended and Restated Property Management and Leasing Subcontract dated as of January 1, 2008. True and complete copies of such Amended and Restated Property Management and Leasing Subcontract and that certain Second Amended and Restated Property Management and Leasing Agreement,

14961843v.6

dated January 1, 2008, between Borrower and Hines REIT Properties, L.P. have been delivered to Lender and such Amended and Restated Property Management and Leasing Subcontract and such Second Amended and Restated Property Management and Leasing Agreement are in full force and effect and have not been amended or modified in any way.
8.1.34    Licenses and Permits. There is no pending application for any change to any License and Permit, including any land use reclassification of any Security Property or for a special or conditional use permit or variance in connection with any Security Property. No proceeding to challenge any land use reclassification or other License and Permit or any use of the Security Property is pending, or, to Borrower’s Knowledge, threatened.
8.1.35    No Other Leases. There are no leases, tenancies, licenses, or occupancy agreements for the use, occupancy or enjoyment of any portion of the Security Property except those listed on the Closing Rent Roll.
8.1.36    No Lease Defaults or Offsets. To Borrower’s Knowledge, except as set forth on the Closing Rent Roll, there are no defaults nor are there any state of facts which, with the passage of time or giving of notice or both, would constitute a default by any Tenants under the Leases. To Borrower’s Knowledge, except as set forth on the Closing Rent Roll, no Tenant is currently entitled to any offset under any of the Leases.
8.1.37    Matters Regarding Rent. All of the Leases provide for fixed, minimum rent to be paid monthly in advance. Except as set forth on the Closing Rent Roll, (a) all Rent due to date under the Leases has been collected, (b) no Rent has been collected more than one (1) month in advance (other than Tenant Security Deposits and reconciliations of Operating Expense and Real Estate Tax reimbursement obligations under the Leases), (c) there are no future rental amount concessions (including “free rent” or rental abatement or other unpaid tenant inducements) with respect to the Leases, and (d) there are no unpaid tenant improvements, tenant construction allowances or other tenant inducement or third party leasing cost payments, commissions or fees to be paid by the landlord under any of the Leases. Except for the Space Lease with the Property Manager, all of the Tenants under Leases listed on the Closing Rent Roll are bona fide, arms-length parties who are not Borrower Parties.
8.1.38    No Lease Terminations/Bankruptcy. Neither Property Manager nor Borrower has received written notice that any of the Tenants now occupying the Security Property or having a current Lease affecting the Security Property are unable to pay the financial obligations under their respective Lease. Except as set forth on the Closing Rent Roll, as otherwise disclosed by Borrower in writing to Lender, (a) neither the Property Manager nor Borrower has received written notice that any of the Tenants now occupying the Security Property or having a current Lease affecting the Security Property is the subject of any bankruptcy, reorganization or insolvency proceedings, (b) neither the Property Manager nor Borrower has received written notice that any of the Tenants now occupying the Security Property or having a current Lease affecting the Security Property intend to exercise any right to terminate their Lease, and (c) there are no agreements or negotiations with Tenants to terminate any of the Leases.

14961843v.6

8.1.39    No Contract Defaults. To Borrower’s Knowledge, there are no material defaults by Borrower or any other party under the Contracts, the Project Operating Agreements or any restrictions, covenants or conditions encumbering the Real Property nor, to Borrower’s Knowledge, is there any state of facts which, with the passage of time or giving of notice or both, would constitute a material default by Borrower under any Contracts, any Project Operating Agreement or any such restrictions, covenants or conditions encumbering the Property.
8.1.40    Possession. To Borrower’s Knowledge, there are no Persons in possession of any portion of the Security Property except for the Tenants listed on the Closing Rent Roll and the permittees, licensees or invitees of any Tenant, and no Person other than the Tenants, Property Manager and parties pursuant to the Project Operating Agreements and utility easements or other agreements disclosed in Loan Title Policy (and their respective agents, representatives, permittees, licensees and invitees) is entitled to access to or across the Security Property.
8.1.41    Leases, Contracts and Project Operating Agreements. Borrower has delivered to Lender true, correct and complete copies of all Leases, Contracts and Project Operating Agreements.
8.2    Continuation of Representations and Warranties. Borrower hereby covenants, warrants and agrees that the representations and warranties made herein shall be and shall remain true and correct in all material respects as of the Closing Date and at all times thereafter so long as any part of the Indebtedness shall remain outstanding subject to changes in facts and circumstances that do not otherwise constitute Events of Default hereunder. If any of the foregoing representations or warranties fails to be true and correct in any material respect after the Closing Date and Borrower has Knowledge thereof, then Borrower shall immediately notify Lender thereof. If any of the foregoing representations or warranties fails to be true and correct in any material respect after the Closing Date, then the same shall constitute an Event of Default, subject to changes in facts and circumstances that do not otherwise constitute an Event of Default hereunder.
ARTICLE IX

MISCELLANEOUS
9.1    Borrower’s Right to Contest Certain Matters. Borrower shall not be in Default for failure to pay or discharge any Imposition, mechanic’s or materialman’s lien, or other lien or claim asserted against the Security Property or to comply with any Legal Requirement if, and so long as, (a)  Borrower shall have notified Lender of the same within ten (10) Business Days after Borrower shall have become aware of the same but in no event less than ten (10) Business Days prior to the commencement of any proceedings to foreclose upon the same; (b)  Borrower shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Security Property or any part thereof to satisfy the same; (c) Borrower shall have furnished to Lender (except to the extent any such deposit or bond is required to be deposited with any other Person in order to undertake such contest) a cash deposit or bond, or an indemnity bond in form and content satisfactory to Lender with a surety satisfactory to Lender, in such amount as Lender deems reasonable to prevent Lender from incurring any loss, cost, expense or damage as a result of any such contest and to assure

14961843v.6

payment of the matters under contest and to prevent any sale or forfeiture of the Security Property or any part thereof; (d)  Borrower shall promptly upon final determination thereof pay or cause to be paid the amount of any such Imposition or mechanic’s or materialman’s lien so determined, together with all costs, interest and penalties which may be payable in connection therewith or comply with the applicable Legal Requirement, as the case may be; (e) the failure to pay the Imposition or mechanic’s or materialman’s lien Claim or to comply with any Legal Requirement does not constitute a default under any Lease, any Project Operating Agreement, or any Governmental Authorization covering or affecting any part of the Security Property; and (f) notwithstanding the foregoing, Borrower shall immediately upon request of Lender pay any such Imposition or Claim of a Lien or comply with the applicable Legal Requirement, as the case may be, notwithstanding such contest, if in the good faith opinion of Lender the Security Property is in jeopardy or in danger of being forfeited or foreclosed, or if any party to a Project Operating Agreement could be relieved of any obligation thereunder by reason of such failure to pay such Imposition, Claim or Lien or such failure to comply with such Legal Requirement (and if Borrower shall fail so to do, Lender may, but shall not be required to, pay, perform or cause to be discharged or bonded against any such Imposition, Claim, Lien or Legal Requirement, and Borrower shall reimburse Lender for Lender’s cost thereof on demand, together with interest thereon at the Default Rate). Lender may pay over any such cash deposit made pursuant hereto or any part thereof to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.
9.2    Authorized Representatives. Lender is authorized to rely upon the continuing authority of each of the individuals hereafter designated (“Authorized Representatives”), acting alone, to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents. Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the individual giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender. The present Authorized Representatives are Janice Walker and Douglas H. Metzler. Lender shall have a right of approval, not to be unreasonably withheld, over the identity of the Authorized Representatives so as to assure Lender that each Authorized Representative is a responsible and senior official of Borrower.
9.3    Assignment; Participation.
9.3.6    Lender Right to Transfer. Lender shall have the right at any time and from time to time (a) to sell or otherwise transfer the Loan or any portion thereof or the Loan Documents or any interest therein to one or more investors, (b) to sell participation interests in the Loan to one or more investors or (c) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Note and the Security Instrument (a “Securitization”). Without limiting the foregoing, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be assigned by Lender and any of Lender’s successors and assigns to any Person at any time in Lender’s discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise. Upon such assignment, all references to Lender in this Loan Agreement and in any Loan Document shall be deemed to refer to such assignee

14961843v.6

or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender. Borrower may not assign Borrower’s rights, title, interests or obligations under this Loan Agreement or under any of the Loan Documents except as expressly provided in Section 4.20.2 and/or Section 4.20.5 above.
9.3.7    Cooperation by Borrower. In connection with any of the matters described in Section 9.3.1 above, Borrower shall, at Lender’s expense, use all reasonable efforts and cooperate fully and in good faith with Lender and otherwise assist Lender in satisfying the market standards to which securitizing commercial real estate lenders customarily adhere or which may be reasonably required in the marketplace (or by the Rating Agencies in connection with a Securitization), and in connection therewith, Borrower shall execute and deliver to Lender and shall cause Guarantor to execute and deliver to Lender such further documents, instruments or agreements as Lender may reasonably require, provided that such documents, instruments or agreements do not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents, or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements. In addition, Borrower agrees to fully cooperate with Lender, including providing such information and documentation regarding the Security Property, Borrower, Guarantor and any other Person as Lender or any potential assignee or participant may reasonably request and to meet with potential assignees and participants upon reasonable notice. Borrower’s cooperation obligations set forth herein shall continue until the Indebtedness has been paid in full.
9.3.8    Loan Severance. Lender shall have the right, at any time (whether prior to, in connection with, or after any assignment, participation or Securitization), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Borrower shall cooperate and cause Guarantor and each Affiliate of Borrower to cooperate (in each case at Lender’s expense), with Lender in connection therewith. Without limiting the foregoing, Lender may (a) cause the Note, the Security Instrument and the other Loan Documents to be split into multiple mortgage loans, (b) create additional senior and subordinate promissory notes (i.e., an A/B/C structure), (c) modify the payment priority or reallocate the principal balances and the interest rates of the Note, (d) consolidate promissory notes (including consolidating the allocations of principal and interest payments between promissory notes), (e) create multiple components of a Note (and allocate or reallocate the principal balance of the Loan among such components and/or assign different interest rates to multiple promissory notes), which components may be represented by separate promissory notes, or (f) otherwise sever the Loan into two or more loans secured by mortgages or deeds of trust and by a pledge of partnership or membership interests (directly or indirectly) in Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Lender determines; provided, however, in each such instance the outstanding principal balance of all the promissory notes evidencing the Loan (or components of such promissory notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such promissory notes (or components of such promissory notes) immediately after the effective date of such modification equals the overall weighted average interest rate immediately prior to such modification. If requested by Lender,

14961843v.6

Borrower shall, and cause Guarantor and each applicable Affiliate of Borrower to, execute and deliver such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance.
9.4    Jurisdiction; Venue; and Service of Process. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER AND LENDER IRREVOCABLY (A) SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN OR OVER THE COUNTY IN WHICH THE REAL PROPERTY IS LOCATED AND (B) WAIVE ANY OBJECTION WHICH BORROWER AND LENDER MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVE ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. BORROWER AND LENDER MAY OBTAIN PERSONAL JURISDICTION AND PERFECT SERVICE OF PROCESS THROUGH THE AGENT FOR SERVICE OR BY ANY OTHER MEANS NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW.
9.5    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY AGREE TO WAIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE ENVIRONMENTAL INDEMNITY AGREEMENT, ANY INTEREST RATE CAP AGREEMENT OR ANY COLLATERAL ASSIGNMENT OF INTEREST RATE CAP AGREEMENT, OR ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE LOAN AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE PARTIES TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE PARTIES HAVE RELIED ON THE WAIVER IN ENTERING INTO THE SUBJECT TRANSACTION, AND THAT THE PARTIES WILL CONTINUE TO RELY ON THE WAIVER IN RELATED FUTURE DEALINGS WITH EACH OTHER. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER MAY ONLY BE MODIFIED IN WRITING SIGNED BY BORROWER AND EACH LENDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14961843v.6

9.6    Relationship. The relationship between Lender, on the one hand, and Borrower, on the other, shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to any other Person.
9.7    Successors and Assigns Bound; Liability; and Agents. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective successors and assigns of the parties (without implying Lender’s consent to any Transfer of the Security Property or any interest in Borrower or to any sale or assignment by Lender), subject to the provisions of this Agreement. In exercising any rights under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, or taking any actions provided for therein, Lender may act through Lender’s respective employees, agents or independent contractors as authorized by Lender.
9.8    Next Business Day. Whenever any performance obligation (other than a payment obligation) shall be stated to be due or required to the satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.
9.9    Time of Essence. Time is of the essence of this Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, and the performance of each of the covenants and agreements contained herein and therein.
9.10    Extensions of Time and Waivers of Conditions. Lender reserves the right, in Lender’s sole discretion, to: (a) extend any such dates for the satisfaction of or compliance with such terms and conditions hereof, and (b) waive any of the terms and conditions hereof. Any such extension or waiver, and any amendment or modification of this Agreement, shall be expressly and specifically made in writing and be signed by Lender. In no event shall there be any obligation on the part of Lender to grant any extensions or waivers.
9.11    Severability. The parties hereto intend and believe that each and every provision in this Agreement comports with all applicable law. If any provision of this Agreement (including Section 9.5 above) or the application hereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Agreement nor the application of such provision to any other Person or circumstance shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.
9.12    Notice. Any notice, request, demand, statement or consent made hereunder shall be in writing signed by the party giving such notice, request, demand, statement or consent, and shall be deemed to have been properly given if either delivered personally, or delivered to a reputable overnight delivery service providing a receipt, at the address set forth below, or at such other address within the continental United States of America as may have theretofore been designated in writing. Notice given on behalf of a party by that party’s legal counsel shall be effective so long as such notice is delivered in the manner provided herein. The effective date of any notice given as aforesaid shall be the date of personal service, or one (1) Business Day after delivery to such overnight delivery

14961843v.6

service, whichever is applicable. If delivery of such notice is refused by an addressee, such notice shall be deemed to have been properly given on the date delivery to such addressee was attempted and refused. For purposes hereof, the addresses are as follows:

If to Lender:	Bank of China, Los Angeles Branch

444 S. Flower Street, 39th Floor

Los Angeles, California 90071

Attn: Jason Fu

With a copy to:	Seyfarth Shaw LLP

333 S. Hope Street, 39th Floor

Los Angeles, California 90071

Attn: Thomas J. Masenga

If to Borrower:	Hines REIT One Wilshire LP

2800 Post Oak Boulevard, Suite 4800

Houston, Texas 77056

Attn: Charles N. Hazen

With a copy to:	Hines REIT One Wilshire LP

2800 Post Oak Boulevard, Suite 4800

Houston, Texas 77056

Attn: Jason P. Maxwell, Esq.

14961843v.6

With a copy to:	Baker Botts LLP

2001 Ross Avenue, Suite 600

Dallas, Texas 75201

Attn: Jonathan Dunlay, Esq.
A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.12 may expressly elect to waive in writing any deficiencies and treat the notice as having properly given. Any party hereto shall have the right from time to time to change its respective address, and each party shall have the right to specify as its address any other address within the United States of America by at least ten (10) days’ written notice to the other parties.
9.13    Attorneys’ Fees. Any reference to “attorney fees”, “attorney’s fees”, or “attorneys’ fees” in this Agreement or the other Loan Documents includes the reasonable fees, charges and costs incurred by Lender through Lender’s retention of outside legal counsel. Any reference to “attorney fees”, “attorney’s fees”, or “attorneys’ fees” shall also include those attorneys or legal fees, costs and charges incurred by Lender in the collection of any Indebtedness, the enforcement of any obligations hereunder or under any of the other Loan Documents, the protection of the Security Property, the enforcement of the Guaranty, the foreclosure of the Security Instrument, the sale of the Security Property, the defense of actions arising hereunder and the collection, protection or setoff of any claim Lender may have in a proceeding under the Bankruptcy Act. Attorney’s fees provided for hereunder shall accrue whether or not Lender has provided notice of a default or of an intention to exercise Lender’s remedies for such default.
9.14    Entire Agreement. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE ENVIRONMENTAL INDEMNITY AGREEMENT, ANY INTEREST RATE CAP AGREEMENT AND ANY COLLATERAL ASSIGNMENT OF INTEREST RATE CAP AGREEMENT EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HEREOF. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.
9.15    Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. The signature and acknowledgment of, or on behalf of, each party, or the signature and acknowledgment of all Persons required to bind any party need not appear on each counterpart. Signature pages and acknowledgment pages may be detached from this Agreement without impairing the legal effects of the signature(s) thereon and attached to a

14961843v.6

counterpart original to form a fully-executed original of this Agreement. All counterparts shall collectively constitute a single instrument.
9.16    Rights Cumulative. Each right and remedy of Lender under this Agreement, the Note, the Security Instrument, any other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement shall be in addition to every other right and remedy of Lender and such rights and remedies may be enforced separately or in any combination, subject to the limitations set forth in Article VII hereof.
9.17    Governing Law. THE PROVISIONS OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCEABLE IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
9.18    Administrative Fees, Costs and Expenses. Lender shall have the right to charge reasonable administrative fees during the Loan Term, as Lender may determine in connection with any servicing requests made by Borrower requiring Lender’s evaluation, preparation and processing of any such requests. Administrative fees shall not be charged for routine servicing matters contemplated by the Loan Documents including: processing payments; processing insurance and UCC continuation documentation; processing escrow draws; and review of Leases, subordination, non-disturbance and attornment agreements and lease estoppel certificates. Such administrative fees shall apply, without limitation, to requests for matters not permitted or contemplated by the Loan Documents (including requests for transfers or assignments, requests for partial releases), and to requests which, while contemplated by the Loan Documents, because of the nature of the request, will require significantly more time than an institutional lender, acting reasonably, would contemplate for such request. Lender shall also be entitled to reimbursement for reasonable professional fees Lender incurs for such administration, including those of architects, engineers and attorneys (whether (a) employed by Lender or Lender’s Affiliates or (b) engaged by Lender or Lender’s Affiliates as independent contractors).
9.19    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan other than Eastdil Secured, LLC (“Broker”) whose fees shall be paid by Borrower pursuant to a separate agreement. Borrower shall indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses (including attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.
9.20    Retention of Servicer. Lender reserves the right to retain a Loan Servicer to act as Lender’s agent hereunder with such powers as are specifically delegated to the Loan Servicer by Lender, whether pursuant to the terms of this Agreement, any pooling and servicing agreement or similar agreement entered into as a result of a Securitization or otherwise, together with such other powers as are reasonably incidental thereto. Lender shall pay the fees and expenses of the Loan

14961843v.6

Servicer except as hereinafter provided. Borrower shall pay any expenses of the Loan Servicer (a) in connection with a release of the Security Property (or any portion thereof), (b) from and after a transfer of the Loan to any “master servicer” or “special servicer” as the result of an Event of Default hereunder, (c) in connection with a Permitted Property Transfer or any other assumption or modification of the Loan (without implying Lender’s consent to any such other assumption or modification of the Loan), or (d) in connection with the enforcement of the Loan Documents.
9.21    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender, a Loan purchaser, the Loan Servicer or the trustee in a Securitization, shall be subject to the prior written approval of Lender which approval shall not be unreasonably withheld. Lender shall have the right to issue any of the foregoing only with Borrower’s approval which approval shall not be unreasonably withheld; provided, however, Lender make disclose to Lender’s customers and targeted prospects the making and existence of the Loan and the lender/borrower relationship between Lender and Borrower, so long as such disclosure does not include any information which is not available in the public records. Nothing contained herein shall be deemed to prohibit the disclosure of any information which is required in order to comply with any law, rule, statute, code, ordinance, order, decree, injunction, regulation, directive or permit applicable to Borrower, any Borrower Party or Lender, including any filing with the Securities and Exchange Commission.
[END OF TEXT; SIGNATURES APPEAR ON NEXT PAGE]

14961843v.6

IN WITNESS WHEREOF, Borrower and Lender have duly executed this Agreement as of the day and year first above written.
BORROWER:
HINES REIT ONE WILSHIRE LP,

a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC,

a Delaware limited liability company

Its General Partner

By:	/s/ J. Shea Morgenroth

Printed Name: J. Shea Morgenroth

Title: Authorized Agent

[SIGNATURE PAGE TO LOAN AGREEMENT]
S-1
14961843v.6

LENDER:
BANK OF CHINA, LOS ANGELES BRANCH

By:	/s/ Ying Chen

Ying Chen

Vice President and Deputy Branch Manager
[SIGNATURE PAGE TO LOAN AGREEMENT]

S-2
14961843v.6

EXHIBIT A
COLLATERAL ASSIGNMENT OF
INTEREST RATE CAP AGREEMENT
THIS COLLATERAL ASSIGNMENT OF INTEREST RATE CAP AGREEMENT (this "Assignment"), dated as of ________________, 201__, is made by HINES REIT ONE WILSHIRE LP, a Delaware limited partnership ("Assignor"), in favor of BANK OF CHINA, LOS ANGELES BRANCH, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People's Republic of China with limited liability (together with any of its successors or assigns, "Lender").
RECITALS
A.    Lender has made a loan to Assignor in the amount of [Two Hundred Million Dollars ($200,000,000)] (the "Loan") pursuant to that certain Loan Agreement dated as of December ____, 2012, between Assignor and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the "Loan Agreement").
B.    The Loan is evidenced by that certain Promissory Note dated as of _________________, 201__, made payable by Assignor to Lender in the stated principal amount of the Loan (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the "Note").
C.    Pursuant to the Loan Agreement, Assignor and _____________________ (in such capacity, the "Counterparty") have entered into that certain _____________________ effective as of __________________, 201__ (collectively, and together with any replacement interest rate protection agreement required by the definition of "Interest Rate Cap Agreement" or Section 4.33 of the Loan Agreement, the "Interest Rate Cap Agreement").
D.    In order to fulfill Assignor's obligations under the Loan Agreement, Assignor has agreed, in the manner hereinafter set forth, to assign to Lender as additional security for the payment and the observance and performance by Assignor of the Indebtedness and all Obligations, all of Assignor's right, title and interest in and to the Interest Rate Cap Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Assignor does hereby irrevocably, presently and completely assign, transfer and set over to Lender, and grants to Lender as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, a continuing security interest in all of Assignor's right, title and interest in, to and under the Interest Rate Cap Agreement, as more particularly provided herein, and subject to the terms and conditions more fully set forth herein:

EXHIBIT A
14961843v.6

1.Definitions. Each capitalized term used herein, unless otherwise defined herein, shall have the meaning given such term in the Loan Agreement.
2.Certain Representations Regarding Interest Rate Cap Agreement. Assignor represents and warrants that the Interest Rate Cap Agreement is in full force and effect and that the copy of the Interest Rate Cap Agreement attached hereto as Exhibit A is a true, accurate and complete copy of such Interest Rate Cap Agreement.
3.Assignor Covenants. Assignor covenants and agrees that, until such time as this Assignment is terminated and released by Lender:
(a)Assignor shall not, without first obtaining Lender's written consent (which consent may be granted or withheld by Lender in Lender's sole discretion), (i) assign, sell, pledge, hypothecate, or otherwise encumber or transfer (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration) any of Assignor's rights under the Interest Rate Cap Agreement, (ii) modify, terminate or waive any of Assignor's rights under the Interest Rate Cap Agreement (except as expressly permitted by the definition of "Interest Rate Cap Agreement" or in Section 4.33 of the Loan Agreement) or (iii) to the extent consent from Assignor is required, consent to any assignment or transfer by the Counterparty of the Interest Rate Cap Agreement.
(b)All amounts payable by Counterparty to Assignor under the Interest Rate Cap Agreement shall be (i) paid directly to Lender and (ii) applied upon receipt to amounts then due and payable in accordance with the terms and provisions of the Loan Agreement.
(c)Assignor, at Assignor's expense, shall take all actions reasonably requested by Lender to enforce Assignor's rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive Assignor's right to any payment due thereunder.
4.Remedies of Lender. During the existence of any Event of Default, Lender shall immediately be entitled to all sums due under the Interest Rate Cap Agreement and, if Lender shall have accelerated all or any part of the Loan, Lender shall have the right to terminate the Interest Rate Cap Agreement and recover the residual value, if any, of the Interest Rate Cap Agreement, as such residual value may be determined by Lender with the Counterparty and without Assignor's consent thereto. In such event, Assignor hereby authorizes and instructs the Counterparty, without the need for any further instruction or authorization from Assignor or any other Person, to pay directly to Lender all amounts payable to Assignor under the Interest Rate Cap Agreement and, upon the request of Lender, to terminate the Interest Rate Cap Agreement, but only to the extent Assignor has the right to terminate the Interest Rate Cap Agreement thereunder, and pay the residual value thereof to Lender. Neither the Counterparty nor Lender shall be liable for any loss sustained by Assignor resulting from an early termination of the Interest Rate Cap Agreement or from the method selected by Lender and the Counterparty for determining residual value. Written demand by Lender delivered to the Counterparty for the payment of sums under the Interest Rate Cap Agreement shall be sufficient evidence of the Counterparty's authority and obligation to make all payments under the Interest Rate Cap Agreement to Lender without the necessity of further consent

EXHIBIT A
2

14961843v.6

by Assignor, notwithstanding any notice or claim by Assignor or any Person claiming through Assignor. Assignor shall have no claim or right against the Counterparty for the payment of amounts under the Interest Rate Cap Agreement by reason of the Counterparty's compliance with the provisions hereof.
5.Other Security. Lender may take or release other security for the payment of the Loan, may release any party primarily or secondarily liable therefor, may grant extensions, renewals or indulgences with respect thereto and may apply any other security held by it to the reduction or satisfaction of the Indebtedness without prejudice to any of Lender's rights under this Assignment.
6.Rights Cumulative. Each right and remedy of Lender under this Assignment, the Loan Agreement, the Security Instrument, the Note, any other Loan Documents, the Environmental Indemnity Agreement and the Interest Rate Cap Agreement shall be in addition to every other right and remedy of Lender and such rights and remedies may be enforced separately or in any combination
7.Further Assurances. Assignor, at Assignor's expense, agrees to take such other actions as Lender may reasonably request to carry out the intent of this Assignment or to establish and protect the rights and remedies created or intended to be created in favor of Lender hereunder, including, without limitation, execution and delivery of an additional or substitute collateral assignment of interest rate cap agreement in form and substance equivalent to this Assignment with respect to any subsequent or replacement interest rate protection agreement entered into by Assignor pursuant to the definition of "Interest Rate Cap Agreement" or Section 4.33 of the Loan Agreement.
8.Payment to Assignor. Upon payment and final discharge of all Indebtedness and Obligations in full, Assignor shall be entitled to receive and retain the residual value (if any) of such Interest Rate Cap Agreement.
9.Miscellaneous.
(a)    Notices. All notices under this Assignment are to be in writing and given in the manner provided in Section 9.12 of the Loan Agreement. All notices required under this Assignment to be given to Counterparty should be sent to the Counterparty at the address set forth in that certain Consent and Acknowledgment attached hereto, in the manner provided in Section 9.12 of the Loan Agreement.
(b)    Entire Agreement. This Assignment between the parties hereto, with respect to the subject matter hereof, supersedes all prior discussions, representations, communications and agreements (oral and written) by and between such parties in respect of such subject matter.
(c)    Modification. This Assignment shall not be modified, supplemented, or terminated, nor any provisions hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.

EXHIBIT A
3

14961843v.6

(d)    Binding Effect. This Assignment is binding upon and shall inure to the benefit of Assignor and Lender, and their respective successors and assigns, whether by voluntary action of the parties or by operation of law.
(e)    Unenforceable Provisions. Any provision of this Assignment or the Consent and Acknowledgment attached hereto, which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each such invalid or unenforceable provision will be ineffective only to the extent of such invalidity or unenforceability, and this Assignment shall otherwise be construed to the greatest extent possible to accomplish fairly the purposes and intentions of the parties hereto.
(f)    Governing Law. This Assignment shall be construed in accordance with, and this Assignment and all matters arising out of this Assignment (whether in contract, tort of otherwise) shall be governed by, the law of the State of California.
(g)    WAIVER OF JURY TRIAL. ASSIGNOR AND LENDER EACH HEREBY WAIVES ITS RIGHT, TO THE FULL EXTENT PERMITTED BY LAW, AND AGREES NOT TO ELECT, A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS ASSIGNMENT OR THE RELATIONSHIP BETWEEN THE PARTIES AS ASSIGNOR AND LENDER.
(h)    No Liability. Except as expressly provided herein, nothing contained herein shall operate or be construed to impose any obligations upon Lender with respect to the Interest Rate Cap Agreement.
(i)    Termination. Upon the payment in full and satisfaction in full of the Indebtedness, this Assignment and all rights hereunder assigned to Lender shall cease and terminate and the Interest Rate Cap Agreement shall revert to Assignor. In such event Lender, upon Assignor's request and at no expense to Lender, shall execute reasonable and appropriate documentation evidencing the termination of this Assignment.
(j)    Counterparts. To facilitate execution, this Assignment may be executed in as many counterparts as may be convenient or required. The signature and acknowledgment of, or on behalf of, each party, or the signature and acknowledgment of all Persons required to bind any party need not appear on each counterpart. Signature pages and acknowledgment pages may be detached from this Assignment without impairing the legal effects of the signature(s) thereon and attached to a counterpart original to form a fully-executed original of this Assignment. All counterparts shall collectively constitute a single instrument.
(k)    Exculpation. The liability of Assignor for the payment of sums now or hereafter owing to Lender hereunder, under the terms of the other Loan Documents and the Environmental Indemnity Agreement is limited in accordance with the express provisions of Article

EXHIBIT A
4

14961843v.6

VII (entitled "Limitation on Liability") of the Loan Agreement, which are incorporated by this reference as if set forth in full in this Assignment.
(l)    Usury Savings. This Assignment, all of the other Loan Documents, and the Environmental Indemnity Agreement, the Interest Rate Cap Agreement and the Collateral Assignment of Interest Rate Cap Agreement are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. The provisions of Section 2.6.5 (entitled "Usury Savings Clause") of the Loan Agreement are hereby incorporated by this reference as if set forth in full in this Assignment and all of the terms and provisions of this Assignment shall be deemed to be governed thereby.
[END OF TEXT; SIGNATURES APPEAR ON NEXT PAGE]

EXHIBIT A
5

14961843v.6

IN WITNESS WHEREOF, and intending to be legally bound hereby, Assignor and Lender have caused this Assignment to be executed as of the date first above written.
ASSIGNOR:
HINES REIT ONE WILSHIRE LP,
a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC, a Delaware limited liability company, Its General Partner

By:	Name: Title:

EXHIBIT A
[SIGNATURE PAGE TO COLLATERAL ASSIGNMENT]
S-1

14961843v.6

LENDER:
BANK OF CHINA, LOS ANGELES BRANCH

By:	Name: Title:

EXHIBIT A
[SIGNATURE PAGE TO COLLATERAL ASSIGNMENT]
S-2

14961843v.6

CONSENT AND ACKNOWLEDGMENT
THIS CONSENT AND ACKNOWLEDGMENT (this "Consent") is attached to that certain Collateral Assignment of Interest Rate Cap Agreement (the "Collateral Assignment"), dated as of __________________, 201__, made by HINES REIT ONE WILSHIRE LP, a Delaware limited partnership ("Borrower"), in favor of BANK OF CHINA, LOS ANGELES BRANCH, a federally chartered branch of Bank of China Limited, a joint stock company incorporated in the People's Republic of China with limited liability (together with any of its successors or assigns in such capacity, "Lender"). Each capitalized term used in this Consent, unless otherwise defined in this Consent, shall have the meaning given such term in the Collateral Assignment.
1.    Consent and Acknowledgment.
(a)    _____________________________ ("Counterparty") hereby: (i) consents to the assignment by Borrower to Lender (and to all successors as "Lender" under the Loan Agreement) of Borrower's rights in, to and under the Interest Rate Cap Agreement pursuant to the Collateral Assignment; (ii) acknowledges the rights of Lender as described in the Collateral Assignment; and (iii) confirms that Counterparty has no previous notice or knowledge of any other assignment of Borrower's rights in, to and under the Interest Rate Cap Agreement.
(b)    In consideration of the foregoing consents, acknowledgments and confirmations by Counterparty, Borrower agrees that (i) Counterparty shall be entitled to conclusively rely (without independent investigation) on any notice from Lender on any payment instruction or other notice from Lender relating to the Collateral Assignment and this Consent and (ii) Counterparty shall be held harmless and shall be fully indemnified by Borrower, from and against any and all claims, other than those arising out of the gross negligence or willful misconduct of Counterparty, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including, without limitation, attorney's fees and disbursements) reasonably incurred by Counterparty as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any actions taken or omitted to be taken by Counterparty in reliance upon any such instructions or notice provided by Lender, absent manifest error.
2.    Counterparty Cooperation. Until Lender notifies Counterparty in writing that Lender has released the interest of Lender in the Interest Rate Cap Agreement, Counterparty agrees that Counterparty will: (a) make payments in respect of the Interest Rate Cap Agreement in accordance with this Consent; (b) not accept changes to the terms and provisions contained in this Consent without Lender's prior written consent; and (c) obtain Lender's written consent prior to assigning Counterparty's interest or obligations under the Interest Rate Cap Agreement.
3.    Waiver of Right of Setoff. Until Lender notifies Counterparty in writing that Lender has released the interest of Lender in the Interest Rate Cap Agreement, Counterparty waives, for the benefit of Lender, any rights that Counterparty may have to set-off, net (except with respect to netting permitted under the Interest Rate Cap Agreement required for Counterparty to be able to determine the amount, if any, owing thereunder) or otherwise reduce any payment that Counterparty may be obligated to make in respect of the Interest Rate Cap Agreement against any amount that otherwise may be owed by Borrower to Counterparty.

EXHIBIT A
14961843v.6

4.    Notices. All notices under this Consent are to be in writing and given in the manner provided in Section 9.12 (entitled "Notice") of the Loan Agreement at the addresses specified therein or such other address specified from time by a party hereto to the other parties hereto. All notices to Counterparty are to be in writing and given in the manner provided in Section 9.12 of the Loan Agreement at the address set forth below:
Counterparty:

Attention:

Telephone No.:

email:

[END OF TEXT; SIGNATURES APPEAR ON NEXT PAGE]

EXHIBIT A
14961843v.6

IN WITNESS WHEREOF, the parties have executed and delivered this Consent as of the date first above written.
BORROWER:
HINES REIT ONE WILSHIRE LP,
a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC, a Delaware limited liability company, Its General Partner

By:	Name: Title:

EXHIBIT A
[SIGNATURE PAGE TO CONSENT AND ACKNOWLEDGMENT]
S-1

14961843v.6

COUNTERPARTY:

By:	Printed Name: Title:

EXHIBIT A
[SIGNATURE PAGE TO CONSENT AND ACKNOWLEDGMENT]
S-2

14961843v.6

EXHIBIT A
TO
CONSENT AND ACKNOWLEDGMENT

INTEREST RATE CAP AGREEMENT

EXHIBIT A
TO
CONSENT AND ACKNOWLEDGMENT
14961843v.6

EXHIBIT B
COMPLIANCE CERTIFICATE
The undersigned is the __________________________ of __________________________, the __________________________ of Hines REIT One Wilshire LP, a Delaware limited partnership (“Borrower”) and hereby certifies as of _______________, 20___ the following to Bank of China, Los Angeles Branch, as Lender under the Loan Agreement (as hereinafter defined). Capitalized terms used and not otherwise define shall have the respective meanings given to them in the Loan Agreement.

1.
The undersigned has reviewed (i) the terms of that certain Loan Agreement dated as of January ___, 2013 (together with any amendments, modifications and supplements, the “Loan Agreement”) between Borrower and Lender, and (ii) the terms of the other Loan Documents, and the undersigned has made, or has caused to be made under the undersigned’s supervision, a review in detail of the transactions and condition of Borrower and Guarantor during the accounting period covered by the attached financial statements.

2.
To the undersigned’s knowledge, no Event of Default exists under any of the Loan Agreement, the other Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement, except as provided in paragraph 3 below.

3.
In a separate attachment to this Compliance Certificate are all exceptions to paragraph 2 above, if any, listing, in detail, the nature of the condition or event, the period during which the condition or event has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4.
Enclosed herewith is a complete copy of Borrower’s annual financial statements as at ________________, 20__ (the “Computation Date”) for the Fiscal Year ________________, 20__ to ________________, 20__ compiled and reviewed by ______________________ in accordance with GAAP and certified by the undersigned on behalf of Borrower, and containing statements of profit and loss for Borrower and the Real Property and a balance sheet for Borrower. Such enclosed annual financial statement fairly presents the financial condition, the results of operations, the Net Cash Flow, the Net Operating Income, the Gross Rental Income and the Operating Expenses for Borrower and the Real Property for such Fiscal Year.

5.
Enclosed herewith is a complete copy of the annual financial statement as at the Computation Date for the Fiscal Year ________________, 20__ to ________________, 20__ for Guarantor. Such enclosed financial statement for Guarantor has been compiled, reviewed and audited by ______________________. The enclosed annual financial statement for Guarantor contains statements of profit and loss and a balance sheet for Guarantor. Such enclosed annual financial statement fairly presents the financial condition for Guarantor for such Fiscal Year.

EXHIBIT B
14961843v.6

6.
Without limitation of the foregoing, Guarantor has satisfied and is in full compliance with the financial covenant in Section 4.32 of the Loan Agreement. The net worth of Guarantor as of the Computation Date is _________________________ Dollars ($_________) and not less than _________________________ Dollars ($_________) of such net worth of Guarantor consists of cash and cash equivalents (which for purposes hereof shall include marketable securities and unfunded capital commitments), calculated as set forth in Section 4.32 of the Loan Agreement.

7.
The Debt Service Coverage Ratio as of the date of this Compliance Certificate is: ______________________. Such Debt Service Coverage Ratio has been calculated in accordance with the Loan Agreement and the definitions contained therein. The following is a correct computation of the Debt Service Coverage Ratio as of the date of this Compliance Certificate:

A. Gross Rental Income for the period ____________, 20__ to ____________, 20__	$______________
B. Operating Expenses for the period ____________, 20__ to ____________, 20__	$______________
C. Net Operating Income for the period ____________, 20__ to ____________, 20__ (The resulting difference of Item B subtracted from Item A and excluding from Net Operating Income the amount of $__________ for Rents more than one hundred twenty (120) days past due)*
$______________
D. Monthly Debt Service Payment for the period ____________, 20__ to ____________, 20__	$______________
E. Ratio of Item C to Item D	$______________

*The calculation of Net Operating Income does not include any Rents more than one hundred twenty (120) days past due.

8.
To Borrower’s Knowledge, (i) all of the representations and warranties of Borrower and Guarantor under the Loan Documents, the Environmental Indemnity Agreement, any Interest Rate Cap Agreement and any Collateral Assignment of Interest Rate Cap Agreement are true, correct and complete in all material respects as of the date of this Compliance Certificate (other than any such representations and warranties which are made as of or with respect to a specific date or period, which representations and warranties were true and correct in all material respects as of the date the representation or warranty was made), and (ii) Borrower has complied with all reporting requirements as set forth in the Loan Documents.

By:

EXHIBIT B
14961843v.6

Name:

Title:

Dated: _________________, 20___

EXHIBIT B
14961843v.6

EXHIBIT C
BORROWER’S DISBURSEMENT REQUEST
(Borrower Letterhead)
[Date]
Bank of China, Los Angeles Branch

444 S. Flower Street, 39th Floor

Los Angeles, California 90071

Attn: Jason Fu

Re:
Requisition Request # __ against the Leasing Reserve Fund established pursuant to that certain Loan Agreement dated January ____, 2013 for One Wilshire, ________________________________, Los Angeles, California

Requested Disbursement Date: _________________, ____
Gentlemen:
We are enclosing Requisition Request # _ for the disbursement of funds in the amount of ______________________________ Dollars ($__________) from the Leasing Reserve Account. This brings the current status of the Leasing Reserve to date as follows:

Amount previously deposited by Borrower to the Leasing Reserve	$___________________
Amount previously disbursed from the Leasing Reserve by Requisition Request	$___________________
Total current Leasing Reserve Account Balance	$___________________
Amount requested from Lender on enclosed Requisition Request	$___________________
Total Leasing Reserve Account Balance after disbursement based on this Requisition Request	$___________________

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT C
14961843v.6

Sincerely,
HINES REIT ONE WILSHIRE LP,

a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC,

a Delaware limited liability company

Its General Partner
By:

Printed Name:

Title:

EXHIBIT C
14961843v.6

EXHIBIT D
BORROWER’S DISBURSEMENT REQUEST SUMMARY AND
APPLICATION FOR PAYMENT CERTIFICATE
Requisition Request # ___ _

TO:	BANK OF CHINA, LOS ANGELES BRANCH (“Lender”)

FROM:	HINES REIT ONE WILSHIRE LP (“Borrower”)

RE:	One Wilshire, ____________________________, Los Angeles, California (the “Project”)
Reference is made to that certain Loan Agreement, dated January ____, 2013, between Borrower and Lender (the “Loan Agreement”).
Borrower requests that Lender make a disbursement from the funds held in the Leasing Reserve Account (as defined in the Loan Agreement) for the following purposes and in the following amount (all capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement);
Leasing Costs

in the amount or    $____________

(as more particularly itemized in

Schedule 1 annexed to and forming

a part of this Certificate,

which includes a copy of the general

contractor’s application for payment).
In connection with this request, Borrower certifies to Lender that (i) the proceeds of any advance made in accordance with this request will be applied solely to the payment of Leasing Costs with respect to [name tenant] and such advance is not in excess of the amount to which Borrower is entitled with respect to such tenant under the terms of the Loan Agreement, and (ii) the itemization set forth in the attached Schedule 1 relative to Leasing Costs in connection therewith

EXHIBIT D
14961843v.6

constitutes a true and correct statement of amounts paid or to be paid to tenants or contractors from proceeds of this requisition.
Further, Borrower, to induce Lender to advance funds for the purpose of continuing construction of tenant improvements and paying leasing commissions constituting Leasing Costs, does certify and warrant that:

1.
To the best of Borrower’s knowledge, no Event of Default under the Loan Documents exists and is continuing as of the date hereof. Further, each and every warranty and representation made by Borrower pursuant to the Loan Agreement and/or any disbursements thereunder is reaffirmed to be true and correct in all material respects as of the date hereof with the same effect as if each such warranty and representation were made on this date (other than any such representations and warranties which are made as of or with respect to a specific date or period, which representations and warranties were true and correct in all material respects as of the date the representation or warranty was made) and that absent notice from Borrower to the contrary, each such warranty and representation will be true and correct at the time the advance requested herein is made (other than any such representations and warranties which are made as of or with respect to a specific date or period, which representations and warranties were true and correct in all material respects as of the date the representation or warranty was made).

2.
Full payment has been made of all obligations incurred by Borrower to contractors, subcontractors, workmen, suppliers and materialmen for and with respect to all work and materials supplied through and including the date of Borrower’s last requisition with respect to [tenant name] except for retainage as provided for under the construction contract, if any, for such improvements, which contract(s) shall provide for a minimum amount of retainage reasonably acceptable to Lender, being withheld by the undersigned, and to the best of our knowledge full payment has been made by all contractors and materialmen for and with respect to all work and materials supplied through and including the date of our last requisition with respect to [tenant name]. There is excluded from the preceding sentence holdbacks totaling _________________________________ Dollars ($_________) in respect of defective or deficient work or other disputes to and including the date of our current requisition as follows:

3.
Full payment has been made of all obligations incurred by Borrower and due and payable to brokers and agents with respect to all leasing commissions and fees through and including the date of our last requisition with respect to [tenant name].

4.
All required certificates, approvals and permits covering or required to complete the tenant improvements comprising Leasing Costs have been issued and are in force and there is no violation of any of the provisions thereof or of any legal requirements

EXHIBIT D
14961843v.6

of which we have notice or knowledge as of the date hereof. To our knowledge, there are not petitions, actions or proceedings pending or threatened to revoke, rescind, alter or declare invalid any laws, ordinances, regulations, permits, variances, certificates or agreements for or relating to the Project.

5.	All funds previously disbursed by Lender under previously approved requisitions have been expended for the purposes for which they were requisitioned.
The foregoing certificate is given to you to induce you to approve the release of funds from the Leasing Reserve Account, and it is intended that you shall rely upon this certificate in approving the release of such funds.
[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT D
14961843v.6

Executed this _______________ day of 20__.
BORROWER:
HINES REIT ONE WILSHIRE LP,

a Delaware limited partnership

By:	Hines REIT One Wilshire GP LLC,

a Delaware limited liability company

Its General Partner
By:

Printed Name:

Title:

EXHIBIT D
14961843v.6

SCHEDULE “1”
to
EXHIBIT D
BORROWER’S DISBURSEMENT REQUEST
SUMMARY AND APPLICATION FOR PAYMENT
ITEMIZED CONSTRUCTION COSTS
Date: _____________________, 20___

COST CODE	DESCRIPTION	ORIGINAL BUDGET	ADJUSTMENTS	REVISED BUDGET	PREVIOUS REQUESTS
	Tenant Improvements	$_________	$_________	$_________	$_________
	Brokerage Costs or Commissions	$_________	$_________	$_________	$_________

	TOTAL	$_________	$_________	$_________	$_________

SCHEDULE “1”
TO
EXHIBIT D
14961843v.6

EXHIBIT E
DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY
A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter
(i)    was, is and will be organized solely for the purpose of (A) in the case of Borrower, owning, holding, leasing, managing and operating the Security Property, entering into this Agreement with Lender and performing its obligations under the Loan Documents, refinancing the applicable Security Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, or (B) in the case of Principal, acting as a general partner of the limited partnership that owns the Security Property or member of the limited liability company that owns the Security Property;
(ii)    has not been, has not engaged, and will not be engaged in any business unrelated to (A) in the case of Borrower, the acquisition, ownership, management or operation of the Security Property, or (B) in the case of Principal, acting as general partner of the limited partnership that owns the Security Property or acting as a member of the limited liability company that owns the Security Property, as applicable;
(iii)    has not had, does not have, and will not have any assets other than those related to: (A) in the case of Borrower, the Security Property; or (B) in the case of Principal, its partnership or member interest in the limited partnership or limited liability company that owns the Security Property, as applicable;
(iv)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition (except as expressly permitted by this Agreement);
(v)    if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that : (A) are corporations that comply with the provisions of clause (vi), or single-member Delaware limited liability companies or multi-member Delaware limited liability companies treated as single-member limited liability companies that comply with the requirements set forth in clause (vii)(B) hereof; (B) have two (2) Independent Directors; and (C) hold a direct interest as a general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);
(vi)    if such entity is a corporation, has and will have at least one (1) Independent Director, and has not caused or allowed and will not cause or allow the board of directors

EXHIBIT E
14961843v.6

of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors (including for such purposes the affirmative vote of one hundred percent (100%) of all Independent Directors) unless all of the directors and all Independent Directors shall have participated in such vote and approved such action in writing;
(vii)    if such entity is a limited liability company: (A) with more than one member, has been, now has and will have at least one (1) member that has been and will be a Special Purpose Bankruptcy Remote Entity that: (x) has been and will be a corporation and such corporation is the managing member of such limited liability company; (y) has at least two (2) Independent Directors; and (z) directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% of the equity if the limited liability company is a Delaware entity); and (B) with only one member, has been, now is, and will be a limited liability company organized in the State of Delaware that: (x) has at least two (2) Independent Directors; (y) has not caused or allowed, and will not cause or allow the members or managers of such entity to take any Bankruptcy Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless the Independent Directors then serving as managers or directors of the company shall have consented in writing to such action, and (z) has and shall have one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;
(viii)    has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;
(ix)    has been, is and intends to remain solvent and has maintained and will maintain adequate capital in light of its contemplated business operations; provided that the foregoing shall not require any party to make capital contributions to the applicable entity; nor shall this clause (ix) be violated if the value of the Security Property is less than the Outstanding Principal Balance;
(x)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xi)    has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns;

EXHIBIT E
14961843v.6

(xii)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(xiii)    has not commingled and will not commingle its funds or assets with those of any other Person;
(xiv)    has held and will hold its assets in its own name;
(xv)    has conducted and will conduct its business in its name;
(xvi)    has maintained and will maintain its bank accounts, financial statements, accounting records and other entity documents separate from any other Person and has not permitted, and will not permit, its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that appropriate notation shall be made on any such consolidated statements to indicate its separateness from such Affiliate and to indicate that its assets and credit are not available to satisfy the debt and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;
(xvii)    has paid and intends to pay its own liabilities, including the salaries of its own employees, out of its own funds and assets as the same shall become due, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations; provided that the foregoing shall not require any party to make capital contributions to the applicable entity, nor shall this clause (xvii) be violated if the value of the Security Property is less than the Outstanding Principal Balance;
(xviii)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xix)    has maintained and will maintain an arm’s-length relationship with its Affiliates;
(xx)    (a) if such entity owns the Security Property, has and will have no indebtedness other than the indebtedness expressly permitted by the Loan Agreement, or (b) if such entity acts as the general partner of a limited partnership which owns the Security Property, has and will have no indebtedness other than unsecured trade payables incurred in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Security Property which (1) do not exceed, at any time, One Hundred Thousand Dollars ($100,000), (2) are paid within ninety (90) days of the date incurred, and (3) are not evidenced by a promissory note; or (c) if such entity acts as a managing member of a limited liability company which owns the Security Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Security Property which (1) do not exceed, at any time, One Hundred Thousand Dollars ($100,000) and (2) are paid within ninety (90) days of the date incurred, and (3) are not evidenced by a promissory note;

EXHIBIT E
14961843v.6

(xxi)    has not and will not assume or guarantee or become obligated for the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement;
(xxii)    has not and will not acquire obligations or securities of its partners, members, shareholder, any Affiliate or any other Person (except as permitted in clause (xxviii) below);
(xxiii)    has allocated and will allocate fairly and reasonably shared expenses, including, but not limited to, shared office space, and has maintained and used, now maintains and uses and will maintain and use, separate stationery, invoices and checks bearing its name;
(xxiv)    except pursuant to the Loan Documents, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxv)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxvi)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxvii)    has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership or Control with such entity);
(xxviii)     has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(xxix)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxx)    has not had and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
(xxxi)    will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable;
(xxxii)     does not and will not have any of its obligations guaranteed by any Affiliate except as provided in the Loan Documents;

EXHIBIT E
14961843v.6

(xxxiii) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts except as permitted in the Loan Documents;
(xxxiv) has complied and will comply with all of the terms and provisions contained in its organizational documents and cause statements of facts contained in its organizational documents to be and remain true and correct; and
(xxxv) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true.
“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of any Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing (other than to Lender) or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall have the meaning set forth in Section 1.1 of the Loan Agreement.
“Independent Director” means (x) in the case of a Single Member Bankruptcy Remote LLC: a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member (defined below) upon the sole member of such Single Member Bankruptcy Remote LLC ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five (5) years (i) a shareholder, partner, member or other equity owner of, or an officer, employee, attorney or counsel, consultant, agent or advisor of, Borrower or Guarantor or any of Borrower’s or Guarantor’s shareholders, subsidiaries, members or any of their respective Affiliates, (ii) a director (other than as an Independent Director) of Borrower or Guarantor or of any shareholder, subsidiary, member, or Affiliate of Borrower or Guarantor, (iii) a customer of, or supplier to, or other Person who

EXHIBIT E
14961843v.6

derives any of its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, partners, members, subsidiaries or Affiliates (other than in the capacity of an Independent Director), (iv) a Person who Controls any such shareholder, partner, member, or other equity owner, director, officer, employee, manager, supplier, customer, purchaser or such other Person who derives its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, subsidiaries or Affiliates, (v) a member of the Immediate Family (including a grandchild or sibling) of any such shareholder, partner, member, other equity owner, director, officer, employee, manager, supplier, customer, purchaser or such other Person who derives its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, subsidiaries or Affiliates, or (vi) otherwise affiliated with Borrower, Guarantor or any shareholder, member, partner, director, officer, employee, attorney or counsel of Borrower or Guarantor; (y) in the case of a corporation, a natural person selected by Borrower and reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment as an Independent Director of the corporation, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five (5) years (i) a shareholder, partner, member or other equity owner of, or an officer, employee, attorney or counsel, consultant, agent or advisor of, Borrower or Guarantor or any of Borrower’s or Guarantor’s shareholders, subsidiaries, members or any of their respective Affiliates, (ii) a director (other than as an Independent Director) of Borrower or Guarantor or of any shareholder, subsidiary, member, or Affiliate of Borrower or Guarantor, (iii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, partners, members, subsidiaries or Affiliates (other than in the capacity of an Independent Director), (iv) a Person who Controls any such shareholder, partner, member, or other equity owner, director, officer, employee, manager, supplier, customer, purchaser or such other Person who derives its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, subsidiaries or Affiliates, (v) a member of the Immediate Family (including a grandchild or sibling) of any such shareholder, partner, member, other equity owner, director, officer, employee, manager, supplier, customer, purchaser or such other Person who derives its purchases or revenues from its activities with Borrower, Guarantor or any of their respective shareholders, subsidiaries or Affiliates, or of any other director of Borrower’s general partner or managing member (other than as an Independent Director or similar capacity of any Person that does not own any direct or indirect interest in Borrower or Borrower’s general partner or managing member), and (z) in either the case of either (x) or (y) above, an Independent Director shall also have (i) prior experience as an independent director or independent manager for a corporation, a trust or a limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable Federal or state law relating to bankruptcy and (ii) at least two (2) years of employment experience with one or more nationally-recognized professional service companies that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments,

EXHIBIT E
14961843v.6

agreements or securities and is at all times during his or her service as an Independent Director of Borrower an employee of such a company or companies. A natural Person who otherwise satisfies the foregoing definition other than clause (x)(i)-(iii) or (y)(i)-(iii) of this definition by reason of being the Independent Director of a Special Purpose Bankruptcy Remote Entity affiliated with Borrower shall not be disqualified from serving as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as Independent Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.
As used in this definition, the term “nationally recognized professional service company” shall mean Corporation Services Company, CT Corporation, Stewart Management Corporation, National Registered Agents, Inc. and Independent Director Services, Inc. and any other Person approved in writing by Lender.
“Insolvency Opinion” shall mean that certain substantive non-consolidation opinion letter, dated the date hereof, in connection with the Loan.
“Principal” shall mean: (i) if Borrower is a limited partnership, each general partner of Borrower, all of which are and shall continue to be Special Purpose Bankruptcy Remote Entities, or (ii) if Borrower is a multi-member limited liability company, the managing member of Borrower which is and shall continue to be a Special Purpose Bankruptcy Remote Entity, or (iii) if Borrower is a single member limited liability company, its sole member or non-member manager.
“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i), (ii), (iii), (iv), (viii), (ix), (x) and (xii) through (xxxv); (ii) has maintained and will maintain its accounts, books and records separate from any other person; (iii) has and will have an operating agreement which provides that its business and affairs shall be managed by or under the direction of a board of one or more directors designated by its sole member (the “Sole Member”), and at all times there shall be at least two (2) duly appointed Independent Directors on the board of directors, and the board of directors will not take Bankruptcy Action or any other action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there are at least two (2) members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote; (iv) has and will have an operating agreement which provides that, as long as any portion of the Indebtedness remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of the Company (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in the Company and the admission of the transferee, if permitted pursuant to the organizational documents of the Company and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of the Company, if permitted pursuant to the organizational documents of the Company and the Loan Documents), any person acting as an Independent Director of the Company shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of the Company, automatically be admitted as the sole member of the Company (the “Special Member”) and shall

EXHIBIT E
14961843v.6

preserve and continue the existence of the Company without dissolution all in accordance with Delaware law, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to the Company as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director, (C) the Special Member: (u) shall automatically cease to be a member of the Company upon the admission to the Company of a substitute member in accordance with its operating agreement and the Loan Documents; (v) shall be a member of the Company that has no interest in the profits, losses, and capital of the Company and no right to receive any distributions of the Company assets; (w) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Delaware Act”), shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (x) in its capacity as Special Member, may not bind the Company; (y) except as required by a mandatory provision of the Delaware Act, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by or matter relating to the Company, including, without limitation, the merger, consolidation or conversion of the Company, provided however such prohibition shall not limit the obligations of Special Member, in its capacity as an Independent Director, to vote on such matters required by the Loan Documents or the Company’s organizational documents; and (z) prior to its admission to the Company as Special Member, shall not be a member of the Company; and (D) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to the Company; (v) has and will have an operating agreement which provides that, as long as any portion of the Indebtedness remains outstanding and subject to the immediately preceding clause (iv), (A) the Company shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by the Company’s operating agreement or the Delaware Act, or (y) the entry of a decree of judicial dissolution under Section 18‑802 of the Delaware Act; (B) upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes Sole Member to cease to be a member of the Company (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in the Company and the admission of the transferee, if permitted pursuant to the organizational documents of the Company and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of the Company, if permitted pursuant to the organizational documents of the Company and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing to continue the existence of the Company and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution; (D) in the event of dissolution of the Company, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall

EXHIBIT E
14961843v.6

be applied in the manner, and in the order of priority, set forth in Section 18‑804 of the Delaware Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.
As used in this definition, the term “the Company” shall mean and refer to the Single Member Bankruptcy Remote LLC.

EXHIBIT E
14961843v.6

EXHIBIT F
FORM OF LEASE ESTOPPEL CERTIFICATE

TO:	Bank of China, Los Angeles Branch

444 South Flower Street, 39th Floor

Los Angeles, California 90071

Attn: Jason Fu
__________________________________ (“Tenant”) and the undersigned Landlord hereby certify to the above-referenced Lender as follows:
1.The undersigned Tenant is the tenant under that certain Lease dated ______________, _____ [INCLUDE A DESCRIPTION, BY DATE AND TITLE, OF ANY AMENDMENTS, MODIFICATIONS AND SUPPLEMENTS] (the “Lease”), between Hines REIT One Wilshire, LP, a Delaware limited partnership (“Landlord”), as landlord, and Tenant, as tenant, covering ______________________________________________ [DESCRIBE THE DEMISED PREMISES] (the “Premises”) within the property known as “One Wilshire” and located at 624 South Grand Avenue, Los Angeles, California 90017 (the “Property”).
2.    True, correct and complete copies of the Lease and all amendments, modifications and supplements thereto are listed on an exhibit to this Lease Estoppel Certificate. The Lease is a valid lease and in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Property described herein. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as described above.
3.    The term of the Lease commenced on __________, _____ and the expiration date of the Lease is ________________, 20___. Except as expressly set forth therein, the Lease does not contain an option to terminate the Lease prior to this expiration date of the Lease.
4.    [IF NOT APPLICABLE, DELETE FIRST SENTENCE AND INCLUDE LANGUAGE IN SECOND SENTENCE TO AFFIRMATIVELY STATE NO OPTION TO EXTEND: The Lease provides for an option to extend the term of the Lease for ____ years. The rental rate for such extension term is as follows: __________________________________ _____________________________________________________________________________. Except as expressly provided in the Lease attached to this Lease Estoppel Certificate,] Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, or to purchase all or any part of the Premises or the Property.
5.    Tenant has paid base minimum rent through _________________, 20___. The next payment of base minimum rental in the amount of $____________ is due on ________________,

EXHIBIT F
14961843v.6

20___. The current monthly payment of estimated operating expense charges being paid by Tenant is $____________. No advance rental or other advance payment has been made in connection with the Lease other than rent for the current month. Tenant is required to pay [MODIFY AS APPLICABLE] (a) ____ percent (___%) of all annual common area operating expenses for the Property in excess of _____________, (b) ____ percent (___%) of all real property taxes for the Property, and (c) electricity charges in excess of the electricity consumption threshold of ______________________________. Tenant is not disputing the computation of any rent, additional rent or other sums payable pursuant to the Lease.
6.    There are no offsets or credits against rentals payable under the Lease and there are no future “free rent” periods, rental concessions or inducements to which Tenant is entitled, except as follows [IF NONE, STATE “NONE”]: ___________________________________________.
7.    Landlord has not rebated, reduced or waived any amounts due from Tenant under the Lease, either orally or in writing, nor has Landlord provided financing for, made loans or advances to, or invested in the business of Tenant.
8.    A security deposit in the amount of $__________ [IF NONE, INSERT “-0-” OR “NONE”] is being held by Landlord, which amount is not subject to any set-off or reduction or to any increase for interest or other credit due to Tenant.
9.    The Premises consist of _____ square feet of space. All space currently leased by Tenant and the improvements thereto have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken full occupancy and possession of the Premises. All work to be performed by Landlord or Tenant pursuant to the Lease (including backup power facilities and supplemental HVAC systems) has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant pursuant to the Lease in connection with any work have been paid in full [WITH RESPECT TO ANY TI WORK WHICH IS ON-GOING OR HAS NOT COMMENCED OR ANY TI ALLOWANCE WHICH HAS NOT BEEN FULLY DISBURSED, AN EXCEPTION THEREFOR WITH SPECIFIC DETAIL SHOULD BE MADE].
10.    [DELETE ANY PORTIONS WHICH ARE NOT APPLICABLE] Tenant is entitled to _____ parking spaces at a charge of $___________ per month per space. Tenant is entitled to _____ square feet of storage space at the Property at a charge of $___________ per month.
11.    To the best of Tenant’s knowledge, Landlord is not in any respect in default in the performance of the terms and provisions of the Lease and no event has occurred which, with the passing of time or giving of notice or both, would constitute an event of default by Landlord under the Lease.
12.    Tenant is not in any respect in default under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

EXHIBIT F
14961843v.6

13.    There are no actions, voluntary or involuntary, pending against the Tenant under the bankruptcy laws of the United States or any state thereof.
14.    Tenant has no actual or constructive knowledge of any processing, use, storage, disposal, release or treatment of any explosive, corrosive, hazardous or toxic materials or substances, or materials capable of emitting toxic fumes, on the Premises or the Property except as follows (if none, state “NONE”):_________________________________________________ _____________________________________________________________________________.
The undersigned Tenant and Landlord each hereby ratify the Lease and execute and deliver this Lease Estoppel Certificate to Bank of China, Los Angeles Branch, the prospective lender with respect to the Property, with the understanding that the Bank of China, Los Angeles Branch will rely hereon in connection with the making of a loan secured by the Property of which the Premises constitute a part.

DATED: ______________, 20___	TENANT:

_________________________________________

By: Printed Name: Title:

LANDLORD:

HINES REIT ONE WILSHIRE LP, a Delaware limited partnership
By: Hines REIT One Wilshire GP, LLC, a Delaware limited liability company
By: Printed Name: Title:

[ATTACH LEASE AND ANY AMENDMENTS, MODIFICATIONS AND SUPPLEMENTS TO THIS CERTIFICATE]

EXHIBIT F
14961843v.6

EXHIBIT G
FORM OF SNDA
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
Tenant Name: ___________________________________________________
Trade Name: ___________________________________________________
Suite/Space No.: ___________________________________________________
THIS AGREEMENT is dated the ___ day of ____________, 20__, and is made by and among BANK OF CHINA, LOS ANGELES BRANCH, having an address of 444 South Flower Street, 39th Floor, Los Angeles, California 90017, Attn: Jason Fu (“Lender”), __________________________________________ , having an address of __________________________________________ (“Tenant”), and HINES REIT ONE WILSHIRE LP, a Delaware limited partnership, having an address of c/o Hines Interests Limited Partnership, 2800 Post Oak Boulevard, Houston, Texas 77056 (“Landlord”).
R E C I T A L S:
A.    Landlord is the owner of the improved real property known as “One Wilshire” and located at 624 Grand Avenue, Los Angeles, California 90017 and described in Exhibit A hereto (the “Real Property”).
B.    Tenant has entered into a lease (“Lease”) dated _________________, ____ with Landlord, covering the premises consisting of Suites/Floor _______ within the Real Property (the “Premises”).
C.    Lender has agreed to make a mortgage loan (the “Loan”) secured by a mortgage, or deed of trust of the Real Property (the “Mortgage”), and Lender, Landlord and Tenant desire to set forth their agreement with respect to the Lease and the Loan and the rights of Tenant and Lender thereunder.
NOW THEREFORE, in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereby agree as follows:
1.    Subject to the terms of this Agreement, the Lease and all extensions, renewals, replacements or modifications thereof are and shall be subject and subordinate to the Mortgage and to all terms and conditions thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof, to the full extent of amounts secured thereby and interest thereof. Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any other lien or encumbrance without Lender’s prior written consent.
2.    If Lender or any other person or entity (a “Lender Successor”) acquires the Real Property through a foreclosure sale under the Mortgage or any other proceeding to enforce the

EXHIBIT G

14961843v.6

Mortgage or by deed in lieu of foreclosure (collectively, a “Foreclosure”), Tenant shall attorn to and recognize the Lender Successor as Tenant’s landlord for the unexpired balance of the term of the Lease on the same terms and conditions set forth in the Lease. By virtue of the Lender Successor’s acquisition of the Real Property, the Lender Successor shall be deemed to accept the attornment by Tenant and the Lease shall continue in full force and effect as a direct lease between the Lender Successor and Tenant.
3.    Upon a Foreclosure, the Lender Successor shall neither terminate the Lease nor join Tenant in any summary or foreclosure actions or proceedings unless such joinder is required by law, so long as the Lease is then in full force and effect and Tenant is not in default under any of the terms, covenants, or conditions of the Lease beyond any written notice and grace periods provided in the Lease.
4.    Upon a Foreclosure and the Lender Successor succeeding to the interest of Landlord under the Lease, the Lender Successor shall not be:
a.    liable for any act or omission of any prior landlord (including, without limitation, Landlord), occurring prior to the date of the Foreclosure; provided, however, the foregoing shall not limit Tenant’s rights to exercise against Successor Landlord any remedy otherwise available under the Lease with respect to repair and maintenance and similar obligations of a continuing nature imposed on the landlord under the Lease to the extent such act or omission continues after the date of the Foreclosure;
b.    liable for the return of any security deposit unless such security deposit has been delivered to Lender or the Lender Successor by Landlord or is an escrow fund available to Lender or the Lender Successor;
c.    subject to any offsets or defenses that Tenant might have against any prior landlord (including, without limitation, Landlord);
d.    bound by any rent or additional rent that Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord);
e.    bound by any amendment, modification, or termination of the Lease made without Lender’s consent;
f.    bound by any provision in the Lease which obligates Landlord to provide any improvement or construction allowance to Tenant (including, without limitation, any loan to Tenant to pay any costs with respect to the construction or installation of any systems, facilities or improvements to the Premises), erect or complete any building at the Real Property or to make any improvements to the Premises or to expand or rehabilitate any existing improvements; or
g.    liable for any obligations under the Lease with respect to any other real property other than the Real Property unless Successor Landlord acquires such other real property in the Foreclosure.

EXHIBIT G

14961843v.6

5.    Lender shall not, by virtue of the Mortgage, this Agreement or any other document executed in connection with the Loan, be or become a mortgagee-in-possession or subject to any other liability or obligation under the Lease or otherwise until Lender has acquired by foreclosure or otherwise the interest of Landlord in the Premises. In the event that any liability of Lender or any Lender Successor does arise pursuant to this Agreement or the Lease, such liability shall be limited and restricted to Lender’s or the Lender’s Successor’s interest in the Real Property and shall in no event exceed such interest in the Real Property.
6.    This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and assigns. As used herein the word “Tenant” shall include Tenant, its successors and assigns; and the word “Lender” shall include the Lender specifically named herein and any of its successors, participants and assigns, including anyone who shall have succeeded to Landlord’s interest in the Real Property by, through or under Foreclosure of the Mortgage.
7.    In the event Landlord defaults in the performance or observance of any of the terms, conditions or agreements in the Lease, Tenant shall give written notice thereof to Lender and Lender shall have the right (but not the obligation) to cure such default. Tenant shall not take any action with respect to such default under the Lease, including, without limitation, any action in order to terminate, rescind or void the Lease or to withhold any rental thereunder, for a period of ten (10) days after receipt by Lender of such written notice with respect to any such default capable of being cured by the payment of money and for a period of thirty (30) days after receipt by Lender of such written notice with respect to any other such default or such longer period as may be necessary in the case of any default which cannot be cured by the payment of money within such thirty (30)-day period because of the nature of such default. Lender’s cure period under this Section 7 shall commence on the latest to occur of the date on which (a) the cure period under the Lease for Landlord expires, (b) Lender receives the notice required by this Section 7, and (c) Successor Landlord obtains possession of the Real Property if the default by Landlord is not susceptible to cure without possession.
8.    Landlord has agreed under the Mortgage and other Loan Documents that rentals payable under the Lease shall be paid directly by Tenant to Lender upon an event of default by Landlord under the Mortgage. After receipt of notice from Lender to Tenant at the address set forth above (or at such other address as to which Lender has been notified by Tenant in writing), that rentals under the Lease should be paid to Lender, Tenant shall pay to Lender, or at the direction of Lender, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by Lender is permitted under the Mortgage, or to inquire into the existence of an event of default. Landlord hereby waives any right, claim, or demand Landlord may now or hereafter have against Tenant by reason of such payment to Lender following such notice from Lender, and any such payment shall discharge the obligations of Tenant to make such payment to Landlord.
9.    Tenant agrees that Lender, in making disbursements of the Loan, is under no obligation or duty to Tenant to see to the application of such Loan proceeds by any person. The application or use of such Loan proceeds for a purpose which may be contrary to an agreement or

EXHIBIT G

14961843v.6

understanding between Tenant and Landlord shall not invalidate or otherwise affect the subordination made pursuant to this Agreement.
10.    Notwithstanding anything to the contrary contained in this Agreement or the Lease, until the earlier to occur of (a) the full reconveyance of the Mortgage, and (b) a Foreclosure by Lender or the Lender Successor, all condemnation awards and insurance proceeds paid or payable with respect to the Premises or any other part of the Real Property shall be applied and paid (and, if applicable, disbursed) in accordance with the Mortgage.
11.    All notices, consents and other communications pursuant to the provisions of this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable commercial overnight carrier that provides a receipt, such as Federal Express or Airborne, and shall be deemed given when received or when delivery is refused. All notices shall be addressed as follows:

If to Lender:	Bank of China, Los Angeles Branch 444 South Flower Street, 39th Floor Los Angeles, California 90017 Attn: Jason Fu
With a copy to:	Seyfarth Shaw LLP 333 South Hope Street, 39th Floor Los Angeles, California 90071 Attn: Thomas J. Masenga
If to Tenant:	_______________________________ _______________________________ _______________________________ _______________________________

EXHIBIT G

14961843v.6

With a copy to:	_______________________________ _______________________________ _______________________________ _______________________________
If to Landlord:	Hines REIT One Wilshire LP c/o Hines Interests Limited Partnership 2800 Post Oak Boulevard Houston, Texas 77056 Attn: Janice Walker
With a copy to:	Bakers Botts LLP 2001 Ross Avenue Dallas, Texas 75201-2980 Attn: Jonathan W. Dunlay, Esq.

or to such other address as shall from time to time have been designated by written notice by such party to the other parties as herein provided.
12.    This Agreement shall be the whole and only agreement between Lender and Tenant with regard to the subordination of the Lease and the leasehold interest of Tenant thereunder to the lien or charge of the Mortgage in favor of Lender, and shall supersede and control any prior agreements as to any such subordination, including, but not limited to, any provisions contained in the Lease which provide for the subordination of the Lease and the leasehold interest of Tenant thereunder to a deed of trust or to a mortgage to be thereafter executed. This Agreement shall not be modified or amended and no provision herein shall be waived except in writing signed by the party against whom enforcement of any such modification or amendment is sought. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

EXHIBIT G

14961843v.6

13.    Tenant agrees that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement.
14.    In the event of a conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of this Agreement shall control as between Lender and Tenant; provided, however, except as provided for in Section 8 of this Agreement, as between Landlord and Tenant the provisions of the Lease shall control.
[END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGE]

EXHIBIT G

14961843v.6

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the day and year first above written.

Lender: BANK OF CHINA, LOS ANGELES BRANCH By: ___________________________________ Printed Name________________________ Title:_______________________________	Date: ________________________
Tenant: _________________________________________ By: ___________________________________ Printed Name________________________ Title:_______________________________	Date: ________________________

Landlord: HINES REIT ONE WILSHIRE LP, a Delaware limited partnership By: Hines REIT One Wilshire GP, LLC, a Delaware limited liability company By: Printed Name: Title:	Date: ________________________

EXHIBIT G

14961843v.6

[SIGNATURE PAGE TO SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT]

EXHIBIT G

14961843v.6

STATE OF CALIFORNIA
COUNTY OF LOS ANGELES
On ______________________, 20___, before me, ____________________________, a Notary Public, personally appeared ______________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose names is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature ________________________________
(Seal)

STATE OF CALIFORNIA
COUNTY OF LOS ANGELES
On ______________________, 20___, before me, ____________________________, a Notary Public, personally appeared ______________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose names is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature ________________________________
(Seal)

EXHIBIT G

14961843v.6

STATE OF CALIFORNIA
COUNTY OF LOS ANGELES
On ______________________, 20___, before me, ____________________________, a Notary Public, personally appeared ______________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose names is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature ________________________________
(Seal)

EXHIBIT G

14961843v.6